Exhibit 10.4.8

AMENDED AND RESTATED REVOLVING CREDIT

AND TERM LOAN AGREEMENT

DATED AS OF JULY 1, 2013

COMERICA BANK,

as Administrative Agent, Sole Lead Arranger and Sole Bookrunner,

REGIONS BANK,

as Syndication Agent,

and

RETAILMENOT, INC.,

and the other Borrowers named herein as Borrowers

i

6.	REPRESENTATIONS AND WARRANTIES	67
6.1	Corporate Authority	67
6.2	Due Authorization	67
6.3	Good Title; Leases; Assets; No Liens	67
6.4	Taxes	68
6.5	No Defaults	68
6.6	Enforceability of Agreement and Loan Documents	68
6.7	Compliance with Laws	68
6.8	Non-contravention	68
6.9	Litigation	69
6.10	Consents, Approvals and Filings, Etc	69
6.11	Agreements Affecting Financial Condition	69
6.12	No Investment Company or Margin Stock	69
6.13	ERISA	69
6.14	Conditions Affecting Business or Properties	70
6.15	Environmental and Safety Matters	70
6.16	Subsidiaries	70
6.17	Management Agreements	71
6.18	Material Contracts	71
6.19	Franchises, Patents, Copyrights, Tradenames, Etc	71
6.20	Capital Structure	71
6.21	Accuracy of Information	71
6.22	Solvency	72
6.23	Employee Matters	72
6.24	No Misrepresentation	72
6.25	Corporate Documents and Corporate Existence	72

7.	AFFIRMATIVE COVENANTS	73
7.1	Financial Statements	73
7.2	Certificates; Other Information	74
7.3	Payment of Obligations	75
7.4	Conduct of Business and Maintenance of Existence; Compliance with Laws	75
7.5	Maintenance of Property; Insurance	75
7.6	Inspection of Property; Books and Records, Discussions	76
7.7	Notices	77
7.8	Hazardous Material Laws	78
7.9	Financial Covenants	78
7.10	Governmental and Other Approvals	78
7.11	Compliance with ERISA; ERISA Notices	79
7.12	Defense of Collateral	79
7.13	Future Subsidiaries; Additional Collateral	79
7.14	Accounts	82
7.15	Use of Proceeds	82
7.16	Consent of Inbound Licensors	82
7.17	Domain Names	82
7.18	Further Assurances and Information	82
7.19	Collateral Access Agreements	83

8.	NEGATIVE COVENANTS	83
8.1	Limitation on Debt	83
8.2	Limitation on Liens	84
8.3	Acquisitions	85
8.4	Limitation on Mergers, Dissolution or Sale of Assets	85
8.5	Restricted Payments	86
8.6	Limitation on Capital Expenditures	87
8.7	Limitation on Investments, Loans and Advances	87
8.8	Transactions with Affiliates	88
8.9	Sale-Leaseback Transactions	89
8.10	Limitations on Other Restrictions	89
8.11	Prepayment of Debt	89
8.12	Amendment of Subordinated Debt Documents	89
8.13	Modification of Certain Agreements	89
8.14	Management Fees	89
8.15	Fiscal Year	89

9.	DEFAULTS	90
9.1	Events of Default	90
9.2	Exercise of Remedies	92
9.3	Rights Cumulative	92
9.4	Waiver by Borrowers of Certain Laws	93
9.5	Waiver of Defaults	93
9.6	Set Off	93

10.	PAYMENTS, RECOVERIES AND COLLECTIONS	94
10.1	Payment Procedure	94
10.2	Application of Proceeds of Collateral	95
10.3	Pro-rata Recovery	96
10.4	Treatment of a Defaulting Lender; Reallocation of Defaulting Lender’s Fronting Exposure	96

11.	CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS	98
11.1	Reimbursement of Prepayment Costs	98
11.2	Eurodollar Lending Office	99
11.3	Circumstances Affecting LIBOR Rate Availability	99
11.4	Laws Affecting LIBOR Rate Availability	99
11.5	Increased Cost of Advances Carried at the LIBOR Rate	100
11.6	Capital Adequacy and Other Increased Costs	101
11.7	Right of Lenders to Fund through Branches and Affiliates	101
11.8	Margin Adjustment	101
11.9	Delay in Requests	102

12.	AGENT	102
12.1	Appointment of the Agent	102
12.2	Deposit Account with the Agent or any Lender	103
12.3	Scope of the Agent’s Duties	103
12.4	Successor Agent	103
12.5	Credit Decisions	104
12.6	Authority of the Agent to Enforce This Agreement	104
12.7	Indemnification of the Agent	104
12.8	Knowledge of Default	105
12.9	The Agent’s Authorization; Action by Lenders	105
12.10	Enforcement Actions by the Agent	106
12.11	Collateral Matters	106
12.12	The Agents in their Individual Capacities	107
12.13	The Agent’s Fees	107
12.14	Documentation Agent or other Titles	107
12.15	Subordination Agreements	107
12.16	Indebtedness in respect of Lender Products and Hedging Agreements	107
12.17	No Reliance on the Agent’s Customer Identification Program	108

13.	MISCELLANEOUS	108
13.1	Accounting Principles	108
13.2	Consent to Jurisdiction	108
13.3	Governing Law	109
13.4	Interest	109
13.5	Closing Costs and Other Costs; Indemnification	110
13.6	Notices	112
13.7	Further Action	112
13.8	Successors and Assigns; Participations; Assignments	113
13.9	Counterparts	116
13.10	Amendment and Waiver	116
13.11	Confidentiality	120
13.12	Substitution or Removal of Lenders	120
13.13	Withholding Taxes	121
13.14	Taxes and Fees	123
13.15	WAIVER OF JURY TRIAL	123
13.16	USA Patriot Act Notice	123
13.17	Complete Agreement; Conflicts	123
13.18	Severability	124
13.19	Table of Contents and Headings; Section References	124
13.20	Construction of Certain Provisions	124
13.21	Independence of Covenants	124
13.22	Electronic Transmissions	124
13.23	Advertisements	125
13.24	Reliance on and Survival of Provisions	125
13.25	Joint and Several Liability	125
13.26	Amendment and Restatement	129

EXHIBITS:

A	FORM OF REVOLVING CREDIT NOTE
B	FORM OF SWING LINE NOTE
C	FORM OF TERM LOAN A NOTE
D	FORM OF TERM LOAN B NOTE
E	REQUEST FOR REVOLVING CREDIT ADVANCE
F	REQUEST FOR SWING LINE ADVANCE
G	FORM OF NOTICE OF ISSUANCE OF LETTER OF CREDIT
H	FORM OF TERM LOAN RATE REQUEST
I	FORM OF COVENANT COMPLIANCE REPORT
J	FORM OF SWING LINE PARTICIPATIONS CERTIFICATE
K	FORM OF ASSIGNMENT AGREEMENT
L	FORM OF GUARANTY

ANNEXES:

I	Applicable Margin Grid
II	Lenders’ Percentages
III	Notices

SCHEDULES:

1.1	Compliance Information
5.1(c)	Jurisdiction of Formation
5.2	Jurisdictions of Foreign Qualifications
6.3(b)	Leased Locations; Good Title; Liens
6.4	Taxes
6.7	Compliance With Laws
6.9	Litigation
6.10	Consents
6.13	ERISA
6.15	Environmental
6.16	Subsidiaries
6.17	Management Agreements
6.18	Material Contracts
6.19	Franchises, Patents, etc.
6.20	Capital Structure
6.23	Employment Matters
8.1	Existing Debt
8.2	Existing Liens
8.7	Investments
8.8	Transactions with Affiliates

v

AMENDED AND RESTATED REVOLVING CREDIT

AND TERM LOAN AGREEMENT

This Amended and Restated Revolving Credit and Term Loan Agreement (“Agreement”) is made as of the 1st day of July, 2013, by and among the financial institutions from time to time signatory hereto (individually a “Lender,” and any and all such financial institutions collectively the “Lenders”), Comerica Bank, as the Administrative Agent for the Lenders (in such capacity, the “Agent”), Sole Lead Arranger and Sole Bookrunner, Regions Bank, as Syndication Agent (in such capacity, the “Syndication Agent”), and RetailMeNot, Inc., formerly known as “Whale Shark Media, Inc.” (“RMN”), Spectrawide Acquisition Co., LLC, CSB Acquisition Co., LLC, CLTD Acquisition Co., LLC, Smallponds, LLC, Deals.com, LLC, WSM CV, LLC, and RNOT, LLC, formerly known as RetailMeNot, LLC, which in turn was formerly known as RMN Acquisition Co., LLC (each, individually a “Borrower,” and collectively the “Borrowers”).

RECITALS

A. The Borrowers, Agent and Lenders have previously executed that certain Term Loan Agreement dated as of November 24, 2010 (as the same has been amended, modified or restated from time to time, the “Prior Agreement”). The Borrowers have requested that the Agent and the Lenders restate the terms of the Prior Agreement and extend to them credit and letters of credit on the terms and conditions set forth herein.

B. The Lenders are prepared to extend such credit and letters of credit as aforesaid, but only on the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the covenants contained herein, the Borrowers, the Lenders, and the Agent agree as follows:

1. DEFINITIONS.

1.1 Certain Defined Terms. For the purposes of this Agreement the following terms will have the following meanings:

“2013 French Acquisition” shall mean the acquisition by RetailMeNot, France, S.A.S., a company organized under the laws of France, of all or substantially all of the Equity Interests of Abcyne SAS for an aggregate purchase price of approximately EUR 15,200,000 plus any amounts related to any post-closing adjustment for working capital.

“Account Control Agreement(s)” shall mean those certain account control agreements, or similar agreements that are delivered pursuant to Section 7.14 or otherwise, as the same may be amended, restated or otherwise modified from time to time.

“Account(s)” shall mean any account or account receivable as defined under the UCC, including without limitation, with respect to any Person, any right of such Person to payment for goods sold or leased or for services rendered.

“Advance(s)” shall mean, as the context may indicate, a borrowing requested by a Borrower and made by the Revolving Credit Lenders under Section 2.1, the Term Loan Lenders under Section 4.1, or the Swing Line Lender under Section 2.5, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3, 2.5 or 4.4, and any advance deemed to have been made in respect of a Letter of Credit under Section 3.6(c), and shall include, as applicable, a Eurodollar-based Advance and a Base Rate Advance.

“Affected Lender” is defined in Section 13.12.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling including but not limited to all directors and officers of such Person, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person for the purposes of this definition if such Person possesses, directly or indirectly, the power (a) to vote 10% or more of the Equity Interests having ordinary voting power for the election of directors or managers of such other Person or (b) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent” is defined in the preamble, and includes any successor agents appointed in accordance with Section 12.4.

“Agent’s Correspondent” shall mean for Eurodollar-based Advances, the Agent’s Grand Cayman Branch (or for the account of said branch office, at the Agent’s main office in Detroit, Michigan, United States).

“Applicable Fee Percentage” shall mean, as of any date of determination thereof, the applicable percentage used to calculate certain of the fees due and payable hereunder, determined by reference to the appropriate columns in the Applicable Margin Grid attached to this Agreement as Annex I.

“Applicable Interest Rate” shall mean, (a) with respect to each Revolving Credit Advance and Term Loan Advance, the Eurodollar-based Rate or the Base Rate, and (b) with respect to each Swing Line Advance, the Base Rate, in each case as selected by the Borrowers from time to time subject to the terms and conditions of this Agreement.

“Applicable Margin” shall mean, as of any date of determination thereof, the applicable interest rate margin, determined by reference to the appropriate columns in the Applicable Margin Grid attached to this Agreement as Annex I, such Applicable Margin to be adjusted solely as specified in Section 11.8.

“Asset Sale” shall mean the sale, transfer or other disposition by any Credit Party of any asset to any Person (other than to a Borrower or a Guarantor).

“Assignment Agreement” shall mean an Assignment Agreement substantially in the form of Exhibit K hereto or otherwise in form and substance satisfactory to the Agent.

“Authorized Signer” shall mean each person who has been authorized by a Borrower to execute and deliver any requests for Advances hereunder pursuant to a written authorization delivered to the Agent and whose signature card or incumbency certificate has been received by the Agent.

“Bankruptcy Code” shall mean Title 11 of the United States Code and the rules promulgated thereunder.

“Base Rate” shall mean for any day, that rate of interest which is equal to the sum of the Applicable Margin plus the greatest of (a) the Prime Rate for such day, (b) the Federal Funds Effective Rate in effect on such day, plus 1.0%, and (c) the Daily Adjusting LIBOR Rate plus 1.0%; provided, however, for purposes of determining the Base Rate during any period that LIBOR Rate is unavailable as determined under Sections 11.3 or 11.4, the Base Rate shall be determined using, for clause (c), the Daily Adjusting LIBOR Rate in effect immediately prior to the LIBOR Rate becoming unavailable pursuant to Sections 11.3 or 11.4.

“Base Rate Advance” shall mean an Advance which bears interest at the Base Rate.

“Borrower” and “Borrowers” is defined in the preamble to this Agreement.

“Borrowers’ Representative” shall mean, initially, RMN, or any other Borrower identified as the Borrowers’ Representative in a written notice delivered to the Agent and signed by all Borrowers.

“Business Day” shall mean any day other than a Saturday or a Sunday on which commercial banks are open for domestic and international business (including dealings in foreign exchange) in Detroit, Michigan, Austin, Texas and New York, New York, and in the case of a Business Day which relates to a Eurodollar-based Advance, on which dealings are carried on in the London interbank eurodollar market.

“Capital Expenditures” shall mean, for any period, with respect to any Person (without duplication), the aggregate of all expenditures incurred by such Person and its Subsidiaries during such period for the acquisition or leasing (pursuant to a Capitalized Lease) of fixed or capital assets or additions to equipment, plant and property that should be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries, but excluding expenditures made in connection with the Reinvestment of Insurance Proceeds, Condemnation Proceeds or the Net Cash Proceeds of Asset Sales.

“Capitalized Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) with respect to which the discounted present value of the rental obligations of such Person as lessee thereunder, in conformity with GAAP, is required to be capitalized on the balance sheet of that Person.

“Change in Law” shall mean the occurrence, after the Effective Date, of any of the following: (a) the adoption or introduction of, or any change in any applicable law, treaty, rule or regulation (whether domestic or foreign) now or hereafter in effect and whether or not applicable to any Lender or the Agent on such date, or (b) any change in interpretation, administration or implementation of any such law, treaty, rule or regulation by any Governmental Authority, or (c) the issuance, making or implementation by any Governmental Authority of any interpretation, administration, request, regulation, guideline, or directive (whether or not having the force of law), including any risk-based capital guidelines. For purposes of this definition, (i) a change in law, treaty, rule, regulation, interpretation, administration or implementation shall include, without limitation, any change made or which becomes effective on the basis of a law, treaty, rule, regulation, interpretation, administration or implementation then in force, the effective date of which change is delayed by the terms of such law, treaty, rule, regulation, interpretation, administration or implementation, (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) and all requests, rules, regulations, guidelines, interpretations or directives promulgated thereunder or issued in connection therewith shall be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or promulgated, and (iii) all requests, rules, guidelines or directives promulgated by any Lender or the Agent for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall each be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Change of Control” shall mean

(a) at any time prior to the creation of a Public Market, the existing stockholders and their respective Affiliates shall cease to own and control legally and beneficially (free and clear of all Liens), either directly or indirectly, equity securities in RMN representing more than 50% of the combined voting power of all of equity securities entitled to vote for members of the board of directors or equivalent governing body of RMN on a fully-diluted basis; or

(b) at any time after the creation of a Public Market, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the existing stockholders becomes the “beneficial owner” (as defined in Rules 13d 3 and 13d 5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of RMN entitled to vote for members of the board of directors or equivalent governing body of RMN on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(c) RMN ceasing to own, directly or indirectly, 100% of the outstanding Equity Interests of any other Borrower; or

(d) the occurrence of event or series of events that would trigger a violation of the any change of control or change in control provision in any of the Subordinated Debt Documents.

“Collateral” shall mean all property or rights in which a security interest, mortgage, lien or other encumbrance for the benefit of the Lenders is or has been granted or arises or has arisen, under or in connection with this Agreement, the other Loan Documents, or otherwise to secure the Indebtedness.

“Collateral Access Agreement” shall mean a Lessor’s Subordination Agreement or other agreement in form and substance satisfactory to the Agent in its reasonable discretion, pursuant to which a mortgagee or lessor of real property on which Collateral is stored or otherwise located, or a warehouseman, processor or other bailee of inventory or other property owned by any Credit Party, that acknowledges the Liens under the Collateral Documents and subordinates or waives any Liens held by such Person on such property and, includes such other agreements with respect to the Collateral as the Agent may require in its sole discretion, as the same may be amended, restated or otherwise modified from time to time.

“Collateral Documents” shall mean the Security Agreements, the Intellectual Property Security Agreement, the Collateral Access Agreements, and all other security documents (and any joinders thereto) executed by any Credit Party in favor of the Agent on or after the Effective Date, in connection with any of the foregoing collateral documents, in each case, as such collateral documents may be amended or otherwise modified from time to time.

“Comerica Bank” shall mean Comerica Bank, its successors or permitted assigns.

“Commitments” shall mean the Revolving Credit Aggregate Commitment.

“Condemnation Proceeds” shall mean the cash proceeds received by any Credit Party in respect of any condemnation proceeding net of reasonable fees and expenses (including without limitation attorneys’ fees and expenses) incurred in connection therewith.

“Consolidated” (or “consolidated”) or “Consolidating” (or “consolidating”) shall mean, when used with reference to any financial term in this Agreement, the aggregate for two or more Persons of the amounts signified by such term for all such Persons determined on a consolidated (or consolidating) basis in accordance with GAAP, applied on a consistent basis. Unless otherwise specified herein, “Consolidated” and “Consolidating” shall refer to RMN and its Subsidiaries, determined on a Consolidated or Consolidating basis.

“Consolidated Funded Debt” shall mean at any date the aggregate amount of all Funded Debt of RMN and its Subsidiaries at such date, determined on a Consolidated basis.

“Consolidated Funded Debt to EBITDA Ratio” shall mean, on a Consolidated basis, as of any date of determination, the ratio of Consolidated Funded Debt as of such date to EBITDA for the immediately preceding four fiscal quarter period.

“Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any material agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Covenant Compliance Report” shall mean the report to be furnished by the Borrowers to the Agent pursuant to Section 7.2(a), substantially in the form attached hereto as Exhibit I or otherwise in form and substance satisfactory to the Agent and certified by a Responsible Officer of the Borrowers’ Representative, in which report the Borrowers shall set forth the information specified therein and which shall include a statement of then applicable level for the Applicable Margin and Applicable Fee Percentages as specified in Annex I attached to this Agreement.

“Credit Parties” shall mean the Borrowers and their respective Domestic Subsidiaries, and “Credit Party” shall mean any one of them, as the context indicates or otherwise requires.

“Daily Adjusting LIBOR Rate” shall mean for any day a per annum interest rate which is equal to the quotient of the following:

(a) the LIBOR Rate;

divided by

(b) a percentage (expressed as a decimal) equal to 1.00 minus the maximum rate on such date at which the Agent is required to maintain reserves on “Euro-currency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as the Agent is required to maintain reserves against a category of liabilities which includes eurodollar deposits or includes a category of assets which includes eurodollar loans, the rate at which such reserves are required to be maintained on such category.

such sum to be rounded upward, if necessary, in the discretion of the Agent, to the seventh decimal place.

“Debt” shall mean as to any Person, without duplication (a) all Funded Debt of a Person, (b) all Guarantee Obligations of such Person, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all indebtedness of such Person arising in connection with any Hedging Transaction entered into by such Person, (e) all recourse Debt of any partnership of which such Person is the general partner, and (f) any Off Balance Sheet Liabilities.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any event that with the giving of notice or the passage of time, or both, would constitute an Event of Default under this Agreement.

“Defaulting Lender” shall mean any Lender that (a) has failed to (i) fund all or any portion of its Advances within two Business Days of the date such Advances were required to be funded hereunder unless such Lender notifies the Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, any Issuing Lender, any Swing Line Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Line Advances) within two Business Days of the date when due, (b) has notified the Borrowers, the Agent, any Issuing Lender or Swing Line Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) has not been satisfied), (c) has failed, within three Business Days after written request by the Agent or the Borrowers, to confirm in writing to the Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrowers, each Issuing Lender, each Swing Line Lender and each Lender.

“Distribution” is defined in Section 8.5.

“Dollars” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary of a Borrower incorporated or organized under the laws of the United States of America, or any state or other political subdivision thereof or which is considered to be a “disregarded entity” for United States federal income tax purposes and which is not a “controlled foreign corporation” as defined under Section 957 of the Internal Revenue Code, in each case provided such Subsidiary is owned by such Borrower or a Domestic Subsidiary of such Borrower, and “Domestic Subsidiaries” shall mean any or all of them.

“EBITDA” shall mean, for any period and determined on a Consolidated basis for RMN and its Subsidiaries, Net Income for such period plus, without duplication and only to the extent reflected as a charge or reduction in the statement of such Net Income for such period, the sum of (a) Income Tax expense, (b) interest expense, (c) depreciation and amortization expense, (d) non-cash stock compensation expenses, (e) any non-recurring, one-time expenses related to Permitted Domestic Acquisitions or Permitted Foreign Acquisitions funded as described in Section 8.7(d)(iii) so long as all such expenses do not exceed $5,000,000 in the aggregate, (f) fees and expenses incurred in connection with the consummation of this Agreement and the other Loan Documents, including without limitation, legal fees, in an aggregate amount not to exceed $1,500,000.00, and (g) subject to the approval of the Majority Lenders, which may be granted or withheld in their sole discretion, any extraordinary, unusual or non-cash non-recurring expenses or losses together with a deduction of any extraordinary, unusual or non-cash non-recurring gains.

“Effective Date” shall mean the date on which all the conditions precedent set forth in Sections 5.1 and 5.2 have been satisfied.

“Electronic Transmission” shall mean each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail or E-Fax, or otherwise to or from an E-System or other equivalent service.

“Eligible Assignee” shall mean (a) a Lender; (b) an Affiliate of a Lender; (c) any Person (other than a natural person) that is or will be engaged in the business of making, purchasing, holding or otherwise investing in commercial loans or similar extensions of credit in the ordinary course of its business, provided that such Person is administered or managed by a Lender, an Affiliate of a Lender or an entity or Affiliate of an entity that administers or manages a Lender; or (d) any other Person (other than a natural person) approved by (i) the Agent (and in the case of an assignment of a commitment under the Revolving Credit, the Issuing Lender and Swing Line Lender), and (ii) unless an Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed), provided that the Borrowers shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Agent within five Business Days after having received notice thereof; provided further that (x) notwithstanding the foregoing, “Eligible Assignee” shall not include (A) the Borrowers, or any of the Borrower’s Affiliates or Subsidiaries or (B) any direct or indirect competitor of any Borrower or its Subsidiaries, it being agreed that an assignment to any Person (other than a natural person) who is not engaged in any of the Borrowers’ businesses conducted as of the Effective Date as its primary business will not be deemed a competitor for purposes of this clause (B); and (y) no assignment shall be made to a Defaulting Lender (or any Person who would be a Defaulting Lender if such Person was a Lender hereunder) without the consent of the Agent, and in the case of an assignment of a commitment under the Revolving Credit, the Issuing Lender and the Swing Line Lender.

“Equity Interest” shall mean (a) in the case of any corporation, all capital stock and any securities exchangeable for or convertible into capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents of corporate stock (however designated) in or to such association or entity, (c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and (d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distribution of assets of, the issuing Person, and including, in all of the foregoing cases described in clauses (a), (b), (c) or (d), any warrants, rights or other options to purchase or otherwise acquire any of the interests described in any of the foregoing cases.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, or any successor act or code and the regulations in effect from time to time thereunder.

“E-System” shall mean any electronic system and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Agent, any of its Affiliates or any other Person, providing for access to data protected by passcodes or other security system.

“Eurodollar-based Advance” shall mean any Advance which bears interest at the Eurodollar-based Rate.

“Eurodollar-based Rate” shall mean a per annum interest rate which is equal to the sum of the Applicable Margin, plus the quotient of:

(a) the LIBOR Rate, divided by

(b) a percentage equal to 100% minus the maximum rate on such date at which the Agent is required to maintain reserves on “Eurocurrency Liabilities” as defined in and pursuant to Regulation D of the Board of Governors of the Federal Reserve System or, if such regulation or definition is modified, and as long as the Agent is required to maintain reserves against a category of liabilities which includes eurocurrency deposits or includes a category of assets which includes eurocurrency loans, the rate at which such reserves are required to be maintained on such category, such sum to be rounded upward, if necessary, in the discretion of the Agent, to the seventh decimal place.

“Eurodollar-Interest Period” shall mean, for any Eurodollar-based Advance, an Interest Period of one, two, or three months (or any shorter or longer periods agreed to in advance by the Borrowers, the Agent and the Lenders) as selected by the Borrowers, for such Eurodollar-based Advance pursuant to Section 2.3 or 4.4, as the case may be; provided, however that the Borrowers may only select one month Interest Periods (unless the Agent otherwise consents) until the Agent has completed a successful syndication of the credit facilities hereunder, as determined in accordance with the Fee Letter, or the Agent has otherwise consented.

“Eurodollar Lending Office” shall mean, (a) with respect to the Agent, the Agent’s office located at its Grand Caymans Branch or such other branch of the Agent, domestic or foreign, as it may hereafter designate as its Eurodollar Lending Office by written notice to the Borrowers and the Lenders and (b) as to each of the Lenders, its office, branch or affiliate located at its address set forth on the signature pages hereof (or identified thereon as its Eurodollar Lending Office), or at such other office, branch or affiliate of such Lender as it may hereafter designate as its Eurodollar Lending Office by written notice to the Borrowers and the Agent.

“Event of Default” shall mean each of the Events of Default specified in Section 9.1.

“Excluded Assets” shall mean any license or contract rights to the extent (a) the granting of a security interest in it would be prohibited by applicable law or (b) that such rights are nonassignable by their terms, to the extent that such nonassignability is enforceable under applicable law, including under the Uniform Commercial Code.

“Excluded Taxes” shall mean, with respect to any Lender or the Agent, (a) taxes measured by net income (including branch profit taxes) and franchise taxes imposed in lieu of net income taxes, in each case imposed on any Lender or the Agent as a result of a present or former connection between such Lender or the Agent and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Lender or the Agent having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document); (b) in the case of any Non-U.S. Lender, any U.S. withholding taxes to the extent that the obligation to withhold amounts existed on the date that such Person became a “Lender” under this Agreement in the capacity under which such Person makes a claim under Section 10.1(d) or designates a new lending office, except in each case to the extent such Person is a direct or indirect assignee of any other Lender that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 10.1(d); (c) backup withholding or other withholding taxes that are directly attributable to the failure by any Lender to deliver the documentation required to be delivered pursuant to Section 13.13; and (d) in the case of a Non-U.S. Lender, any United States federal withholding taxes imposed on amounts payable to such Non-U.S. Lender as a result of such Non-U.S. Lender’s failure to comply with the applicable requirements set forth in FATCA after December 31, 2012.

“FATCA” shall mean sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement, and the United States Treasury Regulations promulgated thereunder (or any amended or successor provisions substantively comparable and not materially more onerous to comply with).

“Federal Funds Effective Rate” shall mean, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by the Agent, all as conclusively determined by the Agent, such sum to be rounded upward, if necessary, in the discretion of the Agent, to the nearest whole multiple of 1/100th of 1%.

“Fee Letter” shall mean the fee letter by and among Borrowers and Comerica Bank dated April 29, 2013 relating to the Indebtedness hereunder, as amended, restated, replaced or otherwise modified from time to time.

“Fees” shall mean the Revolving Credit Facility Fee, the Letter of Credit Fees and the other fees and charges (including any agency fees) payable by the Borrowers to the Lenders, the Issuing Lender or the Agent hereunder or under the Fee Letter.

“Fiscal Year” shall mean the 12-month period ending on each December 31.

“Fixed Charge Coverage Ratio” shall mean, at any time of determination and determined on a Consolidated basis for RMN and its Subsidiaries, without duplication, the ratio of (a) EBITDA for the immediately preceding 12 months, minus the sum of cash non-financed Capital Expenditures, cash investor management fees, increases in capitalized software, and cash taxes, in each case for the same period, to (b) the sum of (i) current maturities of Consolidated Funded Debt, plus (ii) the product of the interest expense for the fiscal quarter most recently ended, multiplied by four.

“Foreign Subsidiary” shall mean any Subsidiary, other than a Domestic Subsidiary, and “Foreign Subsidiaries” shall mean any or all of them, including without limitation, WSM COOP, LLC.

“Fronting Exposure” shall mean, at any time there is an Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender, and (b) with respect to the Swing Line Lender, such Defaulting Lender’s Percentage of outstanding Swing Line Advances made by the Swing Line Lender.

“Funded Debt” of any Person shall mean without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services as of such date (other than operating leases and trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices) or which is evidenced by a note, bond, debenture or similar instrument, (b) the principal component of all obligations of such Person under Capitalized Leases, (c) all reimbursement obligations (actual, contingent or otherwise) of such Person in respect of letters of credit, bankers acceptances or similar obligations issued or created for the account of such Person, (d) all liabilities of the type described in clauses (a), (b) and (c) above that are secured by any Liens on any property owned by such Person as of such date even though such Person has not assumed or otherwise become liable for the payment thereof, the amount of which is determined in accordance with GAAP; provided however that so long as such Person is not personally liable for any such liability, the amount of such liability shall be deemed to be the lesser of the fair market value at such date of the property subject to the Lien securing such liability and the amount of the liability secured, and (e) all Guarantee Obligations in respect of any liability which constitutes Funded Debt; provided, however that Funded Debt shall not include any indebtedness under any Hedging Transaction prior to the occurrence of a termination event with respect thereto and not include any intercompany debt among Borrowers and their wholly-owned Subsidiaries.

“GAAP” shall mean, as of any applicable date of determination, generally accepted accounting principles in the United States of America, as applicable on such date, consistently applied, as in effect on the Effective Date.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including without limitation any supranational bodies such as the European Union or the European Central Bank) and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Governmental Obligations” shall mean noncallable direct general obligations of the United States of America or any agency or instrumentality thereof or obligations the payment of principal of and interest on which is unconditionally guaranteed or insured by the United States of America or any agency or instrumentality thereof.

“Guarantee Obligation” shall mean as to any Person (the “guaranteeing person”) any obligation of the guaranteeing Person in respect of any obligation of another Person (the “primary obligor”) (including, without limitation, any bank under any letter of credit), the creation of which was induced by a reimbursement agreement, guaranty agreement, keepwell agreement, purchase agreement, counterindemnity or similar obligation issued by the guaranteeing person, in either case guaranteeing or in effect guaranteeing any Debt, leases, dividends or other obligations (the “primary obligations”) of the primary obligor in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (x) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (y) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the applicable Person in good faith.

“Guarantor(s)” shall mean (a) each Subsidiary of a Borrower which has executed and delivered to the Agent a Guaranty (or a joinder to a Guaranty), and a Security Agreement (or a joinder to the Security Agreement), and (b) each Person who from time to time guarantees payment of any portion of the Indebtedness.

“Guaranty” shall mean, collectively, the guaranty agreements executed and delivered by the applicable Guarantors on the Effective Date pursuant to Section 5.1 and those guaranty agreements executed and delivered from time to time after the Effective Date (whether by execution of joinder agreements or otherwise) pursuant to Section 7.13 or otherwise, in each case in substantially the form of Exhibit L attached hereto or otherwise in form and substance satisfactory to the Agent, as amended, restated or otherwise modified from time to time.

“Hazardous Material” shall mean any hazardous or toxic waste, substance or material defined or regulated as such in or for purposes of the Hazardous Material Laws.

“Hazardous Material Law(s)” shall mean all laws, codes, ordinances, rules, regulations and other governmental restrictions and requirements issued by any federal, state, local or other governmental or quasi-governmental authority or body (or any agency, instrumentality or political subdivision thereof) pertaining to any substance or material which is regulated for reasons of health, safety or the environment and which is present or alleged to be present on or about or used in any facilities owned, leased or operated by any Credit Party, or any portion thereof including, without limitation, those relating to soil, surface, subsurface ground water conditions and the condition of the indoor and outdoor ambient air; any so-called “superfund” or “superlien” law; and any other United States federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability or standards of conduct concerning, any Hazardous Material, as now or at any time during the term of the Agreement in effect.

“Hedging Agreement” shall mean any agreement relating to a Hedging Transaction entered into between the Borrowers and any Lender or an Affiliate of a Lender.

“Hedging Transaction” means each interest rate swap transaction, basis swap transaction, forward rate transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing).

“Hereof”, “hereto”, “hereunder” and similar terms shall refer to this Agreement and not to any particular paragraph or provision of this Agreement.

“Income Taxes” shall mean for any period the aggregate amount of taxes based on income or profits for such period with respect to the operations of RMN and its Subsidiaries (including, without limitation, all corporate franchise, capital stock, net worth and value-added taxes assessed by state and local governments) determined in accordance with GAAP on a Consolidated basis (to the extent such income and profits were included in computing Consolidated Net Income).

“Indebtedness” shall mean all indebtedness and liabilities (including without limitation principal, interest (including without limitation interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after an applicable maturity date and interest accruing at the then applicable rate provided in this Agreement or any other applicable Loan Document after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Credit Parties whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, expenses and other charges) arising under this Agreement or any of the other Loan Documents, whether direct or indirect, absolute or contingent, of any Credit Party to any of the Lenders or Affiliates thereof or to the Agent, in any manner and at any time, whether arising under this Agreement, any Guaranty or any of the other Loan Documents (including without limitation, payment obligations under Hedging Transactions evidenced by Hedging Agreements), due or hereafter to become due, now owing or that may hereafter be incurred by any Credit Party to any of the Lenders or Affiliates thereof or to the Agent under this Agreement or any of the other Loan Documents, and which shall be deemed to include protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of any Loan Document and any liabilities of any Credit Party to the Agent, any Lender or Affiliates thereof arising in connection with any Lender Products, in each case whether or not reduced to judgment, with interest according to the rates and terms specified, and any and all consolidations, amendments, renewals, replacements, substitutions or extensions of any of the foregoing; provided, however that for purposes of calculating the Indebtedness outstanding under this Agreement or any of the other Loan Documents, the direct and indirect and absolute and contingent obligations of the Credit Parties (whether direct or contingent) shall be determined without duplication.

“Insurance Proceeds” shall mean the cash proceeds received by any Credit Party from any insurer in respect of any damage or destruction of any property or asset net of reasonable fees and expenses (including without limitation attorneys’ fees and expenses) incurred solely in connection with the recovery thereof.

“Intellectual Property Security Agreement” shall mean the Intellectual Property Security Agreement executed by the Credit Parties in favor of the Agent for the benefit of the Lenders and in form and substance satisfactory to the Agent.

“Intercompany Note” shall mean any promissory note issued or to be issued by any Credit Party to evidence an intercompany loan in form and substance reasonably satisfactory to the Agent.

“Interest Period” shall mean with respect to a Eurodollar-based Advance, a Eurodollar-Interest Period, commencing on the day a Eurodollar-based Advance is made, or on the effective date of an election of the Eurodollar-based Rate made under Section 2.3 or 4.4; provided, however that (a) any Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day, except that as to an Interest Period in respect of a Eurodollar-based Advance, if the next succeeding Business Day falls in another calendar month, such Interest Period shall end on the next preceding Business Day, (b) when an Interest Period in respect of a Eurodollar-based Advance begins on a day which has no numerically corresponding day in the calendar month during which such Interest Period is to end, it shall end on the last Business Day of such calendar month, and (c) no Interest Period in respect of any Advance shall extend beyond the Revolving Credit Maturity Date, the Term Loan A Maturity Date or the Term Loan B Maturity Date, as applicable.

“Internal Revenue Code” shall mean the Internal Revenue Code of 1986 of the United States of America, as amended from time to time, and the regulations promulgated thereunder.

“Inventory” shall mean any inventory as defined under the UCC.

“Investment” shall mean, when used with respect to any Person, (a) any loan, investment or advance made by such Person to any other Person (including, without limitation, any Guarantee Obligation) in respect of any Equity Interest, Debt, obligation or liability of such other Person and (b) any other investment made by such Person (however acquired) in Equity Interests in any other Person, including, without limitation, any investment made in exchange for the issuance of Equity Interest of such Person and any investment made as a capital contribution to such other Person.

“IPO” shall mean the initial public offering of the Equity Interests of RMN registered with the Securities Exchange Commission under the Securities Exchange Act of 1934, as amended and in effect from time to time.

“Issuing Lender” shall mean Comerica Bank in its capacity as issuer of one or more Letters of Credit hereunder, or another Lender designated as its successor by the Borrowers and the Revolving Credit Lenders.

“Issuing Office” shall mean such office as Issuing Lender shall designate as its Issuing Office.

“Lender Products” shall mean any one or more of the following types of services or facilities extended to the Credit Parties by any Lender: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) Automated Clearing House (ACH) transactions, (f) cash management, including controlled disbursement services, and (g) establishing and maintaining deposit accounts.

“Lenders” shall have the meaning set forth in the preamble, and shall include the Revolving Credit Lenders, the Term Loan Lenders, the Swing Line Lender and any assignee which becomes a Lender pursuant to Section 13.8 hereof.

“Lessor’s Subordination Agreement” shall mean a lessor’s subordination or other similar agreement, all in form and substance satisfactory to the Agent.

“Letter of Credit Agreement” shall mean, collectively, the letter of credit application and related documentation executed and/or delivered by the Borrowers in respect of each Letter of Credit, in each case satisfactory to the Issuing Lender, as amended, restated or otherwise modified from time to time.

“Letter of Credit Documents” is defined in Section 3.7(a).

“Letter of Credit Fees” shall mean the fees payable in connection with Letters of Credit pursuant to Sections 3.4(a) and (b).

“Letter of Credit Maximum Amount” shall mean Two Million Five Hundred Thousand Dollars ($2,500,000).

“Letter of Credit Obligations” shall mean at any date of determination, the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, and (b) the aggregate amount of Reimbursement Obligations which remain unpaid as of such date.

“Letter of Credit Payment” shall mean any amount paid or required to be paid by the Issuing Lender in its capacity hereunder as issuer of a Letter of Credit as a result of a draft or other demand for payment under any Letter of Credit.

“Letter(s) of Credit” shall mean any standby letters of credit issued by Issuing Lender at the request of or for the account of the Borrowers pursuant to Article 3 hereof.

“LIBOR Rate” shall mean,

(a) with respect to the principal amount of any Eurodollar-based Advance outstanding hereunder, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to the relevant Eurodollar-Interest Period, commencing on the first day of such Eurodollar-Interest Period, appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical), two Business Days prior to the first day of such Eurodollar-Interest Period. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying LIBOR rates as may be agreed upon by the Agent and the Borrowers’ Representative, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average (rounded upward, if necessary, to the nearest 1/16%) of the rate at which the Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical), two Business Days prior to the first day of such Eurodollar-Interest Period in the interbank LIBOR market in an amount comparable to the principal amount of the relevant Eurodollar-based Advance which is to bear interest at such Eurodollar-based Rate and for a period equal to the relevant Eurodollar-Interest Period; and

(b) with respect to the principal amount of any Advance carried at the Daily Adjusting LIBOR Rate outstanding hereunder, the per annum rate of interest determined on the basis of the rate for deposits in United States Dollars for a period equal to one month appearing on Page BBAM of the Bloomberg Financial Markets Information Service as of 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical) on such day, or if such day is not a Business Day, on the immediately preceding Business Day. In the event that such rate does not appear on Page BBAM of the Bloomberg Financial Markets Information Service (or otherwise on such Service), the “LIBOR Rate” shall be determined by reference to such other publicly available service for displaying eurodollar rates as may be agreed upon by the Agent and the Borrowers’ Representative, or, in the absence of such agreement, the “LIBOR Rate” shall, instead, be the per annum rate equal to the average of the rate at which the Agent is offered dollar deposits at or about 11:00 a.m. (Detroit, Michigan time) (or soon thereafter as practical) on such day in the interbank eurodollar market in an amount comparable to the principal amount of the Indebtedness hereunder which is to bear interest at such “LIBOR Rate” and for a period equal to one month.

“Lien” shall mean any security interest in or lien on or against any property arising from any pledge, assignment, hypothecation, mortgage, security interest, deposit arrangement, trust receipt, conditional sale or title retaining contract, sale and leaseback transaction, Capitalized Lease, consignment or bailment for security, or any other type of lien, charge, encumbrance, title exception, preferential or priority arrangement affecting property (including with respect to stock, any stockholder agreements, voting rights agreements, buy-back agreements and all similar arrangements), whether based on common law or statute.

“Loan Documents” shall mean, collectively, this Agreement, the Notes (if issued), the Letter of Credit Agreements, the Letters of Credit, any Guaranty, any Subordination Agreements, the Collateral Documents, each Hedging Agreement, and any other documents, certificates or agreements that are executed and required to be delivered pursuant to any of the foregoing documents, as such documents may be amended, restated or otherwise modified from time to time.

“Majority Lenders” shall mean at any time, either of the following:

(a) the Lenders (i) who comprise at least half of the total Lenders in number and (ii) are holding more than 51% of the sum of (x) the Revolving Credit Aggregate Commitment (or, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount outstanding under the Revolving Credit), plus (y) the aggregate principal amount then outstanding under the Term Loans; provided that, for purposes of determining Majority Lenders hereunder, the Letter of Credit Obligations and principal amount outstanding under the Swing Line shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages; or

(b) the Super-Majority Lenders;

provided, however, that (A) if the total number of Lenders is less than six but more than two, then the requirement in clause (a) above shall no longer be applicable and (B) so long as there are fewer than three Lenders, considering any Lender and its Affiliates as a single Lender, “Majority Lenders” shall mean all Lenders. The Commitments of, and portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Lenders”; provided that the amount of any participation in any Swing Line Advance and any Letter of Credit Obligations that a Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or Issuing Lender, as the case may be, in making a determination under this definition.

“Majority Revolving Credit Lenders” shall mean at any time, either of the following:

(a) the Revolving Credit Lenders (i) who comprise at least half of the total Revolving Credit Lenders in number and (ii) are holding more than 51% of the Revolving Credit Aggregate Commitment (or, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount then outstanding under the Revolving Credit); provided that, for purposes of determining Majority Revolving Credit Lenders hereunder, the Letter of Credit Obligations and principal amount outstanding under the Swing Line shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages; or

(b) the Super-Majority Revolving Credit Lenders;

provided, however, that (A) if the total number of Revolving Credit Lenders is less than six but more than two, then the requirement in clause (a) above shall no longer be applicable and (B) so long as there are fewer than three Revolving Credit Lenders, considering any Revolving Credit Lender and its Affiliates as a single Revolving Credit Lender, “Majority Revolving Credit Lenders” shall mean all Revolving Credit Lenders. The Commitments of, and portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Revolving Credit Lenders”; provided that the amount of any participation in any Swing Line Advance and any Letter of Credit Obligations that a Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or Issuing Lender, as the case may be, in making a determination under this definition.

“Majority Term Loan A Lenders” shall mean at any time, either of the following:

(a) Term Loan A Lenders (i) who comprise at least half of the total Term Loan A Lenders in number and (ii) are holding more than 51% of the aggregate principal amount then outstanding under Term Loan A; or

(b) the Super-Majority Term Loan A Lenders;

provided, however, that (A) if the total number of Term Loan A Lenders is less than six but more than two, then the requirement in clause (a) above shall no longer be applicable and (B) so long as there are fewer than three Term Loan A Lenders, considering any Term Loan A Lender and its Affiliates as a single Term Loan A Lender, “Majority Term Loan A Lenders” shall mean all Term Loan A Lenders. The portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Term Loan A Lenders”.

“Majority Term Loan B Lenders” shall mean at any time, either of the following:

(a) Term Loan B Lenders (i) who comprise at least half of the total Term Loan B Lenders in number and (ii) are holding more than 51% of the aggregate principal amount then outstanding under Term Loan B; or

(b) the Super-Majority Term Loan B Lenders;

provided, however, that (A) if the total number of Term Loan B Lenders is less than six but more than two, then the requirement in clause (a) above shall no longer be applicable and (B) so long as there are fewer than three Term Loan B Lenders, considering any Term Loan B Lender and its Affiliates as a single Term Loan B Lender, “Majority Term Loan B Lenders” shall mean all Term Loan B Lenders. The portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Majority Term Loan B Lenders”.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, operations or properties of the Credit Parties taken as a whole, (b) the ability of any Credit Party to perform its obligations under this Agreement, the Notes (if issued) or any other Loan Document to which it is a party, or (c) the validity or enforceability of this Agreement, any of the Notes (if issued) or any of the other Loan Documents or the rights or remedies of the Agent or the Lenders hereunder or thereunder.

“Material Contract” shall mean (i) each agreement or contract to which any Credit Party is a party or in respect of which any Credit Party has any liability, that by its terms (without reference to any indemnity or reimbursement provision therein) provides for aggregate future guaranteed payments in respect of any such individual agreement or contract of at least $2,500,000 and (ii) any other agreement or contract the loss of which would be reasonably likely to result in a Material Adverse Effect; provided that Material Contracts shall not be deemed to include any Pension Plans, collective bargaining agreements, or casualty or liability or other insurance policies maintained in the ordinary course of business.

“Multiemployer Plan” shall mean a Pension Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds” shall mean the aggregate cash payments received by any Credit Party from any Asset Sale, the issuance of Equity Interests or the issuance of Subordinated Debt, as the case may be, net of the ordinary and customary direct costs and expenses incurred in connection with such sale or issuance, as the case may be, such as legal, accounting and investment banking fees, sales commissions, and other third party charges, and net of property taxes, transfer taxes and any other taxes paid or payable by such Credit Party in respect of any sale or issuance.

“Net Income” the net income (or loss) of a Person for any applicable period of determination, determined in accordance with GAAP, but excluding, in any event any gains or losses on the sale or other disposition, not in the ordinary course of business, of investments or fixed or capital assets, and any taxes on the excluded gains and any tax deductions or credits on account of any excluded losses.

“Non-Defaulting Lender” shall mean any Lender that is not, as of the date of relevance, a Defaulting Lender.

“Non-U.S. Lender” is defined in Section 13.13.

“Notes” shall mean the Revolving Credit Notes, the Swing Line Note and the Term Loan Notes.

“Off Balance Sheet Liability(ies)” of a Person shall mean (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivables sold by such Person, (b) any liability under any sale and leaseback transaction which is not a Capitalized Lease, (c) any liability under any so-called “synthetic lease” transaction entered into by such Person, or (d) any obligation arising with respect to any other transaction which is the functional equivalent of Debt or any of the liabilities set forth in clauses (a)-(c) of this definition, but which does not constitute a liability on the balance sheets of such Person.

“Participant Register” is defined in Section 13.8(f).

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” shall mean any plan established and maintained by a Credit Party, or contributed to by a Credit Party, which is qualified under Section 401(a) of the Internal Revenue Code and subject to the minimum funding standards of Section 412 of the Internal Revenue Code.

“Percentage” shall mean, as applicable, the Revolving Credit Percentage, the Term Loan A Percentage, the Term Loan B Percentage or the Weighted Percentage.

“Permitted Domestic Acquisition” shall mean any acquisition by any Borrower or any Guarantor of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or any Equity Interests of another Person which satisfies and/or is conducted in accordance with the following requirements:

(a) Such acquisition is of a business or Person engaged in a line of business which is compatible with, or complementary to, the business of such Borrower or such Guarantor;

(b) If such acquisition is structured as an acquisition of the Equity Interests of any Person, then the Person so acquired shall (i) become a wholly-owned direct Subsidiary of a Borrower or of a Guarantor and the applicable Borrower or the applicable Guarantor shall cause such acquired Person to comply with Section 7.13 or (ii) provided that the Credit Parties continue to comply with Section 7.4(a), be merged with and into such Borrower or such Guarantor (and, in the case of a Borrower, with such Borrower being the surviving entity);

(c) If such acquisition is structured as the acquisition of assets, such assets shall be acquired directly by a Borrower or any of them or a Guarantor (subject to compliance with Section 7.4(a));

(d) The applicable Borrower shall have delivered to the Agent not less than 10 (or such shorter period of time agreed to by the Agent) nor more than 90 days prior to the date of such acquisition, each of the following: (i) notice of such acquisition, copies of all material documents relating to such acquisition (including the acquisition agreement and any related document), historical financial information (including income statements, balance sheets and cash flows) covering at least three complete Fiscal Years of the acquisition target, if available, prior to the effective date of the acquisition or the entire credit history of the acquisition target, whichever period is shorter, and a covenant compliance report demonstrating pro forma compliance with the covenants in Section 7.9 after giving effect to such acquisition for the next succeeding four fiscal quarters, in each case in form and substance reasonably satisfactory to the Agent and (ii) if the total consideration to be paid or incurred in connection with such proposed new acquisition is greater than $15,000,000, ProForma Projected Financial Information and a quality of earnings report prepared by a third party acceptable to the Agent, in each case in form and substance reasonably satisfactory to the Agent;

(e) Both immediately before and after the consummation of such acquisition (and after giving effect to the covenant compliance report described in clause (d)(i) above and, if the total consideration to be paid or incurred in connection with such proposed new acquisition is greater than $15,000,000, after giving effect to the Pro Forma Projected Financial Information), no Default or Event of Default shall have occurred and be continuing;

(f) The Agent shall have received satisfactory evidence showing that the business or Person being acquired has positive EBITDA (determined in accordance with GAAP and as shown on a quality of earnings report, if applicable in accordance with clause (d) above, to be the Net Income of such business or Person being acquired for the 12-month period then ended plus, without duplication and only to the extent reflected as a charge or reduction in the statement of such Net Income for such period, the sum of (i) income tax expense, (ii) interest expense, (iii) depreciation and amortization expense, (iv) non-cash stock compensation expenses, and (v) subject to the approval of the Majority Lenders, which may be granted or withheld in their sole discretion, any extraordinary, unusual or non-cash non-recurring expenses or losses, determined on a consolidated basis for the business or Person being acquired);

(g) The board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the Equity Interests being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved and none of the board of directors (or other Person(s) exercising similar functions) of any Borrower shall have disapproved of such transaction or recommended that such transaction be disapproved;

(h) All governmental, quasi-governmental, agency, regulatory or similar licenses, authorizations, exemptions, qualifications, consents and approvals necessary under any laws applicable to such Borrower or such Guarantor making the acquisition, or the acquisition target (if applicable) for or in connection with the proposed acquisition and all necessary non-governmental and other third-party approvals which, in each case, are material to such acquisition shall have been obtained, and all necessary or appropriate declarations, registrations or other filings with any court, governmental or regulatory authority, securities exchange or any other Person, which in each case, are material to the consummation of such acquisition or to the acquisition target, if applicable, have been made, and evidence thereof reasonably satisfactory in form and substance to the Agent shall have been delivered, or caused to have been delivered, by such Borrower to the Agent;

(i) There shall be no actions, suits or proceedings pending or, to the knowledge of any Credit Party threatened against or affecting the acquisition target in any court or before or by any governmental department, agency or instrumentality, which could reasonably be expected to be decided adversely to the acquisition target and which, if decided adversely, could reasonably be expected to have a material adverse effect on the business, operations, properties or financial condition of the acquisition target and its subsidiaries (taken as a whole) or would materially adversely affect the ability of the acquisition target to enter into or perform its obligations in connection with the proposed acquisition, nor shall there be any actions, suits, or proceedings pending, or to the knowledge of any Credit Party threatened in writing against the Credit Party that is making the acquisition which would materially adversely affect the ability of such Credit Party to enter into or perform its obligations in connection with the proposed acquisition;

(j) The purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or required to be paid or incurred, with respect thereto, including without limitation, any earn-out payments and the amount of Debt (such Debt being otherwise permitted under this Agreement) assumed or to which such assets, businesses or business or Equity Interests, or any Person so acquired is subject and including any portion of the purchase price allocated to any non-compete agreements, when added to the purchase price for each other acquisition consummated hereunder as a Permitted Domestic Acquisition during the term of this Agreement (not including acquisitions specifically consented to which fall outside the terms of this definition), does not exceed an amount equal to (i) $115,000,000, minus (ii) the sum of all intercompany loans in accordance with Section 8.7(d)(iii) to finance Permitted Foreign Acquisitions; and

(k) Immediately after the consummation of such proposed new acquisition, the Borrowers have at least $20,000,000 of unrestricted cash on deposit in one or more accounts maintained with Comerica Bank and located in the United States of America.

“Permitted Foreign Acquisition” shall mean any acquisition by any Foreign Subsidiary of all or substantially all of the assets of another Person, or of a division or line of business of another Person, or any Equity Interests of another Person which satisfies and/or is conducted in accordance with the following requirements:

(a) Such acquisition is of a business or Person engaged in a line of business which is compatible with, or complementary to, the business of such Foreign Subsidiary;

(b) If such acquisition is structured as an acquisition of the Equity Interests of any Person, then the Person so acquired is incorporated or organized under the laws of any jurisdiction outside of the United States of America or outside any state or other political subdivision of the United States of America and shall become a wholly-owned direct Subsidiary of such Foreign Subsidiary or be merged with and into such Foreign Subsidiary and such Foreign Subsidiary will be the surviving entity;

(c) If such acquisition is structured as the acquisition of assets, such assets shall be acquired directly by such Foreign Subsidiary;

(d) The Borrowers shall have delivered to the Agent not less than 10 (or such shorter period of time agreed to by the Agent) nor more than 90 days prior to the date of such acquisition, each of the following: (i) notice of such acquisition, copies of all material documents relating to such acquisition (including the acquisition agreement and any related document), historical financial information (including income statements, balance sheets and cash flows) covering at least three complete Fiscal Years of the acquisition target, if available, prior to the effective date of the acquisition or the entire credit history of the acquisition target, whichever period is shorter, and a covenant compliance report demonstrating pro forma compliance with the covenants in Section 7.9 after giving effect to such acquisition for the next succeeding four fiscal quarters, in each case in form and substance reasonably satisfactory to the Agent and (ii) if the total consideration to be paid or incurred in connection with such proposed new acquisition is greater than $15,000,000, ProForma Projected Financial Information and a quality of earnings report prepared by a third party acceptable to the Agent, in each case in form and substance reasonably satisfactory to the Agent;

(e) Both immediately before and after the consummation of such acquisition (and after giving effect to the covenant compliance report described in clause (d)(i) above and, if the total consideration to be paid or incurred in connection with such proposed new acquisition is greater than $15,000,000, after giving effect to the Pro Forma Projected Financial Information), no Default or Event of Default shall have occurred and be continuing;

(f) The Agent shall have received satisfactory evidence showing that the business or Person being acquired has positive EBITDA (determined in accordance with GAAP and as shown on a quality of earnings report, if applicable in accordance with clause (d) above, to be the Net Income of such business or Person being acquired for the 12-month period then ended plus, without duplication and only to the extent reflected as a charge or reduction in the statement of such Net Income for such period, the sum of (i) income tax expense, (ii) interest expense, (iii) depreciation and amortization expense, (iv) non-cash stock compensation expenses, and (v) subject to the approval of the Majority Lenders, which may be granted or withheld in their sole discretion, any extraordinary, unusual or non-cash non-recurring expenses or losses, determined on a consolidated basis for the business or Person being acquired);

(g) The board of directors (or other Person(s) exercising similar functions) of the seller of the assets or issuer of the Equity Interests being acquired shall not have disapproved such transaction or recommended that such transaction be disapproved and none of the board of directors (or other Person(s) exercising similar functions) of such Foreign Subsidiary or any Borrower shall have disapproved of such transaction or recommended that such transaction be disapproved;

(h) All governmental, quasi-governmental, agency, regulatory or similar licenses, authorizations, exemptions, qualifications, consents and approvals necessary under any laws applicable to such Foreign Subsidiary making the acquisition, or the acquisition target (if applicable) for or in connection with the proposed acquisition and all necessary non-governmental and other third-party approvals which, in each case, are material to such acquisition shall have been obtained, and all necessary or appropriate declarations, registrations or other filings with any court, governmental or regulatory authority, securities exchange or any other Person, which in each case, are material to the consummation of such acquisition or to the acquisition target, if applicable, have been made, and evidence thereof reasonably satisfactory in form and substance to the Agent shall have been delivered, or caused to have been delivered, by such Foreign Subsidiary to the Agent;

(i) There shall be no actions, suits or proceedings pending or, to the knowledge of any Credit Party threatened against or affecting the acquisition target in any court or before or by any governmental department, agency or instrumentality, which could reasonably be expected to be decided adversely to the acquisition target and which, if decided adversely, could reasonably be expected to have a material adverse effect on the business, operations, properties or financial condition of the acquisition target and its subsidiaries (taken as a whole) or would materially adversely affect the ability of the acquisition target to enter into or perform its obligations in connection with the proposed acquisition, nor shall there be any actions, suits, or proceedings pending, or to the knowledge of any Credit Party threatened in writing against such Foreign Subsidiary that is making the acquisition which would materially adversely affect the ability of such Foreign Subsidiary to enter into or perform its obligations in connection with the proposed acquisition;

(j) The purchase price of such proposed new acquisition, computed on the basis of total acquisition consideration paid or incurred, or required to be paid or incurred, with respect thereto, including without limitation, any earn-out payments and the amount of Debt (such Debt being otherwise permitted under this Agreement) assumed or to which such assets, businesses or business or Equity Interests, or any Person so acquired is subject and including any portion of the purchase price allocated to any non-compete agreements, when added to the intercompany loans for each other acquisition financed hereunder as described in Section 8.7(d)(iii) during the term of this Agreement (not including acquisitions specifically consented to which fall outside the terms of this definition), does not exceed an amount equal to (i) $100,000,000, minus (ii) all Permitted Domestic Acquisitions; and

(k) Immediately after the consummation of such proposed new acquisition, the Borrowers have at least $20,000,000 of unrestricted cash on deposit in one or more accounts maintained with Comerica Bank and located in the United States of America.

“Permitted International Reorganization” shall mean the following transactions:

(a) RMN transfers all of its Equity Interests in RetailMeNot, France, S.A.S., a company organized under the laws of France, to RetailMeNot B.V., a company organized under the laws of the Netherlands and a wholly-owned Foreign Subsidiary of RMN (“WSM Netherlands”);

(b) RMN transfers all of its Equity Interests in RetailMeNot, Germany, GmbH, a company organized under the laws of Germany, to WSM Netherlands; and

(c) RMN transfer all of its Equity Interests in RetailMeNot Limited, a company organized under the laws of the United Kingdom, to WSM Netherlands.

“Permitted Investments” shall mean with respect to any Person:

(a) Governmental Obligations;

(b) Obligations of a state or commonwealth of the United States or the obligations of the District of Columbia or any possession of the United States, or any political subdivision of any of the foregoing, which are described in Section 103(a) of the Internal Revenue Code and are graded in any of the highest three major grades as determined by at least one Rating Agency; or secured, as to payments of principal and interest, by a letter of credit provided by a financial institution or insurance provided by a bond insurance company which in each case is itself or its debt is rated in one of the highest three major grades as determined by at least one Rating Agency;

(c) Banker’s acceptances, commercial accounts, demand deposit accounts, certificates of deposit, other time deposits or depository receipts issued by or maintained with any Lender or any Affiliate thereof, or any bank, trust company, savings and loan association, savings bank or other financial institution whose deposits are insured by the Federal Deposit Insurance Corporation and whose reported capital and surplus equal at least $250,000,000, provided that such minimum capital and surplus requirement shall not apply to demand deposit accounts maintained by any Credit Party in the ordinary course of business;

(d) Commercial paper rated at the time of purchase within the two highest classifications established by not less than two Rating Agencies, and which matures within 270 days after the date of issue;

(e) Secured repurchase agreements against obligations itemized in clause (a) above, and executed by a bank or trust company or by members of the association of primary dealers or other recognized dealers in United States government securities, the market value of which must be maintained at levels at least equal to the amounts advanced; and

(f) Any fund or other pooling arrangement which exclusively purchases and holds the investments itemized in clauses (a) through (e) above.

“Permitted Liens” shall mean with respect to any Person:

(a) Liens for (i) taxes or governmental assessments or charges or (ii) customs duties in connection with the importation of goods to the extent such Liens attach to the imported goods that are the subject of the duties, in each case (x) to the extent not yet due, (y) as to which the period of grace, if any, related thereto has not expired or (z) which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, adequate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, processor’s, landlord’s liens or other like liens arising in the ordinary course of business which secure obligations that are not overdue for a period of more than 30 days or which are being contested in good faith by appropriate proceedings, provided that in the case of any such contest, appropriate reserves with respect thereto are maintained on the books of such Person in conformity with GAAP;

(c) (i) Liens incurred in the ordinary course of business to secure the performance of statutory obligations arising in connection with progress payments or advance payments due under contracts with the United States government or any agency thereof entered into in the ordinary course of business and (ii) Liens incurred or deposits made in the ordinary course of business to secure the performance of statutory obligations (not otherwise permitted under clause (g) of this definition), bids, leases, fee and expense arrangements with trustees and fiscal agents, trade contracts, surety and appeal bonds, performance bonds and other similar obligations (exclusive of obligations incurred in connection with the borrowing of money, any lease-purchase arrangements or the payment of the deferred purchase price of property), provided, that in each case full provision for the payment of all such obligations has been made on the books of such Person as may be required by GAAP;

(d) any attachment or judgment lien that remains unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period ending on the earlier of (i) 60 consecutive days from the date of its attachment or entry (as applicable) or (ii) the commencement of enforcement steps with respect thereto, other than the filing of notice thereof in the public record;

(e) minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, or any interest of any lessor or sublessor under any lease permitted hereunder which, in each case, does not materially interfere with the business of such Person;

(f) Liens arising in connection with worker’s compensation, unemployment insurance, old age pensions and social security benefits and similar statutory obligations (excluding Liens arising under ERISA), provided that no enforcement proceedings in respect of such Liens are pending and provisions have been made for the payment of such liens on the books of such Person as may be required by GAAP;

(g) Liens in favor of depository banks on deposits arising as a matter of law; and

(h) continuations of Liens that are permitted under clauses (a)-(g) hereof, provided such continuations do not violate the specific time periods set forth in clauses (b) and (d) and provided further that such Liens do not extend to any additional property or assets of any Credit Party or secure any additional obligations of any Credit Party.

Regardless of the language set forth in this definition, no Lien covering the Equity Interests of any Credit Party granted to any Person other than to the Agent for the benefit of the Lenders shall be deemed a “Permitted Lien” under the terms of this Agreement.

“Person” shall mean a natural person, corporation, limited liability company, partnership, limited liability partnership, trust, incorporated or unincorporated organization, joint venture, joint stock company, firm or association or a government or any agency or political subdivision thereof or other entity of any kind.

“Pledge Agreement(s)” shall mean any pledge agreement executed and delivered by a Credit Party on the Effective Date pursuant to Section 5.1, if any, and executed and delivered from time to time after the Effective Date by any Credit Party pursuant to Section 7.13 or otherwise, and any agreements, instruments or documents related thereto, in each case in form and substance satisfactory to the Agent amended, restated or otherwise modified from time to time.

“Prime Rate” shall mean the per annum rate of interest announced by the Agent, at its main office from time to time as its “prime rate” (it being acknowledged that such announced rate may not necessarily be the lowest rate charged by the Agent to any of its customers), which Prime Rate shall change simultaneously with any change in such announced rate.

“Pro Forma Balance Sheet” shall mean the pro forma consolidated balance sheet of the Borrowers which has been certified by a Responsible Officer of the Borrowers that it fairly presents in all material respects the pro forma adjustments reflecting the transactions (including payment of all fees and expenses in connection therewith) contemplated by this Agreement and the other Loan Documents.

“Pro Forma Projected Financial Information” shall mean, as to any proposed acquisition, a statement executed by the Borrowers (supported by reasonable detail) setting forth the total consideration to be paid or incurred in connection with the proposed acquisition, and pro forma combined projected financial information for the Credit Parties and the acquisition target (if applicable), consisting of projected balance sheets as of the proposed effective date of the acquisition and as of the end of at least the next succeeding three Fiscal Years following the acquisition and projected statements of income and cash flows for each of those years, including sufficient detail to permit calculation of the ratios described in Section 7.9, as projected as of the effective date of the acquisition and as of the ends of those Fiscal Years and accompanied by (a) a statement setting forth a calculation of the ratio so described, (b) a statement in reasonable detail specifying all material assumptions underlying the projections and (c) such other information as the Agent or the Lenders shall reasonably request.

“Public Market” shall exist if both (a) a Public Offering has been consummated and (b) any Equity Interests of RMN have been distributed in accordance with such Public Offering by means of an effective registration statement under the Securities Act of 1933.

“Public Offering” means a public offering of the Equity Interests of RMN pursuant to an effective registration statement under the Securities Act of 1933.”Purchasing Lender” is defined in Section 13.12.

“Rating Agency” shall mean Moody’s Investor Services, Inc., Standard and Poor’s Ratings Services, their respective successors or any other nationally recognized statistical rating organization which is acceptable to the Agent.

“Register” is defined in Section 13.8(h).

“Reimbursement Obligation(s)” shall mean the aggregate amount of all unreimbursed drawings under all Letters of Credit (excluding for the avoidance of doubt, reimbursement obligations that are deemed satisfied pursuant to a deemed disbursement under Section 3.6(c)).

“Reinvest” or “Reinvestment” shall mean, with respect to any Net Cash Proceeds, Insurance Proceeds or Condemnation Proceeds received by any Person, the application of such monies to (a) repair, improve or replace any tangible personal (excluding Inventory) or real property of the Credit Parties or any intellectual property reasonably necessary in order to use or benefit from any property or (b) acquire any such property (excluding Inventory) to be used in the business of such Person.

“Reinvestment Certificate” is defined in Section 4.8(a).

“Reinvestment Period” shall mean a 180-day period during which Reinvestment must be completed under Section 4.8(a) and (c).

“Request for Advance” shall mean a Request for Revolving Credit Advance or a Request for Swing Line Advance, as the context may indicate or otherwise require.

“Request for Revolving Credit Advance” shall mean a request for a Revolving Credit Advance issued by a Borrower under Section 2.3 in substantially the form attached hereto as Exhibit E or otherwise in form and substance satisfactory to the Agent.

“Request for Swing Line Advance” shall mean a request for a Swing Line Advance issued by a Borrower under Section 2.5(b) substantially in the form attached hereto as Exhibit F or otherwise in form and substance satisfactory to the Agent.

“Requirement of Law” shall mean as to any Person, the certificate of incorporation and bylaws, the partnership agreement or other organizational or governing documents of such Person and any law, treaty, rule or regulation or determination of an arbitration or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” shall mean, with respect to any Person, the chief executive officer, chief financial officer, Senior Vice President of Finance, treasurer, president or controller of such Person, or with respect to compliance with financial covenants, the chief financial officer or the treasurer of such Person, or any other officer of such Person having substantially the same authority and responsibility.

“Revolving Credit” shall mean the revolving credit loans to be advanced to the Borrowers by the applicable Revolving Credit Lenders pursuant to Article 2, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Revolving Credit Aggregate Commitment.

“Revolving Credit Advance” shall mean a borrowing requested by a Borrower and made by the Revolving Credit Lenders under Section 2.1, including without limitation any readvance, refunding or conversion of such borrowing pursuant to Section 2.3 and any deemed disbursement of an Advance in respect of a Letter of Credit under Section 3.6(c), and may include, subject to the terms hereof, Eurodollar-based Advances and Base Rate Advances.

“Revolving Credit Aggregate Commitment” shall mean $115,000,000, subject to reduction or termination under Section 2.11 or 9.2.

“Revolving Credit Commitment Amount” shall mean with respect to any Revolving Credit Lender, (a) if the Revolving Credit Aggregate Commitment has not been terminated, the amount specified opposite such Revolving Credit Lender’s name in the column entitled “Revolving Credit Commitment Amount” on Annex II, as adjusted from time to time in accordance with the terms hereof; and (b) if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the amount equal to its Percentage of the aggregate principal amount outstanding under the Revolving Credit (including the outstanding Letter of Credit Obligations and any outstanding Swing Line Advances).

“Revolving Credit Facility Fee” shall mean the fee payable to the Agent for distribution to the Revolving Credit Lenders in accordance with Section 2.9.

“Revolving Credit Lenders” shall mean the financial institutions from time to time parties hereto as lenders of the Revolving Credit.

“Revolving Credit Maturity Date” shall mean the earlier to occur of (a) July 1, 2018, and (b) the date on which the Revolving Credit Aggregate Commitment shall terminate in accordance with the provisions of this Agreement.

“Revolving Credit Notes” shall mean the revolving credit notes described in Section 2.2 hereof, made by the Borrowers to each of the Revolving Credit Lenders in substantially the form attached hereto as Exhibit A or otherwise in form and substance satisfactory to the Agent, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Revolving Credit Percentage” means, with respect to any Revolving Credit Lender, the percentage specified opposite such Revolving Credit Lender’s name in the column entitled “Revolving Credit Percentage” on Annex II, as adjusted from time to time in accordance with the terms hereof.

“RMN” is defined in the preamble to this Agreement.

“Security Agreement” shall mean, collectively, the security agreement(s) executed and delivered by the Borrowers and the Guarantors on the Effective Date pursuant to Section 5.1, and any such agreements executed and delivered after the Effective Date (whether by execution of a joinder agreement to any existing security agreement or otherwise) pursuant to Section 7.13 or otherwise, in form and substance satisfactory to the Agent, as amended, restated or otherwise modified from time to time.

“Springing Lien Event” shall mean either (a) that last day of any fiscal quarter on which the Consolidated Funded Debt to EBITDA Ratio is greater than 1.00 to 1.00 as of the end of each fiscal quarter and calculated on a Consolidated basis for the four fiscal quarters most recently ended or (b) that day any proposed acquisition is consummated if the Pro Forma Projected Financial Information required to be delivered in connection with such acquisition states that the Consolidated Funded Debt to EBITDA Ratio is projected to be greater than 1.00 to 1.00 as of the end of any prospective fiscal quarter.

“Subordinated Debt” shall mean any Funded Debt of any Credit Party and other obligations under the Subordinated Debt Documents and any other Funded Debt of any Credit Party which has been subordinated in right of payment and priority to the Indebtedness, all on terms and conditions reasonably satisfactory to the Agent.

“Subordinated Debt Documents” shall mean and include any documents evidencing any Subordinated Debt, in each case, as the same may be amended, modified, supplemented or otherwise modified from time to time in compliance with the terms of this Agreement.

“Subordination Agreements” shall mean, collectively, any subordination agreements entered into by any Person from time to time in favor of the Agent and the Lenders in connection with any Subordinated Debt, the terms of which are reasonably acceptable to the Agent, in each case as the same may be amended, restated or otherwise modified from time to time, and “Subordination Agreement” shall mean any one of them.

“Subsidiary(ies)” shall mean any other corporation, association, joint stock company, business trust, limited liability company, partnership or any other business entity of which more than 50% of the outstanding voting stock, share capital, membership, partnership or other interests, as the case may be, is owned either directly or indirectly by any Person or one or more of its Subsidiaries, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by any Person and/or its Subsidiaries. Unless otherwise specified to the contrary herein or the context otherwise requires, Subsidiary(ies) shall refer to the Subsidiary(ies) of Borrowers.

“Super-Majority Lenders” shall mean at any time, Lenders holding more than 66 2/3% of the sum of (a) the Revolving Credit Aggregate Commitment (or, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount outstanding under the Revolving Credit), plus (b) the aggregate principal amount then outstanding under the Term Loans; provided that, for purposes of determining Super-Majority Lenders hereunder, the Letter of Credit Obligations and principal amount outstanding under the Swing Line shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages. The Commitments of, and portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Super-Majority Lenders”; provided that the amount of any participation in any Swing Line Advance and any Letter of Credit Obligations that a Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or Issuing Lender, as the case may be, in making a determination under this definition.

“Super-Majority Revolving Credit Lenders” shall mean at any time, the Revolving Credit Lenders holding more than 66 2/3% of the Revolving Credit Aggregate Commitment (or, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount then outstanding under the Revolving Credit); provided that, for purposes of determining Majority Revolving Credit Lenders hereunder, the Letter of Credit Obligations and principal amount outstanding under the Swing Line shall be allocated among the Revolving Credit Lenders based on their respective Revolving Credit Percentages. The Commitments of, and portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Super -Majority Revolving Credit Lenders”; provided that the amount of any participation in any Swing Line Advance and any Letter of Credit Obligations that a Defaulting Lender has failed to fund that have not been reallocated to and funded by another Lender shall be deemed to be held by the Lender that is the Swing Line Lender or Issuing Lender, as the case may be, in making a determination under this definition.

“Super-Majority Term Loan A Lenders” shall mean at any time, the Term Loan A Lenders holding more than 66 2/3% of the aggregate principal amount then outstanding under Term Loan A. The portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Super-Majority Term Loan A Lenders”.

“Super-Majority Term Loan B Lenders” shall mean at any time, Term Loan B Lenders holding more than 66 2/3% of the aggregate principal amount then outstanding under Term Loan B. The portion of the Indebtedness attributable to, any Defaulting Lender shall be excluded for purposes of making a determination of “Super-Majority Term Loan B Lenders”.

“Sweep Agreement” means any agreement relating to the “Sweep to Loan” automated system of the Agent or any other cash management arrangement which the Borrowers and the Agent have executed for the purposes of effecting the borrowing and repayment of Swing Line Advances.

“Swing Line” shall mean the revolving credit loans to be advanced to the Borrowers by the Swing Line Lender pursuant to Section 2.5, in an aggregate amount (subject to the terms hereof), not to exceed, at any one time outstanding, the Swing Line Maximum Amount.

“Swing Line Advance” shall mean a borrowing requested by the Borrowers and made by Swing Line Lender pursuant to Section 2.5 and may include, subject to the terms hereof, Base Rate Advances.

“Swing Line Lender” shall mean Comerica Bank in its capacity as lender of the Swing Line under Section 2.5, or its successor as subsequently designated hereunder.

“Swing Line Maximum Amount” shall mean $2,500,000.

“Swing Line Note” shall mean the swing line note which may be issued by the Borrowers to Swing Line Lender pursuant to Section 2.5(b)(ii) in substantially the form attached hereto as Exhibit B or otherwise in form and substance satisfactory to the Agent, as such note may be amended or supplemented from time to time, and any note or notes issued in substitution, replacement or renewal thereof from time to time.

“Swing Line Participation Certificate” shall mean the Swing Line Participation Certificate delivered by the Agent to each Revolving Credit Lender pursuant to Section 2.5(e)(ii) in substantially the form attached hereto as Exhibit J or otherwise in form and substance satisfactory to the Agent.

“Term B Conversion Date” shall mean each date on which the unpaid principal balance of the Revolving Credit equals or exceeds $25,000,000.

“Term Loan A” shall mean the term loan to be made to the Borrowers by the Term Loan A Lenders pursuant to Section 4.1(a), in the aggregate principal amount of $35,000,000.

“Term Loan A Advance” shall mean a borrowing requested by the Borrowers and made by the Term Loan A Lenders pursuant to Section 4.1(a), including without limitation any refunding or conversion of such borrowing pursuant to Section 4.4, and may include, subject to the terms hereof, Eurodollar-based Advances and Base Rate Advances.

“Term Loan A Amount” shall mean with respect to any Term Loan A Lender, the amount equal to its Term Loan A Percentage of the aggregate principal amount outstanding under the Term Loan A.

“Term Loan A Lenders” shall mean the financial institutions from time to time parties hereto as lenders of Term Loan A.

“Term Loan A Maturity Date” shall mean July 1, 2018.

“Term Loan A Notes” shall mean the term notes described in Section 4.2(e) hereof, made by the Borrowers to each of the Term Loan A Lenders in the form attached hereto as Exhibit C, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Term Loan A Percentage” shall mean with respect to any Term Loan A Lender, the percentage specified opposite such Term Loan A Lender’s name in the column entitled “Term Loan A Percentage” on Annex II, as adjusted from time to time in accordance with the terms hereof.

“Term Loan Advances” shall mean, collectively, the Term Loan A Advances and the Term Loan B Advances.

“Term Loan B” shall mean in the aggregate term loan advances to be made to the Borrowers by the Term Loan B Lenders upon conversion of the Revolving Credit Advances in accordance with Section 4.1(b), by reason of the provisions of Section 4.1(b) herein.

“Term Loan B Advance” shall mean a single term loan resulting from the conversion of the outstanding balance of the Revolving Credit Advances pursuant to Section 4.1(b) hereof, including without limitation any refunding or conversion of such term loan pursuant to Section 4.4 hereof, and may include, subject to the terms hereof, Eurodollar-based Advances and Base Rate Advances.

“Term Loan B Amount” shall mean with respect to any Term Loan B Lender, the amount equal to its Term Loan B Percentage of the aggregate principal amount outstanding under the Term Loan B.

“Term Loan B Lenders” shall mean the financial institutions from time to time parties hereto as lenders of Term Loan B.

“Term Loan B Maturity Date” shall mean July 1, 2018.

“Term Loan B Notes” shall mean the term notes described in Section 4.2(e) hereof, made by the Borrowers to each of the Term Loan B Lenders in the form attached hereto as Exhibit D, as such notes may be amended or supplemented from time to time, and any other notes issued in substitution, replacement or renewal thereof from time to time.

“Term Loan B Percentage” shall mean with respect to any Term Loan B Lender, the percentage specified opposite such Term Loan B Lender’s name in the column entitled “Term Loan B Percentage” on Annex II, as adjusted from time to time in accordance with the terms hereof.

“Term Loan Lenders” shall mean, collectively, the Term Loan A Lenders and the Term Loan B Lenders.

“Term Loan Notes” shall mean, collectively, the Term Loan A Notes and the Term Loan B Notes.

“Term Loan Rate Request” shall mean a request for the refunding or conversion of any Advance of a Term Loan submitted by the Borrowers under Section 4.4 in substantially the form attached hereto as Exhibit H or otherwise in form and substance satisfactory to the Agent.

“Term Loans” shall mean, collectively, Term Loan A and Term Loan B, and “Term Loan” shall mean either of them.

“U.S. Lender” is defined in Section 13.13.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect in any applicable state; provided that, unless specified otherwise or the context otherwise requires, such terms shall refer to the Uniform Commercial Code as in effect in the State of Texas.

“USA Patriot Act” is defined in Section 6.7.

“Weighted Percentage” shall mean with respect to any Lender, its weighted percentage calculated by dividing (a) the sum of (i) its Revolving Credit Commitment Amount plus (ii) its Term Loan A Amount plus (iii) its Term Loan B Amount, by (b) the sum of (i) the Revolving Credit Aggregate Commitment (or, if the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), the aggregate principal amount outstanding under the Revolving Credit, including any outstanding Letter of Credit Obligations and outstanding Swing Line Advances), plus (ii) the aggregate principal amount of Indebtedness outstanding under the Term Loan A plus (iii) the aggregate principal amount of Indebtedness outstanding under the Term Loan B. Annex II reflects each Lender’s Weighted Percentage and may be revised by the Agent from time to time to reflect changes in the Weighted Percentages of the Lenders.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

2. REVOLVING CREDIT.

2.1 Commitment. Subject to the terms and conditions of this Agreement (including without limitation Section 2.3), each Revolving Credit Lender severally and for itself alone agrees to make Advances of the Revolving Credit in Dollars to the Borrowers from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount, not to exceed at any one time outstanding such Lender’s Revolving Credit Percentage of the Revolving Credit Aggregate Commitment. Subject to the terms and conditions set forth herein, advances, repayments and readvances may be made under the Revolving Credit.

2.2 Accrual of Interest and Maturity; Evidence of Indebtedness.

(a) The Borrowers hereby jointly and severally and unconditionally promise to pay to the Agent for the account of each Revolving Credit Lender the then unpaid principal amount of each Revolving Credit Advance (plus all accrued and unpaid interest) of such Revolving Credit Lender to the Borrowers on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Revolving Credit Advance shall, from time to time from and after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(b) Each Revolving Credit Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to the appropriate lending office of such Revolving Credit Lender resulting from each Revolving Credit Advance made by such lending office of such Revolving Credit Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Revolving Credit Lender from time to time under this Agreement.

(c) The Agent shall maintain the Register pursuant to Section 13.8(h), and a subaccount therein for each Revolving Credit Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Revolving Credit Advance made hereunder, the type thereof and each Eurodollar-Interest Period applicable to any Eurodollar-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Revolving Credit Lender hereunder in respect of the Revolving Credit Advances and (iii) both the amount of any sum received by the Agent hereunder from the Borrowers in respect of the Revolving Credit Advances and each Revolving Credit Lender’s share thereof.

(d) The entries made in the Register maintained pursuant to Section 2.2(c) and Section 13.8(h) shall, absent manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Revolving Credit Lender or the Agent to maintain the Register or any account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay the Revolving Credit Advances (and all other amounts owing with respect thereto) made to the Borrowers by the Revolving Credit Lenders in accordance with the terms of this Agreement.

(e) The Borrowers agree that, upon written request to the Agent by any Revolving Credit Lender, the Borrowers will execute and deliver, to such Revolving Credit Lender, at the Borrowers’ own expense, a Revolving Credit Note evidencing the outstanding Revolving Credit Advances owing to such Revolving Credit Lender. The sum of the principal amount of the Indebtedness consisting of the Revolving Credit and the Term Loan B as evidenced by a Revolving Credit Note and a Term Loan B Note issued to a Lender shall not exceed the sum of such Lender’s Revolving Credit Commitment Amount and Term Loan B Amount.

2.3 Requests for and Refundings and Conversions of Advances. The Borrowers may request an Advance of the Revolving Credit, a refund of any Revolving Credit Advance in the same type of Advance or to convert any Revolving Credit Advance to any other type of Revolving Credit Advance only by delivery to the Agent of a Request for Revolving Credit Advance executed by an Authorized Signer for the Borrowers, subject to the following:

(a) each such Request for Revolving Credit Advance shall set forth the information required on the Request for Revolving Credit Advance, including without limitation:

(i) the proposed date of such Revolving Credit Advance (or the refunding or conversion of an outstanding Revolving Credit Advance), which must be a Business Day;

(ii) whether such Advance is a new Revolving Credit Advance or a refunding or conversion of an outstanding Revolving Credit Advance; and

(iii) whether such Revolving Credit Advance is to be a Base Rate Advance or a Eurodollar-based Advance, and, except in the case of a Base Rate Advance, the first Eurodollar-Interest Period applicable thereto, provided, however, that the initial Revolving Credit Advance made under this Agreement shall be a Base Rate Advance, which may then be converted into a Eurodollar-based Advance in compliance with this Agreement.

(b) each such Request for Revolving Credit Advance shall be delivered to the Agent by 12:00 p.m. (Detroit, Michigan time) three Business Days prior to the proposed date of the Revolving Credit Advance, except in the case of a Base Rate Advance, for which the Request for Revolving Credit Advance must be delivered by 12:00 p.m. (Detroit, Michigan time) on the proposed date for such Revolving Credit Advance;

(c) on the proposed date of such Revolving Credit Advance, the sum of (i) the aggregate principal amount of all Revolving Credit Advances and Swing Line Advances outstanding on such date (including, without duplication) the Advances that are deemed to be disbursed by the Agent under Section 3.6(c) in respect of the Borrowers’ Reimbursement Obligations hereunder, plus (ii) the Letter of Credit Obligations as of such date, in each case after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances and for the issuance of any Letters of Credit, shall not exceed the Revolving Credit Aggregate Commitment;

(d) in the case of a Base Rate Advance, the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least $1,000,000 or the remainder available under the Revolving Credit Aggregate Commitment, whichever is less;

(e) in the case of a Eurodollar-based Advance, the principal amount of such Advance, plus the amount of any other outstanding Revolving Credit Advance to be then combined therewith having the same Eurodollar-Interest Period, if any, shall be at least $1,500,000 (or a larger integral multiple of $100,000) or the remainder available under the Revolving Credit Aggregate Commitment, whichever is less and at any one time there shall not be in effect more than five different Eurodollar-Interest Periods;

(f) a Request for Revolving Credit Advance, once delivered to the Agent, shall not be revocable by the Borrowers and shall constitute a certification by the Borrowers as of the date thereof that:

(i) all conditions to the making of Revolving Credit Advances set forth in this Agreement have been satisfied and shall remain satisfied to the date of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance);

(ii) there is no Default or Event of Default in existence, and none will exist upon the making of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance); and

(iii) the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true and correct in all material respects and shall be true and correct in all material respects as of the date of the making of such Revolving Credit Advance (both before and immediately after giving effect to such Revolving Credit Advance), other than any representation or warranty that expressly speaks only as of a different date;

The Agent, acting on behalf of the Revolving Credit Lenders, may also, at its option, lend under this Section 2.3 upon the telephone or email request of an Authorized Signer of the Borrowers to make such requests and, in the event the Agent, acting on behalf of the Revolving Credit Lenders, makes any such Advance upon a telephone or email request, an Authorized Signer shall fax or deliver by electronic file to the Agent, on the same day as such telephone or email request, an executed Request for Revolving Credit Advance. The Borrowers hereby authorize the Agent to disburse Advances under this Section 2.3 pursuant to the telephone or email instructions of any person purporting to be an Authorized Signer. Notwithstanding the foregoing, the Borrowers acknowledge that the Borrowers shall bear all risk of loss resulting from disbursements made upon any telephone or email request. Each telephone or email request for an Advance from an Authorized Signer for the Borrowers shall constitute a certification of the matters set forth in the Request for Revolving Credit Advance form as of the date of such requested Advance.

2.4 Disbursement of Advances.

(a) Upon receiving any Request for Revolving Credit Advance from a Borrower under Section 2.3, the Agent shall promptly notify each Revolving Credit Lender by wire, telex or telephone (confirmed by wire, telecopy or telex) of the amount of such Advance being requested and the date such Revolving Credit Advance is to be made by each Revolving Credit Lender in an amount equal to its Revolving Credit Percentage of such Advance. Unless such Revolving Credit Lender’s commitment to make Revolving Credit Advances hereunder shall have been suspended or terminated in accordance with this Agreement, each such Revolving Credit Lender shall make available the amount of its Revolving Credit Percentage of each Revolving Credit Advance in immediately available funds to the Agent, as follows:

(i) for Base Rate Advances, at the office of the Agent located at 411 West Lafayette, 7th Floor, MC 3289, Detroit, Michigan 48226, not later than 1:00 p.m. (Detroit, Michigan time) on the date of such Advance; and

(ii) for Eurodollar-based Advances, at the Agent’s Correspondent for the account of the Eurodollar Lending Office of the Agent, not later than 12:00 p.m. (the time of the Agent’s Correspondent) on the date of such Advance.

(b) Subject to submission of an executed Request for Revolving Credit Advance by a Borrower without exceptions noted in the compliance certification therein, the Agent shall make available to the Borrowers the aggregate of the amounts so received by it from the Revolving Credit Lenders in like funds and currencies:

(i) for Base Rate Advances, not later than 4:00 p.m. (Detroit, Michigan time) on the date of such Revolving Credit Advance, by credit to an account of the Borrowers maintained with the Agent or to such other account or third party as the Borrowers may reasonably direct in writing, provided such direction is timely given; and

(ii) for Eurodollar-based Advances, not later than 4:00 p.m. (the time of the Agent’s Correspondent) on the date of such Revolving Credit Advance, by credit to an account of the Borrowers maintained with the Agent’s Correspondent or to such other account or third party as the Borrowers may direct, provided such direction is timely given.

(c) The Agent shall deliver the documents and papers received by it for the account of each Revolving Credit Lender to such Revolving Credit Lender. Unless the Agent shall have been notified by any Revolving Credit Lender prior to the date of any proposed Revolving Credit Advance that such Revolving Credit Lender does not intend to make available to the Agent such Revolving Credit Lender’s Percentage of such Advance, the Agent may assume that such Revolving Credit Lender has made such amount available to the Agent on such date, as aforesaid. The Agent may, but shall not be obligated to, make available to the Borrowers the amount of such payment in reliance on such assumption. If such amount is not in fact made available to the Agent by such Revolving Credit Lender, as aforesaid, the Agent shall be entitled to recover such amount on demand from such Revolving Credit Lender. If such Revolving Credit Lender does not pay such amount forthwith upon the Agent’s demand therefor and the Agent has in fact made a corresponding amount available to the Borrowers, the Agent shall promptly notify the Borrowers and the Borrowers shall pay such amount to the Agent, if such notice is delivered to the Borrowers prior to 1:00 p.m. (Detroit, Michigan time) on a Business Day, on the day such notice is received, and otherwise on the next Business Day, and such amount paid by the Borrowers shall be applied as a prepayment of the Revolving Credit (without any corresponding reduction in the Revolving Credit Aggregate Commitment), reimbursing the Agent for having funded said amounts on behalf of such Revolving Credit Lender. The Borrowers shall retain their claim against such Revolving Credit Lender with respect to the amounts repaid by them to the Agent and, if such Revolving Credit Lender subsequently makes such amounts available to the Agent, the Agent shall promptly make such amounts available to the Borrowers as a Revolving Credit Advance. The Agent shall also be entitled to recover from such Revolving Credit Lender or the Borrowers, as the case may be, but without duplication, interest on such amount in respect of each day from the date such amount was made available by the Agent to the Borrowers, to the date such amount is recovered by the Agent, at a rate per annum equal to:

(i) in the case of such Revolving Credit Lender, for the first two Business Days such amount remains unpaid, the Federal Funds Effective Rate, and thereafter, at the rate of interest then applicable to such Revolving Credit Advances; and

(ii) in the case of the Borrowers, the rate of interest then applicable to such Advance of the Revolving Credit.

Until such Revolving Credit Lender has paid the Agent such amount, such Revolving Credit Lender shall have no interest in or rights with respect to such Advance for any purpose whatsoever. The obligation of any Revolving Credit Lender to make any Revolving Credit Advance hereunder shall not be affected by the failure of any other Revolving Credit Lender to make any Advance hereunder, and no Revolving Credit Lender shall have any liability to the Borrowers or any of its Subsidiaries, the Agent, any other Revolving Credit Lender, or any other party for another Revolving Credit Lender’s failure to make any loan or Advance hereunder.

2.5 Swing Line.

(a) Swing Line Advances. The Swing Line Lender may, on the terms and subject to the conditions hereinafter set forth (including without limitation Section 2.5(c)), but shall not be required to, make one or more Advances (each such advance being a “Swing Line Advance”) to the Borrowers from time to time on any Business Day during the period from the Effective Date hereof until (but excluding) the Revolving Credit Maturity Date in an aggregate amount not to exceed at any one time outstanding the Swing Line Maximum Amount. Subject to the terms set forth herein, advances, repayments and readvances may be made under the Swing Line.

(b) Accrual of Interest and Maturity; Evidence of Indebtedness.

(i) Swing Line Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to Swing Line Lender resulting from each Swing Line Advance from time to time, including the amount and date of each Swing Line Advance, its Applicable Interest Rate, its Interest Period, if any, and the amount and date of any repayment made on any Swing Line Advance from time to time. The entries made in such account or accounts of Swing Line Lender shall be prima facie evidence, absent manifest error, of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of Swing Line Lender to maintain such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay the Swing Line Advances (and all other amounts owing with respect thereto) in accordance with the terms of this Agreement.

(ii) The Borrowers agree that, upon the written request of Swing Line Lender, the Borrowers will execute and deliver to Swing Line Lender a Swing Line Note.

(iii) The Borrowers jointly and severally and unconditionally promise to pay to the Swing Line Lender the then unpaid principal amount of such Swing Line Advance (plus all accrued and unpaid interest) on the Revolving Credit Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, each Swing Line Advance shall, from time to time after the date of such Advance (until paid), bear interest at its Applicable Interest Rate.

(c) Requests for Swing Line Advances. A Borrower may request a Swing Line Advance by the delivery to Swing Line Lender of a Request for Swing Line Advance executed by an Authorized Signer for such Borrower, subject to the following:

(i) each such Request for Swing Line Advance shall set forth the information required on the Request for Advance, including without limitation, the proposed date of such Swing Line Advance, which must be a Business Day;

(ii) on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Swing Line Advances made by the Borrowers as of the date of determination, the aggregate principal amount of all Swing Line Advances outstanding on such date shall not exceed the Swing Line Maximum Amount;

(iii) on the proposed date of such Swing Line Advance, after giving effect to all outstanding requests for Revolving Credit Advances and Swing Line Advances and Letters of Credit requested by the Borrowers on such date of determination (including, without duplication, Advances that are deemed disbursed pursuant to Section 3.6(c) in respect of the Borrowers’ Reimbursement Obligations hereunder), the sum of (x) the aggregate principal amount of all Revolving Credit Advances and the Swing Line Advances outstanding on such date plus (y) the Letter of Credit Obligations on such date shall not exceed the Revolving Credit Aggregate Commitment;

(iv) the principal amount of the initial funding of such Advance, as opposed to any refunding or conversion thereof, shall be at least $100,000 or such lesser amount as may be agreed to by the Swing Line Lender;

(v) each such Request for Swing Line Advance shall be delivered to the Swing Line Lender by 3:00 p.m. (Detroit, Michigan time) on the proposed date of the Swing Line Advance;

(vi) each Request for Swing Line Advance, once delivered to Swing Line Lender, shall not be revocable by the Borrowers, and shall constitute and include a certification by the Borrowers as of the date thereof that:

(A) all conditions to the making of Swing Line Advances set forth in this Agreement shall have been satisfied and shall remain satisfied to the date of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance);

(B) there is no Default or Event of Default in existence, and none will exist upon the making of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance); and

(C) the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents shall be true and correct in all material respect as of the date of the making of such Swing Line Advance (both before and immediately after giving effect to such Swing Line Advance), other than any representation or warranty that expressly speaks only as of a different date;

(vii) At the option of the Agent, subject to revocation by the Agent at any time and from time to time and so long as the Agent is the Swing Line Lender, the Borrowers may utilize the Agent’s “Sweep to Loan” automated system for obtaining Swing Line Advances and making periodic repayments. At any time during which the “Sweep to Loan” system is in effect, Swing Line Advances shall be advanced to fund borrowing needs pursuant to the terms of the Sweep Agreement. Each time a Swing Line Advance is made using the “Sweep to Loan” system, the Borrowers shall be deemed to have certified to the Agent and the Lenders each of the matters set forth in clause (vi) of this Section 2.5(c). Principal and interest on Swing Line Advances requested, or deemed requested, pursuant to this Section shall be paid pursuant to the terms and conditions of the Sweep Agreement without any deduction, setoff or counterclaim whatsoever.

Unless sooner paid pursuant to the provisions hereof or the provisions of the Sweep Agreement, the principal amount of the Swing Line Advances shall be paid in full, together with accrued interest thereon, on the Revolving Credit Maturity Date. The Agent may suspend or revoke the Borrowers’ privilege to use the “Sweep to Loan” system at any time and from time to time for any reason and, immediately upon any such revocation, the “Sweep to Loan” system shall no longer be available to the Borrowers for the funding of Swing Line Advances hereunder (or otherwise), and the regular procedures set forth in this Section 2.5 for the making of Swing Line Advances shall be deemed immediately to apply. The Agent may, at its option, also elect to make Swing Line Advances upon the Borrowers’ telephone requests on the basis set forth in the last paragraph of Section 2.3, provided that the Borrowers comply with the provisions set forth in this Section 2.5.

(d) Disbursement of Swing Line Advances. Upon receiving any executed Request for Swing Line Advance from the Borrowers and the satisfaction of the conditions set forth in Section 2.5(c), Swing Line Lender shall, at its option, make available to the Borrowers the amount so requested in Dollars not later than 4:00 p.m. (Detroit, Michigan time) on the date of such Advance, by credit to an account of the Borrowers maintained with the Agent or to such other account or third party as the Borrowers may reasonably direct in writing, subject to applicable law, provided such direction is timely given. Swing Line Lender shall promptly notify the Agent of any Swing Line Advance by telephone, telex or telecopier.

(e) Refunding of or Participation Interest in Swing Line Advances.

(i) The Agent, at any time in its sole and absolute discretion, may, in each case on behalf of the Borrowers (which hereby irrevocably direct the Agent to act on their behalf) request each of the Revolving Credit Lenders (including the Swing Line Lender in its capacity as a Revolving Credit Lender) to make an Advance of the Revolving Credit to the Borrowers, in an amount equal to such Revolving Credit Lender’s Revolving Credit Percentage of the aggregate principal amount of the Swing Line Advances outstanding on the date such notice is given (the “Refunded Swing Line Advances”). The applicable Revolving Credit Advances used to refund any Swing Line Advances shall be Base Rate Advances. In connection with the making of any such Refunded Swing Line Advances or the purchase of a participation interest in Swing Line Advances under Section 2.5(e)(ii), the Swing Line Lender shall retain its claim against the Borrowers for any unpaid interest or fees in respect thereof accrued to the date of such refunding. Unless any of the events described in Section 9.1(i) shall have occurred (in which event the procedures of Section 2.5(e)(ii) shall apply) and regardless of whether the conditions precedent set forth in this Agreement to the making of a Revolving Credit Advance are then satisfied (but subject to Section 2.5(e)(iii)), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Advance available to the Agent for the benefit of the Swing Line Lender at the office of the Agent specified in Section 2.4(a) prior to 11:00 a.m. (Detroit, Michigan time) on the Business Day next succeeding the date such notice is given, in immediately available funds. The proceeds of such Revolving Credit Advances shall be immediately applied to repay the Refunded Swing Line Advances, subject to Section 11.1.

(ii) If, prior to the making of an Advance of the Revolving Credit pursuant to Section 2.5(e)(i), one of the events described in Section 9.1(i) shall have occurred, each Revolving Credit Lender will, on the date such Advance of the Revolving Credit was to have been made, purchase from the Swing Line Lender an undivided participating interest in each Swing Line Advance that was to have been refunded in an amount equal to its Revolving Credit Percentage of such Swing Line Advance. Each Revolving Credit Lender within the time periods specified in Section 2.5(e)(i), as applicable, shall immediately transfer to the Agent, for the benefit of the Swing Line Lender, in immediately available funds, an amount equal to its Revolving Credit Percentage of the aggregate principal amount of all Swing Line Advances outstanding as of such date. Upon receipt thereof, the Agent will deliver to such Revolving Credit Lender a Swing Line Participation Certificate evidencing such participation.

(iii) Each Revolving Credit Lender’s obligation to make Revolving Credit Advances to refund Swing Line Advances, and to purchase participation interests, in accordance with Section 2.5(e)(i) and (ii), respectively, shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (A) any set-off, counterclaim, recoupment, defense or other right which such Revolving Credit Lender may have against Swing Line Lender, the Borrowers or any other Person for any reason whatsoever; (B) the occurrence or continuance of any Default or Event of Default; (C) any adverse change in the condition (financial or otherwise) of any Borrower or any other Person; (D) any breach of this Agreement or any other Loan Document by any Borrower or any other Person; (E) any inability of any Borrower to satisfy the conditions precedent to borrowing set forth in this Agreement on the date upon which such Revolving Credit Advance is to be made or such participating interest is to be purchased; (F) the termination of the Revolving Credit Aggregate Commitment hereunder; or (G) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. If any Revolving Credit Lender does not make available to the Agent the amount required pursuant to Section 2.5(e)(i) or (ii), as the case may be, the Agent on behalf of the Swing Line Lender, shall be entitled to recover such amount on demand from such Revolving Credit Lender, together with interest thereon for each day from the date of non-payment until such amount is paid in full (x) for the first two Business Days such amount remains unpaid, at the Federal Funds Effective Rate and (y) thereafter, at the rate of interest then applicable to such Swing Line Advances. The obligation of any Revolving Credit Lender to make available its pro rata portion of the amounts required pursuant to Section 2.5(e)(i) or (ii) shall not be affected by the failure of any other Revolving Credit Lender to make such amounts available, and no Revolving Credit Lender shall have any liability to any Credit Party, the Agent, the Swing Line Lender, or any other Revolving Credit Lender or any other party for another Revolving Credit Lender’s failure to make available the amounts required under Section 2.5(e)(i) or (ii).

(iv) Notwithstanding the foregoing, no Revolving Credit Lender shall be required to make any Revolving Credit Advance to refund a Swing Line Advance or to purchase a participation in a Swing Line Advance if at least two Business Days prior to the making of such Swing Line Advance by the Swing Line Lender, the officers of the Swing Line Lender immediately responsible for matters concerning this Agreement shall have received written notice from the Agent or any Lender that Swing Line Advances should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however, that the obligation of the Revolving Credit Lenders to make or refund such Swing Line Advance or purchase a participation in such Swing Line Advance shall be reinstated upon the date on which such Default or Event of Default has been waived by the requisite Lenders.

2.6 Interest Payments; Default Interest.

(a) Interest on the unpaid balance of all Base Rate Advances of the Revolving Credit and the Swing Line from time to time outstanding shall accrue from the date of such Advance to the date repaid, at a per annum interest rate equal to the Base Rate, and shall be payable in immediately available funds quarterly in arrears commencing on August 1, 2013, and on the first day of each calendar quarter thereafter. Whenever any payment under this Section 2.6(a) shall become due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Interest accruing at the Base Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Base Rate on the date of such change in the Base Rate.

(b) Interest on each Eurodollar-based Advance of the Revolving Credit shall accrue at its Eurodollar-based Rate and shall be payable in immediately available funds on the last day of the Eurodollar-Interest Period applicable thereto (and, if any Eurodollar-Interest Period shall exceed three months, then on the last Business Day of the third month of such Eurodollar-Interest Period, and at three month intervals thereafter). Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed from the first day of the Eurodollar-Interest Period applicable thereto to but not including the last day thereof.

(c) Notwithstanding anything to the contrary in the preceding sections, all accrued and unpaid interest on any Revolving Credit Advance refunded or converted pursuant to Section 2.3 and any Swing Line Advance refunded pursuant to Section 2.5(e), shall be due and payable in full on the date such Advance is refunded or converted.

(d) In the case of any Event of Default under Section 9.1(i), immediately upon the occurrence thereof, and in the case of any other Event of Default, immediately upon receipt by the Agent of notice from the Majority Revolving Credit Lenders, interest shall be payable on demand on all Revolving Credit Advances and Swing Line Advances from time to time outstanding at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance plus, in the case of Eurodollar-based Advances, 3% for the remainder of the then existing Interest Period, if any, and at all other such times, and for all Base Rate Advances from time to time outstanding, at a per annum rate equal to the Base Rate plus 3%.

2.7 Optional Prepayments.

(a) (i) The Borrowers may prepay all or part of the outstanding principal of any Base Rate Advance(s) of the Revolving Credit at any time, and (ii) subject to Section 2.10(c), the Borrowers may prepay all or part of the outstanding principal of any Eurodollar-based Advance of the Revolving Credit at any time (subject to not less than five Business Days’ notice to the Agent).

(b) The Borrowers may prepay all or part of the outstanding principal of any Swing Line Advance at any time.

(c) Any prepayment of a Base Rate Advance made in accordance with this Section shall be without premium or penalty and any prepayment of any other type of Advance shall be subject to the provisions of Section 11.1, but otherwise without premium or penalty. Any prepayment of a Revolving Credit Advance or Swing Line Advance under this Section 2.7 shall not reduce the Revolving Credit Commitment Amount.

2.8 Base Rate Advance in Absence of Election or Upon Default. If, (a) as to any outstanding Eurodollar-based Advance of the Revolving Credit, the Agent has not received payment of all outstanding principal and accrued interest on the last day of the Interest Period applicable thereto, or does not receive a timely Request for Advance meeting the requirements of Section 2.3 or 2.5 with respect to the refunding or conversion of such Advance, or (b) if on the last day of the applicable Interest Period a Default or an Event of Default shall have occurred and be continuing, then, on the last day of the applicable Interest Period the principal amount of any Eurodollar-based Advance which has not been prepaid shall, absent a contrary election of the Majority Revolving Credit Lenders, be converted automatically to a Base Rate Advance and the Agent shall thereafter promptly notify the Borrowers of said action. All accrued and unpaid interest on any Advance converted to a Base Rate Advance under this Section 2.8 shall be due and payable in full on the date such Advance is converted.

2.9 Revolving Credit Facility Fee. From the Effective Date to the Revolving Credit Maturity Date, the Borrowers shall pay to the Agent for distribution to the Revolving Credit Lenders pro-rata in accordance with their respective Revolving Credit Percentages, a Revolving Credit Facility Fee quarterly in arrears commencing July 1, 2013, and on the first day of each calendar quarter thereafter (in respect of the prior three months or any portion thereof). The Revolving Credit Facility Fee payable to each Revolving Credit Lender shall be determined by multiplying the Applicable Fee Percentage times the Revolving Credit Aggregate Commitment then in effect (whether used or unused). The Revolving Credit Facility Fee shall be computed on the basis of a year of 360 days and assessed for the actual number of days elapsed. Whenever any payment of the Revolving Credit Facility Fee shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next Business Day. Upon receipt of such payment, the Agent shall make prompt payment to each Revolving Credit Lender of its share of the Revolving Credit Facility Fee based upon its respective Revolving Credit Percentage. It is expressly understood that the Revolving Credit Facility Fees described in this Section are not refundable.

2.10 Mandatory Repayment of Revolving Credit Advances.

(a) If at any time and for any reason the aggregate outstanding principal amount of Revolving Credit Advances plus Swing Line Advances, plus the outstanding Letter of Credit Obligations, shall exceed the Revolving Credit Aggregate Commitment, the Borrowers shall immediately reduce any pending request for a Revolving Credit Advance on such day by the amount of such excess and, to the extent any excess remains thereafter, repay any Revolving Credit Advances and Swing Line Advances in an amount equal to the lesser of the outstanding amount of such Advances and the amount of such remaining excess, with such amounts to be applied between the Revolving Credit Advances and Swing Line Advances as determined by the Agent and then, to the extent that any excess remains after payment in full of all Revolving Credit Advances and Swing Line Advances, to provide cash collateral in support of any Letter of Credit Obligations in an amount equal to the lesser of (x) 105% of the amount of such Letter of Credit Obligations and (y) the amount of such remaining excess, with such cash collateral to be provided on terms satisfactory to the Agent. Subject to Section 2.10(c), the Borrowers acknowledge that, in connection with any repayment required hereunder, it shall also be responsible for the reimbursement of any prepayment or other costs required under Section 11.1. Any payments made pursuant to this Section shall be applied first to outstanding Base Rate Advances under the Revolving Credit, next to Swing Line Advances carried at the Base Rate and then to Eurodollar-based Advances of the Revolving Credit.

(b) Upon the payment in full of the Term Loans, any prepayments required to be made on the Term Loans pursuant to Sections 4.8(a), (b) and (c) shall instead be applied to prepay any amounts outstanding under the Revolving Credit, without resulting in a permanent reduction in the Revolving Credit Agreement Commitment. Subject to Sections 2.10(c) and 10.2, any payments made pursuant to this Section shall be applied first to outstanding Base Rate Advances under the Revolving Credit, next to Swing Line Advances carried at the Base Rate, next to Eurodollar-based Advances under the Revolving Credit. If any amounts remain thereafter, a portion of such prepayment equivalent to the undrawn amount of any outstanding Letters of Credit shall be held by Lender as cash collateral for the Reimbursement Obligations, with any additional prepayment monies being applied to any Fees, costs or expenses due and outstanding under this Agreement, and with the remainder of such prepayment thereafter being returned to the Borrowers.

(c) To the extent that, on the date any mandatory repayment of the Revolving Credit Advances under this Section 2.10 or payment pursuant to the terms of any of the Loan Documents is due, the Indebtedness under the Revolving Credit or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurodollar-based Rate and no Default or Event of Default has occurred and is continuing, the Borrowers may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Revolving Credit Lenders, on such terms and conditions as are reasonably acceptable to the Agent and upon such deposit the obligation of the Borrowers to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of the Revolving Credit on the last day of each Eurodollar-Interest Period attributable to the Eurodollar-based Advances of such Revolving Credit Advance, thereby avoiding breakage costs under Section 11.1; provided, however, that if a Default or Event of Default shall have occurred at any time while sums are on deposit in the cash collateral account, the Agent may, in its sole discretion, elect to apply such sums to reduce the principal balance of such Eurodollar-based Advances prior to the last day of the applicable Eurodollar-Interest Period, and the Borrowers will be obligated to pay any resulting breakage costs under Section 11.1. Any prepayment of a Revolving Credit Advance or Swing Line Advance under this Section 2.10 shall not reduce the Revolving Credit Commitment Amount.

2.11 Mandatory and Optional Reductions or Termination of Revolving Credit Aggregate Commitment.

(a) On each Term B Conversion Date all of the outstanding balance of the Revolving Credit Advances as of such date will convert to a term loan as provided in Section 4.1(b) and the Revolving Credit Aggregate Commitment will reduce permanently on that same date, automatically, by the same amount so converted.

(b) The Borrowers may, upon at least five Business Days prior written notice to the Agent, permanently reduce the Revolving Credit Aggregate Commitment in whole at any time, or in part from time to time, without premium or penalty, provided that: (i) each partial reduction of the Revolving Credit Aggregate Commitment shall be in an aggregate amount equal to $5,000,000 or a larger integral multiple of $100,000; (ii) each reduction shall be accompanied by the payment of the Revolving Credit Facility Fee, if any, accrued and unpaid to the date of such reduction; (iii) the Borrowers shall prepay in accordance with the terms hereof the amount, if any, by which the aggregate unpaid principal amount of Revolving Credit Advances and Swing Line Advances (including, without duplication, any deemed Advances made under Section 3.6) outstanding hereunder, plus the Letter of Credit Obligations, exceeds the amount of the then applicable Revolving Credit Aggregate Commitment as so reduced, together with interest thereon to the date of prepayment; (iv) no reduction shall reduce the Revolving Credit Aggregate Commitment to an amount which is less than the aggregate undrawn amount of any Letters of Credit outstanding at such time; and (v) no such reduction shall reduce the Swing Line Maximum Amount unless the Borrowers so elect, provided that the Swing Line Maximum Amount shall at no time be greater than the Revolving Credit Aggregate Commitment; provided, however that if the termination or reduction of the Revolving Credit Aggregate Commitment requires the prepayment of a Eurodollar-based

Advance and such termination or reduction is made on a day other than the last Business Day of the then current Interest Period applicable to such Eurodollar-based Advance, then, pursuant to Section 11.1, the Borrowers shall compensate the Revolving Credit Lenders and/or the Swing Line Lender for any losses or, so long as no Default or Event of Default has occurred and is continuing, the Borrowers may deposit the amount of such prepayment in a collateral account as provided in Section 2.10(c). Reductions of the Revolving Credit Aggregate Commitment and any accompanying prepayments of Advances of the Revolving Credit shall be distributed by the Agent to each Revolving Credit Lender in accordance with such Revolving Credit Lender’s Revolving Credit Percentage thereof, and will not be available for reinstatement by or readvance to the Borrowers, and any accompanying prepayments of Advances of the Swing Line shall be distributed by the Agent to the Swing Line Lender and will not be available for reinstatement by or readvance to the Borrowers. Any reductions of the Revolving Credit Aggregate Commitment hereunder shall reduce each Revolving Credit Lender’s portion thereof proportionately (based on the applicable Percentages), and shall be permanent and irrevocable. Any payments made pursuant to this Section shall be applied first to outstanding Base Rate Advances under the Revolving Credit, next to Swing Line Advances carried at the Base Rate and then to Eurodollar-based Advances of the Revolving Credit.

2.12 Use of Proceeds of Advances. Advances of the Revolving Credit shall be used to finance future acquisitions, working capital and other lawful corporate purposes.

3. LETTERS OF CREDIT.

3.1 Letters of Credit. Subject to the terms and conditions of this Agreement, Issuing Lender may, but shall not be required to, through the Issuing Office, at any time and from time to time from and after the date hereof until 30 days prior to the Revolving Credit Maturity Date, upon the written request of the Borrowers accompanied by a duly executed Letter of Credit Agreement and such other documentation related to the requested Letter of Credit as the Issuing Lender may require, issue Letters of Credit in Dollars for the account of the Borrowers, in an aggregate amount for all Letters of Credit issued hereunder at any one time outstanding not to exceed the Letter of Credit Maximum Amount. Each Letter of Credit shall be in a minimum face amount of $100,000 (or such lesser amount as may be agreed to by Issuing Lender) and each Letter of Credit (including any renewal thereof) shall expire not later than the first to occur of (a) 12 months after the date of issuance thereof and (b) 10 Business Days prior to the Revolving Credit Maturity Date in effect on the date of issuance thereof. The submission of all applications in respect of and the issuance of each Letter of Credit hereunder shall be subject in all respects to such industry rules and governing laws as are acceptable to the Issuing Lender. In the event of any conflict between this Agreement and any Letter of Credit Document other than any Letter of Credit, this Agreement shall control.

3.2 Conditions to Issuance. No Letter of Credit shall be issued (including the renewal or extension of any Letter of Credit previously issued) at the request and for the account of the Borrowers unless, as of the date of issuance (or renewal or extension) of such Letter of Credit:

(a) (i) after giving effect to the Letter of Credit requested, the Letter of Credit Obligations do not exceed the Letter of Credit Maximum Amount; and (ii) after giving effect to the Letter of Credit requested, the Letter of Credit Obligations on such date plus the aggregate amount of all Revolving Credit Advances and Swing Line Advances (including all Advances deemed disbursed by the Agent under Section 3.6(c) in respect of the Borrowers’ Reimbursement Obligations) hereunder requested or outstanding on such date do not exceed the Revolving Credit Aggregate Commitment;

(b) the representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects as of date of the issuance of such Letter of Credit (both before and immediately after the issuance of such Letter of Credit), other than any representation or warranty that expressly speaks only as of a different date;

(c) there is no Default or Event of Default in existence, and none will exist upon the issuance of such Letter of Credit;

(d) the Borrowers shall have delivered to Issuing Lender at its Issuing Office, not less than three Business Days prior to the requested date for issuance (or such shorter time as the Issuing Lender, in its sole discretion, may permit), the Letter of Credit Agreement related thereto, together with such other documents and materials as may be required pursuant to the terms thereof, and the terms of the proposed Letter of Credit shall be reasonably satisfactory to Issuing Lender;

(e) no order, judgment or decree of any court, arbitrator or Governmental Authority shall purport by its terms to enjoin or restrain Issuing Lender from issuing the Letter of Credit requested, or any Revolving Credit Lender from taking an assignment of its Revolving Credit Percentage thereof pursuant to Section 3.6, and no law, rule, regulation, request or directive (whether or not having the force of law) shall prohibit the Issuing Lender from issuing, or any Revolving Credit Lender from taking an assignment of its Revolving Credit Percentage of, the Letter of Credit requested or letters of credit generally;

(f) there shall have been (i) no introduction of or change in the interpretation of any law or regulation, (ii) no declaration of a general banking moratorium by banking authorities in the United States, Texas or the respective jurisdictions in which the Revolving Credit Lenders, the Borrowers and the beneficiary of the requested Letter of Credit are located, and (iii) no establishment of any new restrictions by any central bank or other governmental agency or authority on transactions involving letters of credit or on banks generally that, in any case described in this clause (f), would make it unlawful or unduly burdensome for the Issuing Lender to issue or any Revolving Credit Lender to take an assignment of its Revolving Credit Percentage of the requested Letter of Credit or letters of credit generally;

(g) if any Revolving Credit Lender is a Defaulting Lender, the Issuing Lender has entered into arrangements satisfactory to it to eliminate the Fronting Exposure with respect to the participation in the Letter of Credit Obligations by such Defaulting Lender, including creation of a cash collateral account on terms satisfactory to the Agent or delivery of other security to assure payment of such Defaulting Lender’s Percentage of all outstanding Letter of Credit Obligations; and

(h) Issuing Lender shall have received the issuance fees required in connection with the issuance of such Letter of Credit pursuant to Section 3.4.

Each Letter of Credit Agreement submitted to Issuing Lender pursuant hereto shall constitute the certification by the Borrowers of the matters set forth in Section 5.2. The Agent shall be entitled to rely on such certification without any duty of inquiry.

3.3 Notice. The Issuing Lender shall deliver to the Agent, concurrently with or promptly following its issuance of any Letter of Credit, a true and complete copy of each Letter of Credit. Promptly upon its receipt thereof, the Agent shall give notice, in substantially the form attached as Exhibit G or otherwise in form and substance satisfactory to the Agent, to each Revolving Credit Lender of the issuance of each Letter of Credit, specifying the amount thereof and the amount of such Revolving Credit Lender’s Percentage thereof.

3.4 Letter of Credit Fees; Increased Costs.

(a) The Borrowers shall pay letter of credit fees as follows:

(i) A per annum letter of credit fee with respect to the undrawn amount of each Letter of Credit issued pursuant hereto (based on the amount of each Letter of Credit) in the amount of the Applicable Fee Percentage (determined with reference to Annex I to this Agreement) shall be paid to the Agent for distribution to the Revolving Credit Lenders in accordance with their Revolving Credit Percentages.

(ii) A letter of credit facing fee on the face amount of each Letter of Credit shall be paid to the Agent for distribution to the Issuing Lender for its own account, in accordance with the terms of the applicable Fee Letter.

(b) All payments by the Borrowers to the Agent for distribution to the Issuing Lender or the Revolving Credit Lenders under this Section 3.4 shall be made in Dollars in immediately available funds at the Issuing Office or such other office of the Agent as may be designated from time to time by written notice to the Borrowers by the Agent. The fees described in clauses (a)(i) and (ii) above (i) shall be nonrefundable under all circumstances, (ii) in the case of fees due under clause (a)(i) above, shall be payable quarterly in advance on the first day of each calendar quarter and (iii) in the case of fees due under clause (a)(ii) above, shall be payable upon the issuance of such Letter of Credit and quarterly in advance thereafter. The fees due under clause (a)(i) above shall be determined by multiplying the Applicable Fee Percentage times the undrawn amount of the face amount of each such Letter of Credit on the date of determination, and shall be calculated on the basis of a 360 day year and assessed for the actual number of days from the date of the issuance thereof to the stated expiration thereof. The parties hereto acknowledge that, unless the Issuing Lender otherwise agrees, any material amendment and any extension to a Letter of Credit issued hereunder shall be treated as a new Letter of Credit for the purposes of the letter of credit facing fee.

(c) If any Change in Law, shall either (i) impose, modify or cause to be deemed applicable any reserve, special deposit, limitation or similar requirement against letters of credit issued or participated in by, or assets held by, or deposits in or for the account of, Issuing Lender or any Revolving Credit Lender or (ii) impose on Issuing Lender or any Revolving Credit Lender any other condition regarding this Agreement, the Letters of Credit or any participations in such Letters of Credit, and the result of any event referred to in clause (i) or (ii) above shall be to increase the cost or expense to Issuing Lender or such Revolving Credit Lender of issuing or maintaining or participating in any of the Letters of Credit (which increase in cost or expense shall be determined by the Issuing Lender’s or such Revolving Credit Lender’s reasonable allocation of the aggregate of such cost increases and expenses resulting from such events), then, upon demand by the Issuing Lender or such Revolving Credit Lender, as the case may be, the Borrowers shall, within 30 days following demand for payment, pay to Issuing Lender or such Revolving Credit Lender, as the case may be, from time to time as specified by the Issuing Lender or such Revolving Credit Lender, additional amounts which shall be sufficient to compensate the Issuing Lender or such Revolving Credit Lender for such increased cost and expense (together with interest on each such amount from 10 days after the date such payment is due until payment in full thereof at the Base Rate), provided that if the Issuing Lender or such Revolving Credit Lender could take any reasonable action, without cost or administrative or other burden or restriction to such Lender, to mitigate or eliminate such cost or expense, it agrees to do so within a reasonable time after becoming aware of the foregoing matters. Each demand for payment under this Section 3.4(c) shall be accompanied by a certificate of Issuing Lender or the applicable Revolving Credit Lender setting forth the amount of such increased cost or expense incurred by the Issuing Lender or such Revolving Credit Lender, as the case may be, as a result of any event mentioned in clause (i) or (ii) above, and in reasonable detail, the methodology for calculating and the calculation of such amount, which certificate shall be prepared in good faith and shall be conclusive evidence, absent manifest error, as to the amount thereof.

3.5 Other Fees. In connection with the Letters of Credit, and in addition to the Letter of Credit Fees, the Borrowers shall pay, for the sole account of the Issuing Lender, standard documentation, administration, payment and cancellation charges assessed by Issuing Lender or the Issuing Office, at the times, in the amounts and on the terms set forth or to be set forth from time to time in the standard fee schedule of the Issuing Office in effect from time to time.

3.6 Participation Interests in and Drawings and Demands for Payment Under Letters of Credit.

(a) Upon issuance by the Issuing Lender of each Letter of Credit hereunder, each Revolving Credit Lender shall automatically acquire a pro rata participation interest in such Letter of Credit and each related Letter of Credit Payment based on its respective Revolving Credit Percentage.

(b) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Borrowers agree to pay to the Issuing Lender an amount equal to the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Agent relative thereto not later than 1:00 p.m. (Detroit, Michigan time), in Dollars, on (i) the Business Day that the Borrowers received notice of such presentment and honor, if such notice is received prior to 11:00 a.m. (Detroit, Michigan time) or (ii) the Business Day immediately following the day that the Borrowers received such notice, if such notice is received after 11:00 a.m. (Detroit, Michigan time).

(c) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, but the Borrowers do not reimburse the Issuing Lender as required under clause (b) above and the Revolving Credit Aggregate Commitment has not been terminated (whether by maturity, acceleration or otherwise), the Borrowers shall be deemed to have immediately requested that the Revolving Credit Lenders make a Base Rate Advance of the Revolving Credit (which Advance may be subsequently converted at any time into a Eurodollar-based Advance pursuant to Section 2.3) in the principal amount equal to the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Agent relative thereto. The Agent will promptly notify the Revolving Credit Lenders of such deemed request, and each such Lender shall make available to the Agent an amount equal to its pro rata share (based on its Revolving Credit Percentage) of the amount of such Advance.

(d) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, but the Borrowers do not reimburse the Issuing Lender as required under clause (b) above, and (i) the Revolving Credit Aggregate Commitment has been terminated (whether by maturity, acceleration or otherwise), or (ii) any reimbursement received by the Issuing Lender from the Borrowers is or must be returned or rescinded upon or during any bankruptcy or reorganization of any Credit Party or otherwise, then the Agent shall notify each Revolving Credit Lender, and each Revolving Credit Lender will be obligated to pay the Agent for the account of the Issuing Lender its pro rata share (based on its Revolving Credit Percentage) of the amount paid by the Issuing Lender in respect of such draft or other demand under such Letter of Credit and all reasonable expenses paid or incurred by the Agent relative thereto (but no such payment shall diminish the obligations of the Borrowers hereunder). Upon receipt thereof, the Agent will deliver to such Revolving Credit Lender a participation certificate evidencing its participation interest in respect of such payment and expenses. To the extent that a Revolving Credit Lender fails to make such amount available to the Agent by 11:00 a.m. (Detroit, Michigan time) on the Business Day next succeeding the date such notice is given, such Revolving Credit Lender shall pay interest on such amount in respect of each day from the date such amount was required to be paid, to the date paid to the Agent, at a rate per annum equal to the Federal Funds Effective Rate. The failure of any Revolving Credit Lender to make its pro rata portion of any such amount available under to the Agent shall not relieve any other Revolving Credit Lender of its obligation to make available its pro rata portion of such amount, but no Revolving Credit Lender shall be responsible for failure of any other Revolving Credit Lender to make such pro rata portion available to the Agent.

(e) In the case of any Advance made under this Section 3.6, each such Advance shall be disbursed notwithstanding any failure to satisfy any conditions for disbursement of any Advance set forth in Article 2 or Article 5 hereof, and, to the extent of the Advance so disbursed, the Reimbursement Obligation of the Borrowers to the Agent under this Section 3.6 shall be deemed satisfied (unless, in each case, taking into account any such deemed Advances, the aggregate outstanding principal amount of Advances of the Revolving Credit and the Swing Line, plus the Letter of Credit Obligations (other than the Reimbursement Obligations to be reimbursed by this Advance) on such date exceed the then applicable Revolving Credit Aggregate Commitment).

(f) If the Issuing Lender shall honor a draft or other demand for payment presented or made under any Letter of Credit, the Issuing Lender shall provide notice thereof to the Borrowers on the date such draft or demand is honored, and to each Revolving Credit Lender on such date unless the Borrowers shall have satisfied its reimbursement obligations by payment to the Agent (for the benefit of the Issuing Lender) as required under this Section 3.6. The Issuing Lender shall further use reasonable efforts to provide notice to the Borrowers prior to honoring any such draft or other demand for payment, but such notice, or the failure to provide such notice, shall not affect the rights or obligations of the Issuing Lender with respect to any Letter of Credit or the rights and obligations of the parties hereto, including without limitation the obligations of the Borrowers under this Section 3.6.

(g) Notwithstanding the foregoing however no Revolving Credit Lender shall be deemed to have acquired a participation in a Letter of Credit if the officers of the Issuing Lender immediately responsible for matters concerning this Agreement shall have received written notice from the Agent or any Lender at least two Business Days prior to the date of the issuance or extension of such Letter of Credit or, with respect to any Letter of Credit subject to automatic extension, at least five Business Days prior to the date that the beneficiary under such Letter of Credit must be notified that such Letter of Credit will not be renewed, that the issuance or extension of Letters of Credit should be suspended based on the occurrence and continuance of a Default or Event of Default and stating that such notice is a “notice of default”; provided, however that the Revolving Credit Lenders shall be deemed to have acquired such a participation upon the date on which such Default or Event of Default has been waived by the requisite Revolving Credit Lenders, as applicable.

(h) Nothing in this Agreement shall be construed to require or authorize any Revolving Credit Lender to issue any Letter of Credit, it being recognized that the Issuing Lender shall be the sole issuer of Letters of Credit under this Agreement.

(i) In the event that any Revolving Credit Lender becomes a Defaulting Lender, the Issuing Lender may, at its option, require that the Borrowers enter into arrangements satisfactory to Issuing Lender to eliminate the Fronting Exposure with respect to the participation in the Letter of Credit Obligations by such Defaulting Lender, including creation of a cash collateral account on terms satisfactory to the Agent or delivery of other security to assure payment of such Defaulting Lender’s Percentage of all outstanding Letter of Credit Obligations.

3.7 Obligations Irrevocable. The obligations of the Borrowers to make payments to the Agent for the account of Issuing Lender or the Revolving Credit Lenders with respect to Letter of Credit Obligations under Section 3.6, shall be unconditional and irrevocable and not subject to any qualification or exception whatsoever, including, without limitation:

(a) Any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement, any other documentation relating to any Letter of Credit, this Agreement or any of the other Loan Documents (the “Letter of Credit Documents”);

(b) Any amendment, modification, waiver, consent, or any substitution, exchange or release of or failure to perfect any interest in collateral or security, with respect to or under any Letter of Credit Document;

(c) The existence of any claim, setoff, defense or other right which the Borrowers may have at any time against any beneficiary or any transferee of any Letter of Credit (or any persons or entities for whom any such beneficiary or any such transferee may be acting), the Agent, the Issuing Lender or any Revolving Credit Lender or any other Person, whether in connection with this Agreement, any of the Letter of Credit Documents, the transactions contemplated herein or therein or any unrelated transactions;

(d) Any draft or other statement or document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(e) Payment by the Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(f) Any failure, omission, delay or lack on the part of the Agent, Issuing Lender or any Revolving Credit Lender or any party to any of the Letter of Credit Documents or any other Loan Document to enforce, assert or exercise any right, power or remedy conferred upon the Agent, Issuing Lender, any Revolving Credit Lender or any such party under this Agreement, any of the other Loan Documents or any of the Letter of Credit Documents, or any other acts or omissions on the part of the Agent, Issuing Lender, any Revolving Credit Lender or any such party; or

(g) Any other event or circumstance that would, in the absence of this Section 3.7, result in the release or discharge by operation of law or otherwise of the Borrowers from the performance or observance of any obligation, covenant or agreement contained in Section 3.6.

No setoff, counterclaim, reduction or diminution of any obligation or any defense of any kind or nature which the Borrowers have or may have against the beneficiary of any Letter of Credit shall be available hereunder to the Borrowers against the Agent, Issuing Lender or any Revolving Credit Lender. With respect to any Letter of Credit, nothing contained in this Section 3.7 shall be deemed to prevent the Borrowers, after satisfaction in full of the absolute and unconditional obligations of the Borrowers hereunder with respect to such Letter of Credit, from asserting in a separate action any claim, defense, set off or other right which they (or any of them) may have against the Agent, Issuing Lender or any Revolving Credit Lender in connection with such Letter of Credit.

3.8 Risk Under Letters of Credit.

(a) In the administration and handling of Letters of Credit and any security therefor, or any documents or instruments given in connection therewith, Issuing Lender shall have the sole right to take or refrain from taking any and all actions under or upon the Letters of Credit.

(b) Subject to other terms and conditions of this Agreement, Issuing Lender shall issue the Letters of Credit and shall hold the documents related thereto in its own name and shall make all collections thereunder and otherwise administer the Letters of Credit in accordance with Issuing Lender’s regularly established practices and procedures and will have no further obligation with respect thereto. In the administration of Letters of Credit, Issuing Lender shall not be liable for any action taken or omitted on the advice of counsel, accountants, appraisers or other experts selected by Issuing Lender with due care and Issuing Lender may rely upon any notice, communication, certificate or other statement from the Borrowers, beneficiaries of Letters of Credit, or any other Person which Issuing Lender believes to be authentic. Issuing Lender will, upon request, furnish the Revolving Credit Lenders with copies of Letter of Credit Documents related thereto.

(c) In connection with the issuance and administration of Letters of Credit and the assignments hereunder, Issuing Lender makes no representation and shall have no responsibility with respect to (i) the obligations of the Borrowers or the validity, sufficiency or enforceability of any document or instrument given in connection therewith, or the taking of any action with respect to same, (ii) the financial condition of, any representations made by, or any act or omission of the Borrowers or any other Person, or (iii) any failure or delay in exercising any rights or powers possessed by Issuing Lender in its capacity as issuer of Letters of Credit in the absence of its gross negligence or willful misconduct. Each of the Revolving Credit Lenders expressly acknowledges that it has made and will continue to make its own evaluations of the Borrowers’ creditworthiness without reliance on any representation of Issuing Lender or Issuing Lender’s officers, agents and employees.

(d) If at any time Issuing Lender shall recover any part of any unreimbursed amount for any draw or other demand for payment under a Letter of Credit, or any interest thereon, the Agent or Issuing Lender, as the case may be, shall receive same for the pro rata benefit of the Revolving Credit Lenders in accordance with their respective Percentages and shall promptly deliver to each Revolving Credit Lender its share thereof, less such Revolving Credit Lender’s pro rata share of the costs of such recovery, including court costs and attorney’s fees. If at any time any Revolving Credit Lender shall receive from any source whatsoever any payment on any such unreimbursed amount or interest thereon in excess of such Revolving Credit Lender’s Percentage of such payment, such Revolving Credit Lender will promptly pay over such excess to the Agent, for redistribution in accordance with this Agreement.

3.9 Indemnification. The Borrowers hereby indemnify and agree to hold harmless the Revolving Credit Lenders, the Issuing Lender and the Agent and their respective Affiliates, and the respective officers, directors, employees and agents of such Persons (each an “L/C Indemnified Person”), from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever which the Revolving Credit Lenders, the Issuing Lender or the Agent or any such Person may incur or which may be claimed against any of them by reason of or in connection with any Letter of Credit INCLUDING ANY CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS OR EXPENSES RESULTING FROM THE REVOLVER CREDIT LENDERS’, THE SWING LINE LENDER’S, THE ISSUING LENDER’S, THE AGENT’S OR SUCH OTHER PERSON’S OWN NEGLIGENCE (collectively, the “L/C Indemnified Amounts”), and none of the Issuing Lender, any Revolving Credit Lender, the Agent or such other Person or any of their respective officers, directors, employees or agents shall be liable or responsible for:

(a) the use which may be made of any Letter of Credit or for any acts or omissions of any beneficiary in connection therewith;

(b) the validity, sufficiency or genuineness of documents or of any endorsement thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged;

(c) payment by the Issuing Lender to the beneficiary under any Letter of Credit against presentation of documents which do not strictly comply with the terms of any Letter of Credit (unless such payment resulted from the gross negligence or willful misconduct of the Issuing Lender), including failure of any documents to bear any reference or adequate reference to such Letter of Credit;

(d) any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit; or

(e) any other event or circumstance whatsoever arising in connection with any Letter of Credit.

It is understood that in making any payment under a Letter of Credit the Issuing Lender will rely on documents presented to it under such Letter of Credit as to any and all matters set forth therein without further investigation and regardless of any notice or information to the contrary.

With respect to clauses (a) through (e) hereof, (i) no Borrower shall be required to indemnify any L/C Indemnified Person for any L/C Indemnified Amounts to the extent such amounts result from the gross negligence or willful misconduct of such L/C Indemnified Person or any officer, director, employee or agent of such L/C Indemnified Person and (ii) the Agent and the Issuing Lender shall be liable to each Borrower to the extent, but only to the extent, of any direct, as opposed to consequential or incidental, damages suffered by any Borrower which were caused by the gross negligence or willful misconduct of the Issuing Lender or any officer, director, employee or agent of the Issuing Lender or by the Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

3.10 Right of Reimbursement. Each Revolving Credit Lender agrees to reimburse the Issuing Lender on demand, pro rata in accordance with its respective Revolving Credit Percentage, for (a) the reasonable out-of-pocket costs and expenses of the Issuing Lender to be reimbursed by the Borrowers pursuant to any Letter of Credit Agreement or any Letter of Credit, to the extent not reimbursed by the Borrowers or any other Credit Party and (b) any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, fees, reasonable out-of-pocket expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Issuing Lender in any way relating to or arising out of this Agreement (including Section 3.6(c)), any Letter of Credit, any documentation or any transaction relating thereto, or any Letter of Credit Agreement, to the extent not reimbursed by the Borrowers, except to the extent that such liabilities, losses, costs or expenses were incurred by Issuing Lender as a result of Issuing Lender’s gross negligence or willful misconduct or by the Issuing Lender’s wrongful dishonor of any Letter of Credit after the presentation to it by the beneficiary thereunder of a draft or other demand for payment and other documentation strictly complying with the terms and conditions of such Letter of Credit.

4. TERM LOANS.

4.1 Term Loans.

(a) Term Loan A. Subject to the terms and conditions hereof, each Term Loan A Lender, severally and for itself alone, agrees to lend to the Borrowers, in a single disbursement in Dollars on the Effective Date an amount equal to such Lender’s Percentage of Term Loan A.

(b) Term Loan B. Subject to the terms and conditions hereof, each Term Loan B Lender, severally and for itself alone, agrees that on each Term B Conversion Date, all of the outstanding principal balance of the Revolving Credit as of such date will automatically convert to a term Loan Advance to be known as “Term Loan B Advance” and all Term Loan B Advances shall be known as the “Term Loan B”. On such Term, B Conversion Date, each Lender’s Percentage of such Term Loan B Advance will be the same percentage that each such Lender had in the Revolving Credit immediately prior to such Term B Conversion Date. Thereafter, the Agent shall make the appropriate allocations and adjustments with respect to the Term Loan B Percentages and Weighted Percentages of the Term Loan B for each Term Loan B Lender to reflect the addition of such new Term Loan B Advance to the Term Loan B and such Lender’s Term Loan B Amount.

4.2 Accrual of Interest and Maturity; Evidence of Indebtedness.

(a) (i) The Borrowers hereby unconditionally promise to pay to the Agent for the account of each Term Loan A Lender such Lender’s Percentage of the then unpaid aggregate principal amount of Term Loan A outstanding on the Term Loan A Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, the unpaid principal Indebtedness outstanding under Term Loan A shall, from the Effective Date (until paid), bear interest at the Applicable Interest Rate, and (ii) the Borrowers hereby unconditionally promise to pay to the Agent for the account of each Term Loan B Lender such Lender’s Percentage of the then unpaid aggregate principal amount of Term Loan B outstanding on the Term Loan B Maturity Date and on such other dates and in such other amounts as may be required from time to time pursuant to this Agreement. Subject to the terms and conditions hereof, the unpaid principal Indebtedness outstanding under Term Loan B shall, from the Effective Date (until paid), bear interest at the Applicable Interest Rate. There shall be no readvance or reborrowings of any principal reductions of Term Loan A or Term Loan B.

(b) Each Term Loan Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrowers to the appropriate lending office of such Term Loan Lender resulting from each Advance of Term Loan A or Term Loan B, as applicable made by such lending office of such Lender from time to time, including the amounts of principal and interest payable thereon and paid to such Term Loan Lender from time to time under this Agreement.

(c) The Agent shall maintain the Register pursuant to Section 13.8(h), and a subaccount therein for each Term Loan Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Advance of the Term Loans made hereunder, the type thereof and each Eurodollar-Interest Period applicable to any Eurodollar-based Advance, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Term Loan Lender hereunder in respect of the Advances of Term Loan A or Term Loan B, as applicable and (iii) both the amount of any sum received by the Agent hereunder from the Borrowers in respect of the Advances of the Term Loans and each Term Loan Lender’s share thereof.

(d) The entries made in the Register pursuant to Section 4.2(c) and Section 13.8(h) shall, absent manifest error, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrowers therein recorded; provided, however, that the failure of any Term Loan Lender or the Agent to maintain the Register or any such account, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrowers to repay the Advances of each of the Term Loans (and all other amounts owing with respect thereto) made to the Borrowers by the Term Loan Lenders in accordance with the terms of this Agreement.

(e) The Borrowers agree that, upon written request to the Agent by any Term Loan Lender, the Borrowers will execute and deliver to such Term Loan Lender, at the Borrowers’ expense, a Term Loan A Note or Term Loan B Note evidencing the outstanding Advances under Term Loan A or Term Loan B, as applicable, owing to such Term Loan Lender. The sum of the principal amount of the Indebtedness consisting of the Revolving Credit and the Term Loan B as evidenced by a Revolving Credit Note and a Term Loan B Note issued to a Lender shall not exceed the sum of such Lender’s Revolving Credit Commitment Amount and Term Loan B Amount.

4.3 Repayment of Principal.

(a) The Borrowers shall repay Term Loan A quarterly on the first day of each calendar quarter during the period and in the amounts set forth below, until the Term Loan A Maturity Date, when all remaining outstanding principal plus accrued interest thereon shall be due and payable in full:

Period	Payment (to be made on each payment date)
October 1, 2013 through April 1, 2018	$1,750,000
Term Loan A Maturity Date	Any amounts of principal or interest then outstanding on Term Loan A

(b) The Borrowers shall repay each Term Loan B Advance in equal quarterly payments of principal equal to 1/20th of the initial amount of such Term Loan B Advance on its applicable Term B Conversion Date, plus all accrued unpaid interest thereon, commencing on the first day of the calendar quarter next following such applicable Term B Conversion Date. All unpaid principal and interest on each Term Loan B Advance will be due and payable in full on the Term Loan B Maturity Date.

(c) Whenever any payment under this Section 4.3 shall become due on a day that is not a Business Day, the date for payment thereunder shall be extended to the next Business Day.

4.4 Term Loan Rate Requests; Refundings and Conversions of Advances of Term Loans. On the Effective Date, the Applicable Interest Rate for all Term Loan Advances shall be the Base Rate. Thereafter, the Borrowers may refund all or any portion of any Advance of either or both Term Loans as a Term Loan Advance with a like Eurodollar-Interest Period or convert each such Advance of such Term Loan to an Advance with a different Eurodollar-Interest Period, but only after delivery to the Agent of a Term Loan Rate Request executed in connection with such Term Loan by an Authorized Signer and subject to the terms hereof and to the following:

(a) each Term Loan Rate Request shall set forth the information required on the Term Loan Rate Request form with respect to such Term Loan, including without limitation:

(i) whether the Term Loan Advance being refunded or converted is a Term Loan A Advance or a Term Loan B Advance;

(ii) whether the Term Loan Advance is a refunding or conversion of an outstanding Term Loan Advance;

(iii) in the case of a refunding or conversion of an outstanding Term Loan Advance, the proposed date of such refunding or conversion, which must be a Business Day; and

(iv) whether such Term Loan Advance (or any portion thereof) is to be a Base Rate Advance or a Eurodollar-based Advance, and, in the case of a Eurodollar-based Advance, the Eurodollar-Interest Period(s) applicable thereto.

(b) each such Term Loan Rate Request shall be delivered to the Agent (i) by 1:00 p.m. (Detroit, Michigan time) three Business Days prior to the proposed date of the refunding or conversion of a Eurodollar-based Advance or (ii) by 1:00 p.m. on the proposed date of the refunding or conversion of a Base Rate Advance;

(c) the principal amount of such Advance of such Term Loan A or Term Loan B plus the amount of any other Advance of such Term Loan A or Term Loan B, as applicable to be then combined therewith having the same Applicable Interest Rate and Eurodollar-Interest Period, if any, shall be (i) in the case of a Base Rate Advance, at least $3,000,000, or the remaining principal balance outstanding under the applicable Term Loan, whichever is less, and (ii) in the case of a Eurodollar-based Advance, at least $5,000,000 or the remaining principal balance outstanding under the applicable Term Loan, whichever is less, or in each case a larger integral multiple of $1,000,000;

(d) no Term Loan Advance shall have a Eurodollar-Interest Period ending after the Term Loan A Maturity Date or Term Loan B Maturity Date, as applicable, and, notwithstanding any provision hereof to the contrary, the Borrowers shall select Eurodollar-Interest Periods (or the Base Rate) for sufficient portions of the Term Loans such that the Borrowers may make the required principal payments hereunder on a timely basis and otherwise in accordance with Section 4.5 below;

(e) at no time shall there be more than three Eurodollar-Interest Periods in effect for Advances of each Term Loan; and

(f) a Term Loan Rate Request, once delivered to the Agent, shall not be revocable by the Borrowers.

4.5 Base Rate Advance in Absence of Election or Upon Default. In the event the Borrowers shall fail with respect to any Eurodollar-based Advance of a Term Loan to timely exercise their option to refund or convert such Advance in accordance with Section 4.4 (and such Advance has not been paid in full on the last day of the Eurodollar-Interest Period applicable thereto according to the terms hereof), or, if on the last day of the applicable Eurodollar-Interest Period, a Default or Event of Default shall exist, then, on the last day of the applicable Eurodollar-Interest Period, the principal amount of such Advance which has not been prepaid shall be automatically converted to a Base Rate Advance and the Agent shall thereafter promptly notify the Borrowers thereof. All accrued and unpaid interest on any Advance converted to a Base Rate Advance under this Section 4.5 shall be due and payable in full on the date such Advance is converted.

4.6 Interest Payments; Default Interest.

(a) Interest on the unpaid principal of all Base Rate Advances of the Term Loans from time to time outstanding shall accrue until paid at a per annum interest rate equal to the Base Rate, and shall be payable in immediately available funds quarterly in arrears commencing on July 1, 2013, and on the first day of each calendar quarter thereafter. Whenever any payment under this Section 4.6 shall become due on a day that is not a Business Day, the date for payment shall be extended to the next Business Day. Interest accruing at the Base Rate shall be computed on the basis of a 360 day year and assessed for the actual number of days elapsed, and in such computation effect shall be given to any change in the interest rate resulting from a change in the Base Rate on the date of such change in the Base Rate.

(b) Interest on the unpaid principal of each Eurodollar-based Advance of the Term Loans having a related Eurodollar-Interest Period of three months or less shall accrue at its applicable Eurodollar-based Rate and shall be payable in immediately available funds on the last day of the Eurodollar-Interest Period applicable thereto. Interest shall be payable in immediately available funds on each Eurodollar-based Advance of the Term Loans outstanding from time to time having a Eurodollar-Interest Period of six months or longer, at intervals of three months after the first day of the applicable Eurodollar-Interest Period, and shall also be payable on the last day of the Eurodollar-Interest Period applicable thereto. Interest accruing at the Eurodollar-based Rate shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed from the first day of the Eurodollar-Interest Period applicable thereto to, but not including, the last day thereof.

(c) Notwithstanding anything to the contrary in Section 4.6(a) or (b), all accrued and unpaid interest on any Term Loan Advance refunded or converted pursuant to Section 4.4 shall be due and payable in full on the date such Term Loan Advance is refunded or converted.

(d) In the case of any Event of Default under Section 9.1(i), immediately upon the occurrence thereof, and in the case of any other Event of Default, upon notice from the Majority Term Loan A Lenders in regards to Term Loan A or the Majority Term Loan B Lenders in regards to Term Loan B and so long as such Event of Default is continuing, interest shall be payable on demand on the principal amount of all Advances of Term Loan A or Term Loan B from time to time outstanding, as applicable, at a per annum rate equal to the Applicable Interest Rate in respect of each such Advance, plus, in the case of Eurodollar-based Advances, 3% for the remainder of the then existing Eurodollar-Interest Period, if any, and at all other such times and for all Base Rate Advances, at a per annum rate equal to the Base Rate plus 3%.

4.7 Optional Prepayment of Term Loans.

(a) Subject to clause (b) hereof, the Borrowers (at their option), may prepay all or any portion of the outstanding principal of any Term Loan Advance bearing interest at the Base Rate at any time, and may prepay all or any portion of the outstanding principal of any Term Loan bearing interest at the Eurodollar-based Rate upon one Business Days’ notice to the Agent by wire, telecopy or by telephone (confirmed by wire or telecopy), with accrued interest on the principal being prepaid to the date of such prepayment. Any prepayment of a portion of a Term Loan as to which the Applicable Interest Rate is the Base Rate shall be without premium or penalty and any prepayment of a portion of a Term Loan as to which the Applicable Interest Rate is the Eurodollar-based Rate shall be without premium or penalty, except to the extent set forth in Section 11.1.

(b) Each partial prepayment of a Term Loan shall be applied to all installments of such Term Loan due thereunder on a pro rata basis to remaining maturities (until all Indebtedness under such Term Loan is paid in full) to all such principal payments as follows: first to that portion of such Term Loan outstanding as a Base Rate Advance, second to that portion of such Term Loan outstanding as Eurodollar-based Advances which have Eurodollar-Interest Periods ending on the date of payment, and last to any remaining Advances of such Term Loan being carried at the Eurodollar-based Rate.

(c) All prepayments of Term Loan A or Term Loan B shall be made to the Agent for distribution ratably to the applicable Term Loan A Lenders or Term Loan B Lenders in accordance with their respective Term Loan Percentages.

4.8 Mandatory Prepayment of Term Loans.

(a) Subject to clauses (d) and (e) hereof, immediately upon receipt by any Credit Party of any Net Cash Proceeds from any Asset Sales which are not Reinvested as described in the following sentence, the Borrowers shall prepay the Term Loans by an amount equal to 100% of such Net Cash Proceeds provided, however that the Borrowers shall not be obligated to prepay the Term Loans with such Net Cash Proceeds if the following conditions are satisfied: (i) promptly following the sale, the Borrowers provide to the Agent a certificate executed by a Responsible Officer of the Borrowers (“Reinvestment Certificate”) stating (x) that the sale has occurred, (y) that no Default or Event of Default has occurred and is continuing either as of the date of the sale or as of the date of the Reinvestment Certificate, and (z) a description of the planned Reinvestment of the proceeds thereof, (ii) the Reinvestment of such Net Cash Proceeds is commenced and completed within the Reinvestment Period, and (iii) no Default or Event of Default has occurred and is continuing at the time of the sale and at the time of the application of such proceeds to Reinvestment. If any such proceeds have not been Reinvested at the end of the Reinvestment Period, the Borrowers shall promptly pay such proceeds to the Agent, to be applied to repay the Term Loans in accordance with clauses (d) and (e) hereof.

(b) Subject to clauses (d) and (e) hereof, immediately upon receipt by any Credit Party of Net Cash Proceeds from the issuance of any Equity Interests of such Person or Net Cash Proceeds from the issuance of any Subordinated Debt after the Effective Date, Borrowers shall prepay the Term Loans by an amount equal to 100% of such Net Cash Proceeds from the issuance of Subordinated Debt and 50% of such Net Cash Proceeds from the issuance of any Equity Interests; provided however, the Borrowers shall not be required to make a prepayment hereunder in connection with the following issuances of Equity Interests: (i) Equity Interest issued pursuant to any IPO by RMN so long as such IPO shall have been consummated on or before June 30, 2014; and (ii) Equity Interests issued under any stock option or employee incentive plans listed on Schedule 6.13 attached hereto (or any successor plans) or Equity Interests of RMN issued to directors, officers or employees of the Borrowers or their Subsidiaries.

(c) Subject to clauses (d) and (e) hereof, immediately upon receipt by any Credit Party of any Insurance Proceeds or Condemnation Proceeds, the Borrowers shall be obligated to prepay the Term Loans by an amount equal to 100% of such Insurance Proceeds or Condemnation Proceeds, as the case may be; provided, however, that any Insurance Proceeds or Condemnation Proceeds, as the case may be, may be Reinvested by the applicable Credit Party if the following conditions are satisfied: (i) promptly following the receipt of such Insurance Proceeds or Condemnation Proceeds, as the case may be, the Borrowers provide to the Agent a Reinvestment Certificate stating (x) that no Default or Event of Default has occurred and is continuing either as of the date of the receipt of such proceeds or as of the date of the Reinvestment Certificate, (y) that such Insurance Proceeds or Condemnation Proceeds have been received, and (z) a description of the planned Reinvestment of such Insurance Proceeds or Condemnation Proceeds, as the case may be, (ii) the Reinvestment of such proceeds is commenced and completed within the Reinvestment Period, and (iii) no Default or Event of Default shall have occurred and be continuing at the time of the receipt of such proceeds and at the time of the application of such proceeds to Reinvestment. If any such proceeds have not been Reinvested at the end of the Reinvestment Period, the Borrowers shall promptly pay such proceeds to the Agent, to be applied to repay the Term Loans in accordance with clauses (d) and (e) hereof.

(d) Subject to clause (e) hereof, each mandatory prepayment under this Section 4.8 or any other mandatory or optional prepayment under this Agreement shall be in addition to any scheduled installments or optional prepayments made prior thereto and shall be subject to Section 11.1. Each mandatory prepayment of the Term Loans shall be divided equally between Term Loan A and Term Loan B, and each such portion shall be applied to installments of principal on Term Loan A and Term Loan B in the inverse order of their maturities.

(e) To the extent that, on the date any mandatory prepayment of any Term Loan under this Section 4.8 is due, the Indebtedness under any Term Loan or any other Indebtedness to be prepaid is being carried, in whole or in part, at the Eurodollar-based Rate and no Default or Event of Default has occurred and is continuing, the Borrowers may deposit the amount of such mandatory prepayment in a cash collateral account to be held by the Agent, for and on behalf of the Lenders (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to the Agent and upon such deposit, the obligation of each Borrower to make such mandatory prepayment shall be deemed satisfied. Subject to the terms and conditions of said cash collateral account, sums on deposit in said cash collateral account shall be applied (until exhausted) to reduce the principal balance of such Term Loan on the last day of each Eurodollar-Interest Period attributable to the Eurodollar-based Advances of the such Term Loan, thereby avoiding breakage costs under Section 11.1.

4.9 Use of Proceeds. Proceeds of the Term Loans shall be used by the Borrowers (a) to refinance existing obligations under the Prior Agreement and (b) to refinance certain other existing Debt.

5. CONDITIONS.

The obligations of the Lenders to make Advances or loans pursuant to this Agreement and the obligation of the Issuing Lender to issue Letters of Credit are subject to the following conditions:

5.1 Conditions of Initial Advances. The obligations of the Lenders to make initial Advances or loans pursuant to this Agreement and the obligation of the Issuing Lender to issue initial Letters of Credit, in each case, on the Effective Date only, are subject to the following conditions:

(a) Notes, this Agreement and the other Loan Documents. The Borrowers shall have executed and delivered to the Agent for the account of each Lender requesting Notes, the Swing Line Note, the Revolving Credit Notes and/or the Term Loan Notes, as applicable; the Borrowers shall have executed and delivered this Agreement; and each Credit Party shall have executed and delivered the other Loan Documents to which such Credit Party is required to be a party (including all schedules and other documents to be delivered pursuant hereto); and such Notes (if any), this Agreement and the other Loan Documents shall be in full force and effect.

(b) Corporate Authority. The Agent shall have received, with a counterpart thereof for each Lender, from each Credit Party, a certificate of its Secretary or Assistant Secretary dated as of the Effective Date as to:

(i) corporate resolutions (or the equivalent) of each Credit Party authorizing the transactions contemplated by this Agreement and the other Loan Documents evidencing approval of this Agreement and the other Loan Documents, in each case to which such Credit Party is party, and authorizing the execution and delivery of this Agreement and the other Loan Documents, and in the case of the Borrowers, authorizing the execution and delivery of requests for Advances and the issuance of Letters of Credit hereunder;

(ii) the incumbency and signature of the officers or other authorized persons of such Credit Party executing any Loan Document and in the case of the Borrowers, the officers who are authorized to execute any Requests for Advance, or requests for the issuance of Letters of Credit;

(iii) a certificate of good standing or continued existence (or the equivalent thereof) from the state of its incorporation or formation, and from every state or other jurisdiction where such Credit Party is qualified to do business, which jurisdictions are listed on Schedule 5.2 attached hereto; and

(iv) copies of such Credit Party’s articles of incorporation and bylaws or other constitutional documents as in effect on the Effective Date.

(c) Collateral Documents, Guaranties and other Loan Documents. The Agent shall have received the following documents, each in form and substance satisfactory to the Agent and fully executed by each party thereto:

(i) The following Collateral Documents, each in form and substance acceptable to the Agent and fully executed by each party thereto and dated as of the Effective Date:

(A) the Security Agreement, executed and delivered by the Credit Parties; and

(B) the Intellectual Property Security Agreement, executed and delivered by the Credit Parties.

(ii) (A) Certified copies of uniform commercial code requests for information, or a similar search report certified by a party acceptable to the Agent, dated a date reasonably prior to the Effective Date, listing all effective financing statements in the jurisdiction noted on Schedule 5.1(c) attached hereto which name any Credit Party (under their present names or under any previous names used within five years prior to the date hereof) as debtors, together with (x) copies of such financing statements, and (y) authorized Uniform Commercial Code (Form UCC-3) Termination Statements, if any, necessary to release all Liens and other rights of any Person in any Collateral described in the Collateral Documents previously granted by any Person (other than Liens permitted by Section 8.2) and (B) intellectual property search reports results from the United States Patent and Trademark Office and the United States Copyright Office for the Credit Parties dated a date reasonably prior to the Effective Date.

(iii) Any documents (including, without limitation, financing statements, amendments to financing statements and assignments of financing statements, stock powers executed in blank and any endorsements) requested by the Agent and reasonably required to be provided in connection with the Collateral Documents to create, in favor of the Agent (for and on behalf of the Lenders), a first priority perfected security interest in the Collateral thereunder shall have been filed, registered or recorded, or shall have been delivered to the Agent in proper form for filing, registration or recordation.

(d) Insurance. The Agent shall have received evidence reasonably satisfactory to it that the Credit Parties have obtained the insurance policies required by Section 7.5 and that such insurance policies are in full force and effect.

(e) Compliance with Certain Documents and Agreements. Each Credit Party shall have each performed and complied in all material respects with all agreements and conditions contained in this Agreement and the other Loan Documents, to the extent required to be performed or complied with by such Credit Party. No Person (other than the Agent, Lenders and Issuing Lender) party to this Agreement or any other Loan Document shall be in material default in the performance or compliance with any of the terms or provisions of this Agreement or the other Loan Documents or shall be in material default in the performance or compliance with any of the material terms or material provisions of any Material Contracts, in each case to which such Person is a party.

(f) Opinions of Counsel. The Credit Parties shall furnish the Agent prior to the initial Advance under this Agreement, with signed copies for each Lender, opinions of counsel to the Credit Parties, including opinions of local counsel to the extent deemed necessary by the Agent, in each case dated the Effective Date and covering such matters as reasonably required by and otherwise reasonably satisfactory in form and substance to the Agent and each of the Lenders.

(g) Payment of Fees. The Borrowers shall have paid to Comerica Bank any fees due under the terms of the Fee Letter, along with any other fees, costs or expenses due and outstanding to the Agent or the Lenders as of the Effective Date (including reasonable fees, disbursements and other charges of counsel to the Agent).

(h) Pro Forma Balance Sheet and Financial Statements. Borrowers shall have delivered to the Lenders and the Agent, in form and substance reasonably satisfactory to Agent: (i) audited balance sheet of Borrowers for the Fiscal Year ending December 31, 2012 and Covenant Compliance Report as of March 31, 2013, and presented in accordance with GAAP, and (ii) quarterly projections of the Borrowers through December 31, 2014, in form acceptable to Agent.

(i) Employment Agreements. Agent shall have received copies of all employment agreements of the Credit Parties which shall remain in effect following the Effective Date as set forth on Schedule 6.17 attached hereto, the terms of which are reasonably acceptable to the Agent and the Majority Lenders.

(j) Material Contracts. Agent shall have received copies of all Material Contracts described on Schedule 6.18 attached hereto.

(k) Governmental and Other Approvals. The Agent shall have received copies of all authorizations, consents, approvals, licenses, qualifications or formal exemptions, filings, declarations and registrations with, any court, governmental agency or regulatory authority or any securities exchange or any other person or party (whether or not governmental) received by any Credit Party in connection with the transactions contemplated by the Loan Documents to occur on the Effective Date.

(l) Closing Certificate. The Agent shall have received, with a signed counterpart for each Lender, a certificate of a Responsible Officer of the Borrowers’ Representative dated the Effective Date (or, if different, the date of the initial Advance hereunder), stating that to the best of his or her respective knowledge after due inquiry, (a) the conditions set forth in this Article 5 have been satisfied to the extent required to be satisfied by any Credit Party; (b) the representations and warranties made by the Credit Parties in this Agreement or any of the other Loan Documents, as applicable, are true and correct in all material respects other than any representation or warranty that expressly speaks only as of a different date; (c) no Default or Event of Default shall have occurred and be continuing; (d) since December 31, 2012, nothing shall have occurred which has had, or could reasonably be expected to have, a Material Adverse Effect; and (e) there shall have been no material adverse change to the Pro Forma Balance Sheet.

(m) Customer Identification Forms. The Agent shall have received completed customer identification forms (forms to be provided by Agent to Borrowers’ Representative) from Borrowers and each Guarantor.

(n) Lockbox. Borrowers shall have established a United States Post Office lockbox over which Agent will have exclusive control and access, and to which Borrowers shall direct all account debtors to mail or deliver payments for amounts owing to Borrowers from time to time. Further, all payments received by Borrowers after the Effective Date shall be immediately directed to such lockbox, and any such payments not so delivered shall be held in trust for Agent. Until an Event of Default occurs and is continuing, payments collected in the lockbox will transfer to Borrowers’ primary account at Agent. Thereafter, upon the occurrence and during the continuance of any Event of Default, Borrowers authorize Agent to transfer all payments received in the lockbox to a cash collateral account under Agent’s exclusive access and control, and further authorizes Agent to endorse all checks received in the lockbox and to deposit the same in the cash collateral account. Upon the occurrence and during the continuance of any Event of Default, balances in the cash collateral account will be applied to Term Loans then due and payable or disbursed to Borrowers in Agent’s sole discretion.

5.2 Continuing Conditions. The obligations of each Lender to make Advances (including the initial Advance), or to provide other credit accommodations, and the obligation of the Issuing Lender to issue any Letters of Credit shall be subject to the continuing conditions that:

(a) No Default or Event of Default shall exist as of the date of the Advance or the request for the Letter of Credit, as the case may be;

(b) All Fees shall have been paid; and

(c) Each of the representations and warranties contained in this Agreement and in each of the other Loan Documents shall be true and correct in all material respects as of the date of the Advance or Letter of Credit (as the case may be) as if made on and as of such date (other than any representation or warranty that expressly speaks only as of a different date).

6. REPRESENTATIONS AND WARRANTIES.

The Borrowers represent and warrant to the Agent, the Lenders, the Swing Line Lender and the Issuing Lender as follows:

6.1 Corporate Authority. Each Credit Party is a corporation (or other business entity) duly organized and existing in good standing under the laws of the state or jurisdiction of its incorporation or formation, as applicable, and each Credit Party is duly qualified and authorized to do business as a foreign corporation in each jurisdiction where the character of its assets or the nature of its activities makes such qualification and authorization necessary except where failure to be so qualified or be in good standing could not reasonably be expected to have a Material Adverse Effect. Each Credit Party has all requisite corporate, limited liability or partnership power and authority to own all its property (whether real, personal, tangible or intangible or of any kind whatsoever) and to carry on its business.

6.2 Due Authorization. Execution, delivery and performance of this Agreement, and the other Loan Documents, to which each Credit Party is party, and the issuance of the Notes by the Borrowers (if requested) are within such Person’s corporate, limited liability or partnership power, have been duly authorized, are not in contravention of any law applicable to such Credit Party or the terms of such Credit Party’s organizational documents and, except as have been previously obtained or as referred to in Section 6.10, below, do not require the consent or approval of any governmental body, agency or authority or any other third party except to the extent that such consent or approval is not material to the transactions contemplated by the Loan Documents.

6.3 Good Title; Leases; Assets; No Liens.

(a) Each Credit Party, to the extent applicable, has good and valid title (or, in the case of real property, good and marketable title) to all assets owned by it, subject only to the Liens permitted under Section 8.2, and each Credit Party has a valid leasehold or interest as a lessee or a licensee in all of its leased real property;

(b) Schedule 6.3(b) attached hereto identifies all of the real property owned or leased, as lessee thereunder, by the Credit Parties on the Effective Date, including all warehouse or bailee locations;

(c) The Credit Parties will collectively own or collectively have a valid leasehold interest in all assets that were owned or leased (as lessee) by the Credit Parties immediately prior to the Effective Date to the extent that such assets are necessary for the continued operation of the Credit Parties’ businesses in substantially the manner as such businesses were operated immediately prior to the Effective Date;

(d) Each Credit Party owns or has a valid leasehold interest in all real property necessary for its continued operations and, to the best knowledge of the Borrowers, no material condemnation, eminent domain or expropriation action has been commenced or threatened against any such owned or leased real property; and

(e) There are no Liens on and no financing statements on file with respect to any of the assets owned by the Credit Parties, except for the Liens permitted pursuant to Section 8.2.

6.4 Taxes. Except as set forth on Schedule 6.4 attached hereto, each Credit Party has filed on or before their respective due dates or within the applicable grace periods, all United States federal, state, local and other tax returns which are required to be filed or has obtained extensions for filing such tax returns and is not delinquent in filing such returns in accordance with such extensions and has paid all material taxes which have become due pursuant to those returns or pursuant to any assessments received by any such Credit Party, as the case may be, to the extent such taxes have become due, except to the extent such taxes are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate provision has been made on the books of such Credit Party as may be required by GAAP.

6.5 No Defaults. No Credit Party is in default under or with respect to any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound which would cause or would reasonably be expected to cause a Material Adverse Effect.

6.6 Enforceability of Agreement and Loan Documents. This Agreement and each of the other Loan Documents to which any Credit Party is a party (including without limitation, each Request for Advance), have each been duly executed and delivered by its duly authorized officers and constitute the valid and binding obligations of such Credit Party, enforceable against such Credit Party in accordance with their respective terms, except as enforcement thereof may be limited by applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditor’s rights, generally and by general principles of equity (regardless of whether enforcement is considered in a proceeding in law or equity).

6.7 Compliance with Laws. (a) Except as disclosed on Schedule 6.7 attached hereto, each Credit Party has complied with all applicable federal, state and local laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) including but not limited to Hazardous Material Laws, and is in compliance with any Requirement of Law, except to the extent that failure to comply therewith could not reasonably be expected to have a Material Adverse Effect; and (b) neither the extension of credit made pursuant to this Agreement or the use of the proceeds thereof by the Credit Parties will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, or The United and Strengthening America by providing appropriate Tools Required to Intercept and Obstruct Terrorism (“USA Patriot Act”) Act of 2001, Public Law 10756, October 26, 2001 or Executive Order 13224 of September 23, 2001 issued by the President of the United States (66 Fed. Reg. 49049 (2001)).

6.8 Non-contravention. The execution, delivery and performance of this Agreement and the other Loan Documents (including each Request for Advance) to which each Credit Party is a party are not in contravention of the terms of any indenture, agreement or undertaking to which such Credit Party is a party or by which it or its properties are bound where such violation could reasonably be expected to have a Material Adverse Effect.

6.9 Litigation. Except as set forth on Schedule 6.9 attached hereto, there is no suit, action, proceeding, including, without limitation, any bankruptcy proceeding or governmental investigation pending against or to the knowledge of the Borrowers, threatened in writing against any Credit Party (other than any suit, action or proceeding in which a Credit Party is the plaintiff and in which no counterclaim or cross-claim against such Credit Party has been filed), or any final judgment, decree, injunction, rule, or order of any court, government, department, commission, agency, instrumentality or arbitrator outstanding against any Credit Party, nor is any Credit Party in violation of any applicable law, regulation, ordinance, order, injunction, decree or requirement of any governmental body or court, in each case, which could in any of the foregoing events reasonably be expected to have a Material Adverse Effect.

6.10 Consents, Approvals and Filings, Etc. Except as set forth on Schedule 6.10 hereof, no material authorization, consent, approval, license, qualification or formal exemption from, nor any filing, declaration or registration with, any court, governmental agency or regulatory authority or any securities exchange or any other Person (whether or not governmental) is required in connection with (a) the execution, delivery and performance: (i) by any Credit Party of this Agreement and any of the other Loan Documents to which such Credit Party is a party or (ii) by the Credit Parties of the grant of Liens granted, conveyed or otherwise established (or to be granted, conveyed or otherwise established) by or under this Agreement or the other Loan Documents, as applicable, and (b) otherwise necessary to the operation of its business, except in each case for (i) such matters which have been previously obtained, and (ii) such filings to be made concurrently herewith or promptly following the Effective Date as are required by the Collateral Documents to perfect Liens in favor of the Agent. All such material authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations which have previously been obtained or made, as the case may be, are in full force and effect and, to the best knowledge of the Borrowers, are not the subject of any attack or threatened attack (in each case in any material respect) by appeal or direct proceeding or otherwise.

6.11 Agreements Affecting Financial Condition. No Credit Party is party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.

6.12 No Investment Company or Margin Stock. No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. No Credit Party is engaged principally, or as one of its important activities, directly or indirectly, in the business of extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of any of the Advances will be used by any Credit Party to purchase or carry margin stock. Terms for which meanings are provided in Regulation U of the Board of Governors of the Federal Reserve System or any regulations substituted therefore, as from time to time in effect, are used in this paragraph with such meanings.

6.13 ERISA. No Credit Party maintains or contributes to any Pension Plan subject to Title IV of ERISA, except as set forth on Schedule 6.13 attached hereto or otherwise disclosed to the Agent in writing. There is no accumulated funding deficiency within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA, or any outstanding liability with respect to any Pension Plans owed to the PBGC other than future premiums due and owing pursuant to Section 4007 of ERISA, and no “reportable event” as defined in Section 4043(c) of ERISA has occurred with respect to any Pension Plan other than an event for which the notice requirement has been waived by the PBGC. None of the Credit Parties has engaged in a prohibited transaction with respect to any Pension Plan, other than a prohibited transaction for which an exemption is available and has been obtained, which could subject such Credit Parties to a material tax or penalty imposed by Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA. Each Pension Plan is being maintained and funded in accordance with its terms and is in material compliance with the requirements of the Internal Revenue Code and ERISA. No Credit Party has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to have resulted in any Withdrawal Liability and, except as notified to the Agent in writing following the Effective Date, no such Multiemployer Plan is in reorganization (within the meaning of Section 4241 of ERISA) or insolvent (within the meaning of Section 4245 of ERISA).

6.14 Conditions Affecting Business or Properties. Neither the respective businesses nor the properties of any Credit Party is affected by any fire, explosion, accident, strike, lockout or any other dispute, drought, storm, hail, earthquake, embargo, act of God, or other casualty (except to the extent such event is covered by insurance sufficient to ensure that upon application of the proceeds thereof, no Material Adverse Effect could reasonably be expected to occur) which could reasonably be expected to have a Material Adverse Effect.

6.15 Environmental and Safety Matters. Except as set forth in Schedules 6.9, 6.10 and 6.15 attached hereto:

(a) all facilities and property owned or leased by the Credit Parties are in compliance with all Hazardous Material Laws;

(b) to the best knowledge of the Borrowers, there have been no unresolved and outstanding past, and there are no pending or threatened:

(i) claims, complaints, notices or requests for information received by any Credit Party with respect to any alleged violation of any Hazardous Material Law; or

(ii) written complaints, notices or inquiries to any Credit Party regarding potential liability of any Credit Parties under any Hazardous Material Law; and

(c) to the best knowledge of the Borrowers, no conditions exist at, on or under any property now or previously owned or leased by any Credit Party which, with the passage of time, or the giving of notice or both, are reasonably likely to give rise to liability under any Hazardous Material Law or create a significant adverse effect on the value of the property.

6.16 Subsidiaries. Except as disclosed on Schedule 6.16 attached hereto as of the Effective Date, and thereafter, except as disclosed to the Agent in writing from time to time, no Credit Party has any Subsidiaries.

6.17 Management Agreements. Schedule 6.17 attached hereto is an accurate and complete list of all management and significant employment agreements in effect on or as of the Effective Date to which any Credit Party is a party or is bound.

6.18 Material Contracts. Schedule 6.18 attached hereto is an accurate and complete list of all Material Contracts in effect on or as of the Effective Date to which any Credit Party is a party or is bound.

6.19 Franchises, Patents, Copyrights, Tradenames, Etc. Except as disclosed on Schedule 6.19, the Credit Parties possess all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others. Schedule 6.19 attached hereto contains a true and accurate list of all domain names, trade names, all issued patents and patent applications, registered trademarks and trademark applications, registered copyrights and any and all other names used by any Credit Party during the five year period ending as of the Effective Date. Except as disclosed on Schedule 6.19, as of the Effective Date, Borrowers are not a party to, nor bound by, any license or other agreement that prohibits or otherwise restricts Borrowers from granting a security interest in Borrowers’ interest in such license or agreement (other than (a) “shrink wrap” licenses used in the ordinary course of business and (b) licenses granted under merchant agreements and used in the ordinary course of business).

6.20 Capital Structure. Schedule 6.20 attached hereto sets forth all issued and outstanding Equity Interests of each Credit Party, including the number of authorized, issued and outstanding Equity Interests of each Credit Party, the par value of such Equity Interests and the holders of such Equity Interests, all on and as of the Effective Date. All issued and outstanding Equity Interests of each Credit Party are duly authorized and validly issued, fully paid, nonassessable, free and clear of all Liens (except in favor of the Agent for the benefit of the Lenders) and such Equity Interests were issued in compliance with all applicable state, federal and foreign laws concerning the issuance of securities. Except as disclosed on Schedule 6.20, there are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from any Credit Party, of any Equity Interests of any Credit Party all on and as of the Effective Date.

6.21 Accuracy of Information.

(a) The audited financial statements for the Fiscal Year ended December 31, 2012 furnished to the Agent and the Lenders prior to the Effective Date fairly present in all material respects the financial condition of the Borrowers and their respective Subsidiaries and the results of their operations for the periods covered thereby, and have been prepared in accordance with GAAP. The projections, the Pro Forma Balance Sheet and the other pro forma financial information delivered to the Agent prior to the Effective Date are based upon good faith estimates and assumptions believed by management of each Borrower to be accurate and reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein.

(b) Since December 31, 2012, there has been no material adverse change in the business, operations, condition (financial or otherwise) or property of the Credit Parties, taken as a whole.

(c) To the best knowledge of the Credit Parties, as of the Effective Date, (i) the Credit Parties do not have any material contingent obligations (including any liability for taxes) not disclosed by or reserved against in the opening balance sheet to be delivered hereunder and (ii) there are no unrealized or anticipated losses from any present commitment of the Credit Parties which contingent obligations and losses in the aggregate could reasonably be expected to have a Material Adverse Effect.

6.22 Solvency. Immediately after giving effect to the consummation of the transactions contemplated by this Agreement and other Loan Documents, each Credit Party will be solvent, able to pay its indebtedness as it matures and will have capital sufficient to carry on its businesses and all business in which it is about to engage. This Agreement is being executed and delivered by the Borrowers to the Agent and the Lenders in good faith and in exchange for fair, equivalent consideration. The Credit Parties do not intend to nor does management of the Credit Parties believe the Credit Parties will incur debts beyond their ability to pay as they mature. The Credit Parties do not contemplate filing a petition in bankruptcy or for an arrangement or reorganization under the Bankruptcy Code or any similar law of any jurisdiction now or hereafter in effect relating to any Credit Party, nor does any Credit Party have any knowledge of any threatened bankruptcy or insolvency proceedings against a Credit Party.

6.23 Employee Matters. Except as disclosed on Schedule 6.23, as of the Effective Date, there are no strikes, slowdowns, work stoppages, unfair labor practice complaints, grievances, arbitration proceedings or controversies pending or, to the best knowledge of the Borrowers, threatened in writing against any Credit Party by any employees of any Credit Party, other than non-material employee grievances or controversies arising in the ordinary course of business. Set forth on Schedule 6.23 attached hereto are all union contracts or agreements to which any Credit Party is party as of the Effective Date and the related expiration dates of each such contract.

6.24 No Misrepresentation. Neither this Agreement nor any other Loan Document, certificate, information or report furnished or to be furnished by or on behalf of a Credit Party to the Agent or any Lender in connection with any of the transactions contemplated hereby or thereby, contains a misstatement of material fact, or omits to state a material fact required to be stated in order to make the statements contained herein or therein, taken as a whole, not misleading in the light of the circumstances under which such statements were made. On the Effective Date, there is no fact, other than information known to the public generally, known to any Credit Party after reasonable diligent inquiry that could reasonably be expected to have a Material Adverse Effect that has not been disclosed in writing to the Agent.

6.25 Corporate Documents and Corporate Existence. As to each Credit Party as of the Effective Date, (a) it is an organization as described on Schedule 1.1 attached hereto and has provided the Agent and the Lenders with complete and correct copies of its articles of incorporation, by-laws and all other applicable charter and other organizational documents, and, if applicable, a good standing certificate and (b) its correct legal name, business address, type of organization and jurisdiction of organization, tax identification number and other relevant identification numbers are set forth on Schedule 1.1 attached hereto.

7. AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees, so long as any Lender has any commitment to extend credit hereunder, or any of the Indebtedness incurred under this Agreement remains outstanding and unpaid (other than contingent obligations that survive pursuant to Section 13.24 hereof), that it will, and, as applicable, it will cause each of the Credit Parties to:

7.1 Financial Statements. Furnish to the Agent, in form and detail satisfactory to Agent, with sufficient copies for each Lender, the following documents:

(a) as soon as available, but in any event within 120 days after the end of each Fiscal Year, a copy of the audited Consolidated and unaudited Consolidating financial statements, including consolidated balance sheets, of such Borrower and its Consolidated Subsidiaries as at the end of such Fiscal Year and the related audited Consolidated and unaudited Consolidating statements of income, stockholders equity, and cash flows of such Borrower and its Consolidated Subsidiaries for such Fiscal Year or partial Fiscal Year and underlying assumptions, setting forth in each case in comparative form the figures for the previous Fiscal Year, certified (in the case of the audited Consolidated statements) as being fairly stated in all material respects by Ernst & Young LLP or an independent, nationally recognized certified public accounting firm reasonably satisfactory to the Agent, which certification shall be prepared in accordance with GAAP and shall not be subject to any “going concern” or like qualification or exception as to the scope of the audit; provided however, that such financial statements shall be delivered within 90 days after the end of each Fiscal Year commencing with the first Fiscal Year after consummation of the IPO;

(b) as soon as available, but in any event within 30 days after the end of each month commencing with the first full month after the Effective Date, Borrower prepared unaudited Consolidated and Consolidating balance sheets of such Borrower and its Consolidated Subsidiaries as at the end of such month and the related unaudited statements of income, stockholders equity and cash flows of such Borrower and its Consolidated Subsidiaries for the portion of the Fiscal Year through the end of such fiscal month, setting forth in each case in comparative form (i) the figures for the corresponding periods in the previous year and (ii) the figures for the relevant period set forth in the projections delivered for such year pursuant to Section 7.2(e), and certified by a Responsible Officer of the Borrowers’ Representative as being fairly stated in all material respects; provided, however, that such financial statements shall be delivered within 45 days after the end of each month commencing with the first full month after consummation of the IPO; and

all such financial statements to be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP throughout the periods reflected therein and with prior periods (except as approved by a Responsible Officer and disclosed therein), provided however that the financial statements delivered pursuant to clause (b) hereof will not be required to include footnotes and will be subject to change from audit and year-end adjustments.

7.2 Certificates; Other Information. Furnish to the Agent, in form and detail acceptable to the Agent, with sufficient copies for each Lender, the following documents:

(a) As soon as available, but in any event within 30 days after the end of each fiscal quarter of Borrowers, (i) a Covenant Compliance Report (or, in the case of Borrower prepared financial statements for the last fiscal quarter of each Fiscal Year, a draft Covenant Compliance Report) duly executed by a Responsible Officer of Borrowers’ Representative, (ii) an aging report for Borrowers’ account receivable and accounts payable satisfactory to the Agent, and (iii) a report of any intellectual property and domain names created or acquired during such period;

(b) Concurrently with the delivery of the monthly financial statements above, a report, for the previous month, of Borrowers’ web-sites traffic, click through, and conversions;

(c) Promptly upon receipt thereof, copies of all significant reports submitted by the Credit Parties’ firm(s) of certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Credit Parties made by such accountants, including any comment letter submitted by such accountants to management in connection with their services;

(d) Any financial reports, statements, press releases, other material information or written notices delivered to the holders of the Subordinated Debt pursuant to any applicable Subordinated Debt Documents (to the extent not otherwise required hereunder), as and when delivered to such Persons;

(e) Within 30 days after the end of each Fiscal Year, projections for the Credit Parties for the next succeeding Fiscal Year, on a quarterly basis and for the following Fiscal Year on an annual basis, including a balance sheet, as at the end of each relevant period and for the period commencing at the beginning of the Fiscal Year and ending on the last day of such relevant period, such projections certified by a Responsible Officer of the Borrowers’ Representative as being based on reasonable estimates and assumptions taking into account all facts and information known (or reasonably available to any Credit Party) by a Responsible Officer of the Borrowers’ Representative;

(f) Any additional information as required by any Loan Document, and such additional schedules, certificates and reports respecting all or any of the Collateral, the items or amounts received by the Credit Parties in full or partial payment thereof, and any goods (the sale or lease of which shall have given rise to any of the Collateral) possession of which has been obtained by the Credit Parties, all to such extent as the Agent may reasonably request from time to time, any such schedule, certificate or report to be certified as true and correct in all material respects by a Responsible Officer of the applicable Credit Party and shall be in such form and detail as the Agent may reasonably specify; and

(g) Such additional financial and/or other information as the Agent or any Lender may from time to time reasonably request, promptly following such request.

7.3 Payment of Obligations. Pay, discharge or otherwise satisfy, at or before maturity or before they become delinquent, as the case may be, all of its material obligations of whatever nature, including without limitation all assessments, governmental charges, claims for labor, supplies, rent or other obligations, except where the amount or validity thereof is currently being appropriately contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Credit Parties.

7.4 Conduct of Business and Maintenance of Existence; Compliance with Laws.

(a) Continue to engage in their respective business and operations substantially similar to the business conducted immediately prior to the Effective Date;

(b) Preserve, renew and keep in full force and effect its existence and maintain its qualifications to do business in each jurisdiction where such qualifications are necessary for its operations, except where the failure to so maintain such qualifications could not , either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(c) Take all action it deems necessary in its reasonable business judgment to maintain all rights, privileges, licenses and franchises necessary for the normal conduct of its business except where the failure to so maintain such rights, privileges or franchises could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(d) Comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not, either singly or in the aggregate, reasonably be expected to have a Material Adverse Effect; and

(e) (i) Continue to be a Person whose property or interests in property is not blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Order”), (ii) not engage in the transactions prohibited by Section 2 of that Order or become associated with Persons such that a violation of Section 2 of the Order would arise, and (iii) not become a Person on the list of Specially Designated National and Blocked Persons, or (iv) otherwise not become subject to the limitation of any OFAC regulation or executive order.

7.5 Maintenance of Property; Insurance. (a) Keep all material property it deems, in its reasonable business judgment, useful and necessary in its business in working order (ordinary wear and tear and casualty excepted); (b) maintain insurance coverage with financially sound and reputable insurance companies on physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature (including without limitation casualty and public liability and property damage insurance), and in the event of acquisition of additional property, real or personal, or of the incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice or any applicable Requirements of Law would dictate; (c) in the case of all insurance policies covering any Collateral, such insurance policies shall provide that the loss payable thereunder shall be payable to the applicable Credit Party, and to the Agent (as mortgagee, or, in the case of personal property interests, lender loss payee) as their respective interests may appear; (d) in the case of all public liability insurance policies, such policies shall list the Agent as an additional insured, as the Agent may reasonably request; and (e) if requested by the Agent, certificates evidencing such policies, including all endorsements thereto, to be deposited with the Agent, such certificates being in form and substance reasonably acceptable to the Agent. If no Event of Default has occurred and is continuing, proceeds payable under any casualty policy will, at the Borrowers’ option, be payable to the Borrowers to replace or reinvest in property used or useful in the Borrowers’ business, provided that any such replacement property shall be deemed Collateral in which the Agent has been granted a first priority security interest for the benefit of the Lenders. If an Event of Default has occurred and is continuing, all proceeds payable under any such policy shall, at the Agent’s option, be payable to the Agent to be applied on account of the Term Loans in accordance with Section 4.8.

7.6 Inspection of Property; Books and Records, Discussions. Permit the Agent and each Lender, through their authorized attorneys, accountants and representatives (a) at all reasonable times during normal business hours, upon the reasonable advance notice of the Agent or such Lender, to examine each Credit Party’s books, accounts, records, ledgers and assets and properties; (b) at all reasonable times during normal business hours, upon the reasonable advance notice of the Agent, to conduct full or partial collateral audits of the Accounts and Inventory of the Credit Parties and appraisals of all or a portion of the fixed assets (including real property) of the Credit Parties, such audits and appraisals to be completed by an appraiser as may be selected by the Agent and consented to by the Borrowers (such consent not to be unreasonably withheld and such consent to be only required so long as no Default or Event of Default has occurred and is continuing), with all reasonable costs and expenses of such audits to be reimbursed by the Credit Parties, provided that so long as no Event of Default or Default exists, the Borrowers shall not be required to reimburse the Agent for such audits or appraisals more frequently than two (2) times each Fiscal Year; (c) at all reasonable times during normal business hours, upon the reasonable advance notice of the Agent and at their own risk, to enter onto the real property owned or leased by any Credit Party to conduct inspections, investigations or other reviews of such real property; and (d) at all reasonable times during normal business hours, upon the reasonable advance notice of the Agent. and at reasonable intervals, to visit all of the Credit Parties’ offices, discuss each Credit Party’s respective financial matters with their respective senior executive officers, as applicable, and, by this provision, the Borrowers authorize, and will cause each of their respective Subsidiaries to authorize, its independent certified or chartered public accountants to discuss the finances and affairs of any Credit Party at meetings coordinated by the Borrowers and examine any of such Credit Party’s books, reports or records held by such accountants.

7.7 Notices. Promptly give written notice to the Agent of:

(a) the occurrence of any Default or Event of Default of which any Credit Party has knowledge;

(b) any (i) litigation or proceeding existing at any time between any Credit Party and any Governmental Authority or other third party, or any investigation of any Credit Party conducted by any Governmental Authority, which in any case if adversely determined would have a Material Adverse Effect or (ii) any material adverse change in the financial condition of the Credit Parties taken as a whole since the date of the last audited financial statements delivered pursuant to Section 7.1(a);

(c) the occurrence of any event which any Credit Party believes could reasonably be expected to have a Material Adverse Effect, promptly after concluding that such event could reasonably be expected to have such a Material Adverse Effect;

(d) promptly after becoming aware thereof, the taking by the Internal Revenue Service or any foreign taxing jurisdiction of a written tax position (or any such tax position taken by any Credit Party in a filing with the Internal Revenue Service or any foreign taxing jurisdiction) which could reasonably be expected to have a Material Adverse Effect, setting forth the details of such position and the financial impact thereof;

(e) (i) all new jurisdictions in which any Credit Party proposes to become qualified after the Effective Date to transact business, (ii) the acquisition or creation of any new Subsidiaries, (iii) any material change after the Effective Date in the authorized and issued Equity Interests of any Credit Party or any other material amendment to any Credit Party’s charter, by-laws or other organizational documents, such notice, in each case, to identify the applicable jurisdictions, capital structures or amendments as applicable, provided that Borrowers shall use commercially reasonable efforts to give such notice not less than five Business Days prior to the proposed effectiveness of such changes, acquisition or creation, as the case may be (or such shorter period to which the Agent may consent);

(f) not less than 15 Business Days (or such other shorter period to which the Agent may agree) prior to the proposed effective date thereof, any proposed material amendments, restatements or other modifications to any Subordinated Debt Documents; and

(g) any default or event of default by any Person under any Subordinated Debt Document, concurrently with delivery or promptly after receipt (as the case may be) of any notice of default or event of default under the applicable document, as the case may be.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrowers’ Representative setting forth details of the occurrence referred to therein and, in the case of notices referred to in clauses (a), (b), (c), (d) and (g) hereof stating what action the applicable Credit Party has taken or proposes to take with respect thereto.

7.8 Hazardous Material Laws.

(a) Use and operate all of its facilities and properties in material compliance with all applicable Hazardous Material Laws, keep all material required permits, approvals, certificates, licenses and other authorizations required under such Hazardous Material Laws in effect and remain in compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Hazardous Material Laws;

(b) (i) Promptly notify the Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries received by any Credit Party relating to its facilities and properties or compliance with Hazardous Material Laws which, if adversely determined, could reasonably be expected to have a Material Adverse Effect and (ii) promptly cure and have dismissed with prejudice to the reasonable satisfaction of the Agent and the Majority Lenders any material actions and proceedings relating to compliance with Hazardous Material Laws to which any Credit Party is named a party, other than such actions or proceedings being contested in good faith and with the establishment of reasonable reserves;

(c) To the extent necessary to comply in all material respects with Hazardous Material Laws, remediate or monitor contamination arising from a release or disposal of Hazardous Material, which solely, or together with other releases or disposals of Hazardous Materials could reasonably be expected to have a Material Adverse Effect;

(d) Provide such information and certifications which the Agent or any Lender may reasonably request from time to time to evidence compliance with this Section 7.8.

7.9 Financial Covenants.

(a) Minimum EBITDA. RMN will maintain at all times (and shall certify to the Agent quarterly in each Covenant Compliance Report) EBITDA equal to or greater than $45,000,000 as of the end of each fiscal quarter and calculated on a Consolidated basis for the four fiscal quarters most recently ended.

(b) Maximum Consolidated Funded Debt to EBITDA Ratio. RMN will maintain at all times (and shall certify to the Agent quarterly in each Covenant Compliance Report) a Consolidated Funded Debt to EBITDA Ratio equal to or less than 1.75 to 1.00 as of the end of each fiscal quarter and calculated on a Consolidated basis for the four fiscal quarters most recently ended.

(c) Minimum Fixed Charge Coverage Ratio. RMN will maintain at all times (and shall certify to the Agent quarterly in each Covenant Compliance Report) a Fixed Charge Coverage Ratio equal to or greater than 1.25 to 1.00 as of the end of each fiscal quarter and calculated on a Consolidated basis.

7.10 Governmental and Other Approvals. Apply for, obtain and/or maintain in effect, as applicable, all authorizations, consents, approvals, licenses, qualifications, exemptions, filings, declarations and registrations (whether with any court, governmental agency, regulatory authority, securities exchange or otherwise) which are necessary or reasonably requested by the Agent in connection with the execution, delivery and performance by any Credit Party of, as applicable, this Agreement, the other Loan Documents, the Subordinated Debt Documents, or any other documents or instruments to be executed and/or delivered by any Credit Party, as applicable in connection therewith or herewith, except where the failure to so apply for, obtain or maintain could not reasonably be expected to have a Material Adverse Effect.

7.11 Compliance with ERISA; ERISA Notices.

(a) Comply in all material respects with all material requirements imposed by ERISA and the Internal Revenue Code, including, but not limited to, the minimum funding requirements for any Pension Plan, except to the extent that any noncompliance could not reasonably be expected to have a Material Adverse Effect.

(b) Promptly notify the Agent upon the occurrence of any of the following events in writing: (i) the termination, other than a standard termination, as defined in ERISA, of any Pension Plan subject to Subtitle C of Title IV of ERISA by any Credit Party; (ii) the appointment of a trustee by a United States District Court to administer any Pension Plan subject to Title IV of ERISA; (iii) the commencement by the PBGC, of any proceeding to terminate any Pension Plan subject to Title IV of ERISA; (iv) the failure of any Credit Party to make any payment in respect of any Pension Plan required under Section 412 of the Internal Revenue Code or Section 302 of ERISA; (v) the withdrawal of any Credit Party from any Multiemployer Plan if any Credit Party reasonably believes that such withdrawal would give rise to the imposition of Withdrawal Liability with respect thereto; or (vi) the occurrence of (x) a “reportable event” which is required to be reported by a Credit Party under Section 4043 of ERISA other than any event for which the reporting requirement has been waived by the PBGC or (y) a “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code other than a transaction for which a statutory exemption is available or an administrative exemption has been obtained.

7.12 Defense of Collateral. Use commercially reasonable efforts to defend the Collateral from any Liens other than Liens permitted by Section 8.2.

7.13 Future Subsidiaries; Additional Collateral.

(a) Upon the occurrence of a Springing Lien Event, each Borrower will take, and cause each other Credit Party to take, any and all such actions as are necessary or as the Agent or the Majority Lenders request to ensure that all of the Indebtedness of each Credit Party under the Loan Documents is secured by first priority perfected Liens in all assets of such Credit Party, other than Excluded Assets (all of which shall constitute Collateral) and each of their Domestic Subsidiaries (including, upon the acquisition or creation thereof, any Subsidiary acquired or created after the Effective Date), in each case as the Agent may determine, including (a) the execution and delivery of guaranties, security agreements, pledge agreements, financing statements and other Collateral Documents, and the filing or recording of any of the foregoing, (b) the delivery of certificated Equity Interests and other Collateral with respect to which perfection is obtained by possession. Furthermore, upon the occurrence of a Springing Lien Event, Borrowers, on behalf of themselves and their respective Domestic Subsidiaries, hereby authorize the Agent to take the following actions: (i) with respect to the Collateral Documents, completion of any blanks and insertion of the date of Springing Lien Event as the “Effective Date” (as defined therein) of such Collateral Documents, (ii) attachment of schedules and other disclosures as most recently delivered by the Credit Parties to the Collateral Documents as may be appropriate and (iii) the filing of UCC financing statements, the Intellectual Property Security Agreement or other documents in the appropriate jurisdictions as may be appropriate for perfecting the Liens evidenced by the Collateral Documents. Once a Springing Lien Event has occurred, notwithstanding any subsequent changes to the Consolidated Funded Debt to EBITDA Ratio, Agent shall retain at all times thereafter, for the benefit of itself and the Lenders, first priority perfected Liens in the Collateral and shall not be obligated to release any such security interests therein.

(b) With respect to each Person which becomes a Domestic Subsidiary of any Borrower (directly or indirectly) subsequent to the Effective Date, whether by Permitted Domestic Acquisition or otherwise, cause such new Domestic Subsidiary to execute and deliver to the Agent, for and on behalf of each of the Lenders (unless waived by the Agent):

(i) within 30 days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the Agent may determine), a Guaranty, or in the event that a Guaranty already exists, a joinder agreement to the Guaranty whereby such Domestic Subsidiary becomes obligated as a Guarantor under the Guaranty; and

(ii) within 30 days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the Agent may determine), a joinder agreement to the Security Agreement and Intellectual Property Security Agreement whereby such Domestic Subsidiary grants a Lien over its assets (other than Equity Interests which should be governed by clause (c) of this Section 7.13) as set forth in the Security Agreement and Intellectual Property Security Agreement, and if a Springing Lien Event has occurred, such Domestic Subsidiary shall take such additional actions as may be necessary to ensure a valid first priority perfected Lien over such assets of such Domestic Subsidiary, subject only to the other Liens permitted pursuant to Section 8.2 (including any opinions of counsel reasonably requested by Agent);

(iii) if a Springing Lien Event has occurred, within the time period specified in and to the extent required under clause (d) of this Section 7.13, Collateral Access Agreements and/or other documents required to be delivered in connection therewith;

(c) With respect to the Equity Interests of each Person which becomes (whether by Permitted Domestic Acquisition or otherwise) (i) a Domestic Subsidiary subsequent to the Effective Date, cause the Credit Party that holds such Equity Interests to execute and deliver such Pledge Agreements, and if a Springing Lien Event has occurred, take such actions as may be necessary to ensure a valid first priority perfected Lien over 100% of the Equity Interests of such Domestic Subsidiary held by a Credit Party, such Pledge Agreements to be executed and delivered (unless waived by the Agent) within 30 days after the date such Person becomes a Domestic Subsidiary (or such longer time period as the Agent may determine); and (ii) a Foreign Subsidiary subsequent to the Effective Date, the Equity Interests of which is held directly by a Borrower or one of its Domestic Subsidiaries, cause the Credit Party that holds such Equity Interests to execute and deliver such Pledge Agreements and if a Springing Lien Event has occurred, take such actions as may be necessary to ensure a valid first priority perfected Lien over 65% of the Equity Interests of such Subsidiary, such Pledge Agreements to be executed and delivered (unless waived by the Agent) within 30 days after the date such Person becomes a Foreign Subsidiary (or such longer time period as the Agent may determine); and

(d) (i) With respect to the acquisition of a fee interest in real property by any Credit Party after the Effective Date (whether by Permitted Domestic Acquisition or otherwise), not later than 30 days after the acquisition is consummated or the owner of such property becomes a Domestic Subsidiary (or such longer time period as the Agent may determine), at the request of the Agent, such Credit Party shall execute or cause to be executed (unless waived by the Agent), a mortgage (or an amendment to an existing mortgage, where appropriate) covering such real property, together with, if a Springing Lien Event has occurred, such additional real estate documentation, environmental reports, title policies and surveys as may be reasonably required by the Agent; and (ii) with respect to the acquisition of any leasehold interest in real property by any Credit Party after the Effective Date (whether by Permitted Domestic Acquisition or otherwise), not later than 30 days after the acquisition is consummated or the owner of the applicable leasehold interest becomes a Domestic Subsidiary (or such longer time period as the Agent may determine), the applicable Credit Party shall deliver to the Agent a copy of the applicable lease agreement and shall execute or cause to be executed, at the Agent’s option, unless otherwise waived by the Agent in its reasonable discretion, (x) a leasehold mortgage in form and substance acceptable to the Agent covering the applicable leasehold interest, and lessor subordination on terms no less favorable to the Agent than as set forth in the Lessor’s Subordination Agreement, together with such additional real estate documentation as may be reasonably required by the Agent or (y) a Collateral Access Agreement in form and substance reasonably acceptable to the Agent together with such other documentation as may be reasonably required by the Agent;

in each case in form reasonably satisfactory to the Agent, in its reasonable discretion, together with such supporting documentation, including without limitation corporate authority items, certificates and opinions of counsel, as reasonably required by the Agent. Upon the Agent’s request, Credit Parties shall take, or cause to be taken, such additional steps as are necessary or advisable under applicable law to perfect and ensure the validity and priority of the Liens granted under this Section 7.13.

7.14 Accounts. Maintain primary deposit accounts at the Agent and maintain all other deposit accounts and securities accounts of any Credit Party with the Agent or a Lender, provided that, with respect to any such accounts maintained with any Lender (including the Agent, if so requested by the Agent), such Credit Party (i) shall cause to be executed and delivered an Account Control Agreement in form and substance satisfactory to the Agent and (ii) has taken all other steps necessary to ensure that the Agent has a perfected security interest in such account.

7.15 Use of Proceeds. Use all Advances of the Revolving Credit as set forth in Section 2.12 and the proceeds of the Term Loans as set forth in Section 4.9. The Borrowers shall not use any portion of the proceeds of any such advances for the purpose of purchasing or carrying any “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System) in any manner which violates the provisions of Regulation T, U or X of said Board of Governors or for any other purpose in violation of any applicable statute or regulation.

7.16 Consent of Inbound Licensors. Prior to entering into or becoming bound by any material license or agreement, the Borrowers shall: (a) provide written notice to the Agent of the material terms of such license or agreement with a description of its likely impact on the Borrowers’ business or financial condition; and (b) in good faith use commercially reasonable efforts to obtain the consent of, or waiver by, any person whose consent or waiver is necessary for the Borrowers’ interest in such licenses or contract rights to be deemed Collateral and for the Agent to have a security interest in it that might otherwise be restricted by the terms of the applicable license or agreement, whether now existing or entered into in the future, provided, however, that the failure to obtain any such consent or waiver shall not constitute a default under this Agreement.

7.17 Domain Names. The Borrowers will (in addition to the quarterly intellectual property report required by this Agreement) promptly notify the Agent upon obtaining any domain name for a consideration of $250,000 or greater. At the Agent’s request, upon the occurrence and during the continuance of an Event of Default, the Borrowers will execute such documents and take such actions as are necessary for the Agent to safeguard against the sale, assignment, pledge, or other transfer of any of Borrowers’ domain names, including without limitation, giving the Agent the passwords necessary for access (and the Agent is so authorized to access) each domain name registrar’s secure site for control of the registration of such domain names.

7.18 Further Assurances and Information.

(a) Take such actions as the Agent or Majority Lenders may from time to time reasonably request to establish and maintain first priority perfected security interests in and Liens on all of the Collateral, subject only to those Liens permitted under Section 8.2, including executing and delivering such additional pledges, assignments, mortgages, lien instruments or other security instruments covering any or all of the Credit Parties’ assets as the Agent may reasonably require, such documentation to be in form and substance reasonably acceptable to the Agent, and prepared at the expense of the Borrowers.

(b) Execute and deliver or cause to be executed and delivered to the Agent within a reasonable time following the Agent’s request, and at the expense of the Borrowers, such other documents or instruments as the Agent may reasonably require to effectuate more fully the purposes of this Agreement or the other Loan Documents.

(c) Provide the Agent and the Lenders with any other information required by Section 326 of the USA Patriot Act or necessary for the Agent and the Lenders to verify the identity of any Credit Party as required by Section 326 of the USA Patriot Act.

7.19 Collateral Access Agreements. For each Credit Party’s chief executive location and each leased real property location where books and records of such Credit Party is located and, if requested by the Agent, for each other real property location (including each warehouse or other storage location) leased by any Credit Party as a lessee (all such locations being disclosed and identified as such on Schedule 6.3(b) attached hereto), within 60 days from Effective Date, or at such later date as Agent in its sole discretion may determine, delivery to the Agent of (a) a true, complete and accurate copy of the fully executed applicable lease, bailment or warehouse agreement, as the case may be; and (b) a Collateral Access Agreement with respect to each location executed by the applicable lessor and Credit Parties.

8. NEGATIVE COVENANTS.

Each Borrower covenants and agrees that, so long as any Lender has any commitment to extend credit hereunder, or any of the Indebtedness incurred under this Agreement remain outstanding and unpaid (other than contingent obligations that survive pursuant to Section 13.24), it will not, and, as applicable, it will not permit any of the Credit Parties to:

8.1 Limitation on Debt. Create, incur, assume or suffer to exist any Debt, except:

(a) Indebtedness of any Credit Party to Agent and the Lenders under this Agreement and/or the other Loan Documents;

(b) any Debt existing on the Effective Date and set forth in Schedule 8.1 attached hereto (and not otherwise permitted in this Section 8.1) and any renewals or refinancing of such Debt, provided that (i) the aggregate principal amount of such renewed or refinanced Debt shall not exceed the aggregate principal amount of the original Debt outstanding on the Effective Date (less any principal payments and the amount of any commitment reductions made thereon on or prior to such renewal or refinancing), (ii) the renewal or refinancing of such Debt shall be on substantially the same or better terms as in effect with respect to such Debt on the Effective Date, and shall otherwise be in compliance with this Agreement, and (iii) at the time of such renewal or refinancing no Default or Event of Default has occurred and is continuing or would result from the renewal or refinancing of such Debt;

(c) any Debt of such Borrower or any of its Subsidiaries incurred for any ordinary business purpose, including Debt to finance the acquisition of fixed or capital assets, whether pursuant to a loan or a Capitalized Lease provided that both at the time of and immediately after giving effect to the incurrence thereof (i) no Default or Event of Default shall have occurred and be continuing, and (ii) the aggregate amount of all such Debt at any one time outstanding (including, without limitation, any Debt of the type described in this clause (c) which is set forth on Schedule 8.1) shall not exceed $1,000,000, and any renewals or refinancings of such Debt on terms substantially the same or better than those in effect at the time of the original incurrence of such Debt;

(d) unsecured Subordinated Debt;

(e) Debt under any Hedging Transactions, provided that such transaction is entered into for risk management purposes and not for speculative purposes;

(f) Debt arising from judgments or decrees not deemed to be a Default or Event of Default under Section 9.1(g);

(g) Debt owing to a Person that is a Credit Party, but only to the extent permitted under Section 8.7;

(h) Guarantee Obligations of RMN related to Debt in an aggregate amount approximately equal to EUR 3,750,000 plus any amounts related to any post-closing adjustment for working capital owed by RetailMeNot, France, S.A.S., a company organized under the laws of France, in connection with the 2013 French Acquisition; and

(i) any other Debt not to exceed $250,000 in the aggregate at any time outstanding.

8.2 Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, except for:

(a) Permitted Liens;

(b) Liens securing Debt permitted by Section 8.1(c), provided that (i) such Liens are created upon fixed or capital assets acquired by the applicable Credit Party after the date of this Agreement (including without limitation by virtue of a loan or a Capitalized Lease), (ii) any such Lien is created solely for the purpose of securing indebtedness representing or incurred to finance the cost of the acquisition of the item of property subject thereto, (iii) the principal amount of the Debt secured by any such Lien shall at no time exceed 100% of the sum of the purchase price or cost of the applicable property, equipment or improvements and the related costs and charges imposed by the vendors thereof and (iv) the Lien does not cover any property other than the fixed or capital asset acquired; provided, however, that no such Lien shall be created over any owned real property of any Credit Party for which the Agent has received a mortgage or for which such Credit Party is required to execute a mortgage pursuant to the terms of this Agreement;

(c) Liens created pursuant to the Loan Documents; and

(d) other Liens, existing on the Effective Date, set forth on Schedule 8.2 attached hereto and renewals, refinancings and extensions thereof on substantially the same or better terms as in effect on the Effective Date and otherwise in compliance with this Agreement.

Regardless of the provisions of this Section 8.2, no Lien over the Equity Interests of any Borrower or any Subsidiary of any Borrower (except for those Liens for the benefit of the Agent and the Lenders) shall be permitted under the terms of this Agreement.

8.3 Acquisitions. Except for Permitted Domestic Acquisitions and acquisitions permitted under Section 8.7, if any, purchase or otherwise acquire or become obligated for the purchase of all or substantially all or any material portion of the assets or business interests or a division or other business unit of any Person, or any Equity Interest of any Person, or any business or going concern.

8.4 Limitation on Mergers, Dissolution or Sale of Assets. Enter into any merger or consolidation or convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, Equity Interests, receivables and leasehold interests), whether now owned or hereafter acquired or liquidate, wind up or dissolve, except:

(a) Inventory leased or sold in the ordinary course of business;

(b) obsolete, damaged, uneconomic or worn out machinery, parts, property or equipment, or property or equipment no longer used or useful in the conduct of the applicable Credit Party’s business;

(c) Permitted Domestic Acquisitions and the 2013 French Acquisition;

(d) mergers or consolidations of any Subsidiary of a Borrower with or into any Borrower or any Guarantor so long as such Borrower or such Guarantor shall be the continuing or surviving entity; provided that at the time of each such merger or consolidation, both before and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or result from such merger or consolidation;

(e) any Subsidiary of a Borrower may liquidate or dissolve into a Borrower or a Guarantor if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers, so long as no Default or Event of Default has occurred and is continuing or would result therefrom;

(f) sales or transfers, including without limitation upon voluntary liquidation from any Credit Party to a Borrower or a Guarantor, provided that the applicable Borrower or Guarantor takes such actions as the Agent may reasonably request to ensure the perfection and priority of the Liens in favor of the Lenders over such transferred assets;

(g) subject to Section 4.8(a), (i) Asset Sales (exclusive of asset sales permitted pursuant to all other subsections of this Section 8.4) in which the sales price is at least equal to the fair market value of the assets sold and the consideration received is cash or cash equivalents or Debt of any Credit Party being assumed by the purchaser, provided that the aggregate amount of such Asset Sales does not exceed $250,000 in any Fiscal Year and no Default or Event of Default has occurred and is continuing at the time of each such sale (both before and after giving effect to such Asset Sale), and (ii) other Asset Sales approved by the Majority Lenders in their sole discretion, in each case where the proceeds of such Asset Sale are reinvested in useful assets of the business or applied to repay the Term Loans;

(h) the sale or disposition of Permitted Investments and other cash equivalents in the ordinary course of business;

(i) dispositions of owned or leased vehicles in the ordinary course of business.

(j) the sale or disposition of delinquent notes, charge-off accounts or accounts receivable in the ordinary course of business for collection purposes;

(k) the sale or disposition of assets or property in connection with any loss, damage or destruction thereof;

(l) Permitted International Reorganization; and

(m) sale, transfer or license by a Credit Party of its copyrights, trademarks, and tradenames to a Foreign Subsidiary for use solely outside of the United States and its territories.

The Lenders hereby consent and agree to the release by Agent of any and all Liens on the property sold or otherwise disposed of in compliance with this Section 8.4.

8.5 Restricted Payments. Declare or make any distributions, dividend, payment or other distribution of assets, properties, cash, rights, obligations or securities (collectively, “Distributions”) on account of any of its Equity Interests, as applicable, or purchase, redeem or otherwise acquire for value any of its Equity Interests, as applicable, or any warrants, rights or options to acquire any of its Equity Interests, now or hereafter outstanding (collectively, “Purchases”), except that:

(a) each Credit Party may pay cash Distributions to any Borrower or another Credit Party;

(b) each Credit Party may declare and make Distributions payable in the Equity Interests of such Credit Party, provided that the issuance of such Equity Interests does not otherwise violate the terms of this Agreement and no Default or Event of Default has occurred and is continuing at the time of making such Distribution or would result from the making of such Distribution;

(c) each Credit Party may purchase Equity Interests owned by directors, officers or employees of any Credit Party upon termination of employment of such Person, provided that the amount of Equity Interests so purchased in any Fiscal Year may not exceed $250,000 in the aggregate and no Default or Event of Default has occurred and is continuing at the time of making such purchase or would result from the making of such purchase; and

(d) each Credit Party may purchase, redeem or otherwise acquire such Credit Party’s preferred Equity Interests and pay any accrued and unpaid dividends related to such preferred Equity Interests so long as (i) all such purchases, redemptions, acquisitions and payments are financed or paid solely with the proceeds of an IPO and (ii) all such purchases, redemptions, acquisitions and payments do not exceed $65,000,000 in the aggregate at any time.

8.6 Limitation on Capital Expenditures. Make or commit to make (by way of the acquisition of securities of a Person or otherwise) any Capital Expenditure in respect of the purchase or other acquisition of fixed or capital assets (excluding any such asset acquired in connection with normal replacement and maintenance programs properly charged to current operations) except Borrowers may (a) make Reinvestments of Net Cash Proceeds received from Asset Sales, Insurance Proceeds or Condemnation Proceeds to the extent permitted under Section 4.8 and (b) make Capital Expenditures so long as all such Capital Expenditures do not exceed (i) $7,500,000 in the aggregate during the Fiscal Year ending December 31, 2013 and (ii) $5,000,000 in the aggregate during any Fiscal Year thereafter; provided, that up to $5,000,000 of such amount, if not so expended in the Fiscal Year for which it is permitted, may be carried over for expenditure in the immediately succeeding Fiscal Year.

8.7 Limitation on Investments, Loans and Advances. Make or allow to remain outstanding any Investment (whether such investment shall be of the character of investment in shares of stock, evidences of indebtedness or other securities or otherwise) in, or any loans or advances to, any Person other than:

(a) Permitted Investments;

(b) Investments existing on the Effective Date and listed on Schedule 8.7 attached hereto;

(c) sales on open account in the ordinary course of business;

(d) (i) intercompany loans or intercompany Investments made by any Credit Party to or in any Guarantor or any Borrower; provided that, in the case of any intercompany loans or intercompany Investments made by any Borrower in any Guarantor, the aggregate amount from time to time outstanding in respect thereof shall not exceed $2,500,000, (ii) intercompany loans made by any Borrower to or in RetailMeNot, France, S.A.S., a company organized under the laws of France, to be used solely to finance the 2013 French Acquisition, and (iii) intercompany loans made by any Borrower or Guarantor to or in any Foreign Subsidiary so long as (x) the aggregate amount of all such intercompany loans shall not exceed an amount equal to $100,000,000, minus all Permitted Domestic Acquisitions and (y) all such amounts are used by such Foreign Subsidiary solely to finance a Permitted Foreign Acquisition; and provided, further, that in each case, under clauses (i), (ii), and (iii) above, (A) no Default or Event of Default shall have occurred and be continuing at the time of making such intercompany loan or intercompany Investment or result from such intercompany loan or intercompany Investment being made, (B) all intercompany loans shall be evidenced by and funded under an Intercompany Note pledged to the Agent under the appropriate

Collateral Documents and (C) no Credit Party will adjust, settle, compromise, amend or modify any such Intercompany Notes executed by a Foreign Subsidiary except for an adjustment, settlement, compromise, amendment or modification made in good faith and in the ordinary course of business;

(e) Investments in respect of Hedging Transactions provided that such transaction is entered into for risk management purposes and not for speculative purposes;

(f) loans and advances to employees, officers and directors of any Borrower or any of its Subsidiaries for moving, entertainment, travel and other similar expenses in the ordinary course of business in the aggregate amount not to exceed $1,000,000 at any time outstanding or to purchase Equity Interests in RMN;

(g) Permitted Domestic Acquisitions and Investments in any Person acquired pursuant to a Permitted Domestic Acquisition;

(h) Investments constituting deposits made in connection with the purchase of goods or services in the ordinary course of business in an aggregate amount for such deposits not to exceed $250,000 at any one time outstanding;

(i) Investments received in connection with the bankruptcy or reorganization of account debtors, suppliers or customers and in settlement of delinquent accounts;

(j) Investments in another Credit Party;

(k) Investments otherwise expressly permitted under the terms of this Agreement; and

(l) other Investments not described above provided that both at the time of and immediately after giving effect to any such Investment (i) no Default or Event of Default shall have occurred and be continuing or shall result from the making of such Investment and (ii) the aggregate amount of all such Investments shall not exceed $250,000 at any time outstanding.

In valuing any Investments for the purpose of applying the limitations set forth in this Section 8.7 (except as otherwise expressly provided herein), such Investment shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation, but less any amount repaid or recovered on account of capital or principal.

8.8 Transactions with Affiliates. Except as set forth in Schedule 8.8 attached hereto, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliates, directors or officers of the Credit Parties except: (a) transactions with Affiliates, directors or officers that are the Borrowers or Guarantors; (b) transactions otherwise permitted under this Agreement; and (c) transactions in the ordinary course of a Credit Party’s business and upon fair and reasonable terms no less favorable to such Credit Party than it would obtain in a comparable arm’s length transaction from unrelated third parties.

8.9 Sale-Leaseback Transactions. Enter into any arrangement with any Person providing for the leasing by a Credit Party of real or personal property which has been or is to be sold or transferred by such Credit Party to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Credit Party, as the case may be; provided that if, at the time that a Credit Party acquires fixed or capital assets, such Credit Party intends to sell to and then lease such assets from another Person pursuant to a financing arrangement that would be permitted under Section 8.1(c), such transaction will not constitute a violation of this Section 8.9 so long as such transaction is consummated within 60 days following the acquisition of such assets.

8.10 Limitations on Other Restrictions. Except for this Agreement, and any other Loan Document, enter into any agreement, document or instrument which would (i) restrict the ability of any Subsidiary of a Borrower to pay or make dividends or distributions in cash or kind to any Borrower or any Guarantor, to make loans, advances or other payments of whatever nature to any Credit Party, or to make transfers or distributions of all or any part of its assets to any Credit Party; or (ii) restrict or prevent any Credit Party from granting Agent on behalf of Lenders Liens upon, security interests in and pledges of their respective assets, except to the extent such restrictions exist in documents creating Liens permitted by Section 8.2(b).

8.11 Prepayment of Debt. Make any prepayment (whether optional or mandatory), repurchase, redemption, defeasance or any other payment in respect of any Subordinated Debt (other than payments permitted under the applicable Subordination Agreement) or Debt owed to any Person (other than Indebtedness, as provided for herein for prepayments).

8.12 Amendment of Subordinated Debt Documents. Amend, modify or otherwise alter (or suffer to be amended, modified or altered) the Subordinated Debt Documents except as permitted in the applicable Subordinated Debt Documents and Subordination Agreements, or if no such restrictions exist in the applicable Subordinated Debt Documents or Subordination Agreements, without the prior written consent of the Agent.

8.13 Modification of Certain Agreements. Make, permit or consent to any amendment or other modification to the constitutional documents of any Credit Party or any Material Contract except to the extent that any such amendment or modification (a) does not violate the terms and conditions of this Agreement or any of the other Loan Documents, (b) does not materially adversely affect the interest of the Lenders as creditors and/or secured parties under any Loan Document and (c) could not reasonably be expected to have a Material Adverse Effect.

8.14 Management Fees. Pay or otherwise advance, directly or indirectly, any management, consulting or other fees to an Affiliate except that such fees can be paid after three days advance notice to Agent if in each instance no Event of Default exists at the time of (and no Event of Default would exist, giving effect to) such payment (and Borrowers shall certify to Agent as such in the written notice referenced above).

8.15 Fiscal Year. Permit the Fiscal Year of any Credit Party to end on a day other than December 31.

9. DEFAULTS.

9.1 Events of Default. The occurrence of any of the following events shall constitute an Event of Default hereunder:

(a) non-payment when due of (i) the principal or interest on the Indebtedness under the Revolving Credit (including the Swing Line) and either of the Term Loans or (ii) any Reimbursement Obligation or (iii) any Fees;

(b) non-payment of any other amounts due and owing by a Borrower under this Agreement or by any Credit Party under any of the other Loan Documents to which it is a party, other than as set forth in clause (a) above, within three Business Days after the same is due and payable;

(c) default in the observance or performance of any of the conditions, covenants or agreements of Borrowers set forth in Sections 7.1, 7.2, 7.4(a) and (e), 7.5, 7.6, 7.7, 7.9, 7.13, 7.14, 7.15, 7.16, 7.17, 7.18, or Article 8 in its entirety, provided that an Event of Default arising from a breach of Sections 7.1 or 7.2 shall be deemed to have been cured upon delivery of the required item; and provided further that any Event of Default arising solely due to a breach of Section 7.7(a) or Section 7.5 shall be deemed cured upon the earlier of (i) with respect to a breach of Section 7.7(a), the giving of the notice required by Section 7.7(a) and (ii) the date upon which the Default or Event of Default giving rise to the notice obligation is cured or waived.

(d) default in the observance or performance of any of the other conditions, covenants or agreements set forth in this Agreement or any of the other Loan Documents by any Credit Party and continuance thereof for a period of 30 consecutive days;

(e) any representation or warranty made by any Credit Party herein or in any certificate, instrument or other document submitted pursuant hereto proves untrue or misleading in any material adverse respect when made;

(f) (i) default by any Credit Party in the payment of any indebtedness for borrowed money, whether under a direct obligation or guaranty (other than Indebtedness hereunder) of any Credit Party in excess of $250,000 (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate when due and continuance thereof beyond any applicable period of cure or notice and or (ii) failure to comply with the terms of any other obligation of any Credit Party with respect to any indebtedness for borrowed money (other than Indebtedness hereunder) in excess of $250,000 (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate, which continues beyond any applicable period of cure and which would permit the holder or holders thereto to accelerate such other indebtedness for borrowed money, or require the prepayment, repurchase, redemption or defeasance of such indebtedness;

(g) the rendering of any final judgment(s) (not covered by adequate insurance from a solvent carrier which is defending such action without reservation of rights) for the payment of money in excess of the sum of $250,000 (or the equivalent thereof in any currency other than Dollars) individually or in the aggregate against any Credit Party, and such judgments shall remain unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 30 consecutive days from the date of its entry;

(h) the occurrence of (i) a “reportable event”, as defined in ERISA, which is determined by the PBGC to constitute grounds for a distress termination of any Pension Plan subject to Title IV of ERISA maintained or contributed to by or on behalf of any Credit Party for the benefit of any of its employees or for the appointment by the appropriate United States District Court of a trustee to administer such Pension Plan and such reportable event is not corrected and such determination is not revoked within 60 days after notice thereof has been given to the plan administrator of such Pension Plan (without limiting any of Agent’s or any Lender’s other rights or remedies hereunder), or (ii) the termination or the institution of proceedings by the PBGC to terminate any such Pension Plan, or (iii) the appointment of a trustee by the appropriate United States District Court to administer any such Pension Plan, or (iv) the reorganization (within the meaning of Section 4241 of ERISA) or insolvency (within the meaning of Section 4245 of ERISA) of any Multiemployer Plan, or receipt of notice from any Multiemployer Plan that it is in reorganization or insolvency, or the complete or partial withdrawal by any Credit Party from any Multiemployer Plan, which in the case of any of the foregoing, could reasonably be expected to have a Material Adverse Effect;

(i) except as expressly permitted under this Agreement, any Credit Party shall be dissolved (other than a dissolution of a Subsidiary of a Borrower which is not a Guarantor or a Borrower) or liquidated (or any judgment, order or decree therefor shall be entered) except as otherwise permitted herein; or if a creditors’ committee shall have been appointed for the business of any Credit Party; or if any Credit Party shall have made a general assignment for the benefit of creditors or shall have been adjudicated bankrupt and if not an adjudication based on a filing by a Credit Party, it shall not have been dismissed within 60 days, or shall have filed a voluntary petition in bankruptcy or for reorganization or to effect a plan or arrangement with creditors or shall fail to pay its debts generally as such debts become due in the ordinary course of business (except as contested in good faith and for which adequate reserves are made in such party’s financial statements); or shall file an answer to a creditor’s petition or other petition filed against it, admitting the material allegations thereof for an adjudication in bankruptcy or for reorganization; or shall have applied for or permitted the appointment of a receiver or trustee or custodian for any of its property or assets; or such receiver, trustee or custodian shall have been appointed for any of its property or assets (otherwise than upon application or consent of a Credit Party) and shall not have been removed within 60 days; or if an order shall be entered approving any petition for reorganization of any Credit Party and shall not have been reversed or dismissed within 60 days;

(j) a Change of Control; provided, however, that a Change of Control pursuant to the consummation of the IPO shall not constitute an Event of Default so long as the Net Cash Proceeds from the IPO is equal or greater than $75,000,000 and Borrowers have complied with Section 4.8;

(k) the validity, binding effect or enforceability of any subordination provisions relating to any Subordinated Debt shall be contested by any Person party thereto (other than any Lender, the Agent, Issuing Lender or Swing Line Lender), or such subordination provisions shall fail to be enforceable by the Agent and the Lenders in accordance with the terms thereof, or the Indebtedness shall for any reason not have the priority contemplated by this Agreement or such subordination provisions; or

(l) any Loan Document shall at any time for any reason cease to be in full force and effect (other than in accordance with the terms thereof or the terms of any other Loan Document), as applicable, or the validity, binding effect or enforceability thereof shall be contested by any party thereto (other than any Lender, the Agent, Issuing Lender or Swing Line Lender), or any Person shall deny that it has any or further liability or obligation under any Loan Document, or any such Loan Document shall be terminated (other than in accordance with the terms thereof or the terms of any other Loan Document), invalidated, revoked or set aside or in any way cease to give or provide to the Lenders and the Agent the benefits purported to be created thereby, or any Loan Document purporting to grant a Lien to secure any Indebtedness shall, at any time after the delivery of such Loan Document, fail to create a valid and enforceable Lien on any Collateral purported to be covered thereby or such Lien shall fail to cease to be a perfected Lien with the priority required in the relevant Loan Document.

9.2 Exercise of Remedies. If an Event of Default has occurred and is continuing hereunder: (a) the Agent may, and shall, upon being directed to do so by the Majority Revolving Credit Lenders, declare the Revolving Credit Aggregate Commitment terminated; (b) the Agent may, and shall, upon being directed to do so by the Majority Lenders, declare the entire unpaid principal Indebtedness, including the Notes, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by the Borrowers; (c) upon the occurrence of any Event of Default specified in Section 9.1(i) and notwithstanding the lack of any declaration by the Agent under preceding clauses (a) or (b), the entire unpaid principal Indebtedness shall become automatically and immediately due and payable, and the Revolving Credit Aggregate Commitment shall be automatically and immediately terminated; (d) the Agent shall, upon being directed to do so by the Majority Revolving Credit Lenders, demand immediate delivery of cash collateral, and each Borrower agrees to deliver such cash collateral upon demand, in an amount equal to 105% of the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, for deposit into an account controlled by the Agent; (e) the Agent may, and shall, upon being directed to do so by the Majority Lenders, notify the Borrowers or any Credit Party that interest shall be payable on demand on all Indebtedness (other than Revolving Credit Advances, Swing Line Advances and Term Loan Advances with respect to which Sections 2.6 and 4.6 shall govern) owing from time to time to the Agent or any Lender, at a per annum rate equal to the then applicable Base Rate plus 3%; and (f) the Agent may, and shall, upon being directed to do so by the Majority Lenders or the Lenders, as applicable (subject to the terms hereof), exercise any remedy permitted by this Agreement, the other Loan Documents or law.

9.3 Rights Cumulative. No delay or failure of the Agent and/or Lenders in exercising any right, power or privilege hereunder shall affect such right, power or privilege, nor shall any single or partial exercise thereof preclude any further exercise thereof, or the exercise of any other power, right or privilege. The rights of the Agent and Lenders under this Agreement are cumulative and not exclusive of any right or remedies which Lenders would otherwise have.

9.4 Waiver by Borrowers of Certain Laws. To the extent not prohibited by applicable law, each Borrower hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of any valuation, stay, appraisement, extension or redemption laws now existing or which may hereafter exist, which, but for this provision, might be applicable to any sale made under the judgment, order or decree of any court, on any claim for interest on the Notes, or any security interest or mortgage contemplated by or granted under or in connection with this Agreement. These waivers have been voluntarily given, with full knowledge of the consequences thereof.

9.5 Waiver of Defaults. No Event of Default shall be waived by the Lenders except in a writing signed by an officer of the Agent in accordance with Section 13.10. No single or partial exercise of any right, power or privilege hereunder, nor any delay in the exercise thereof, shall preclude other or further exercise of their rights by the Agent or the Lenders. No waiver of any Event of Default shall extend to any other or further Event of Default. No forbearance on the part of the Agent or the Lenders in enforcing any of their rights shall constitute a waiver of any of their rights. Each Borrower expressly agrees that this Section may not be waived or modified by the Lenders or the Agent by course of performance, estoppel or otherwise.

9.6 Set Off. Upon the occurrence and during the continuance of any Event of Default, each Lender may at any time and from time to time, without notice to the Borrowers but subject to the provisions of Section 10.3 (any requirement for such notice being expressly waived by the Borrowers), setoff and apply against any and all of the obligations of the Borrowers now or hereafter existing under this Agreement, whether owing to such Lender, any Affiliate of such Lender or any other Lender or the Agent, any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrowers and any property of the Borrowers from time to time in possession of such Lender, irrespective of whether or not such deposits held or indebtedness owing by such Lender may be contingent and unmatured and regardless of whether any Collateral then held by the Agent or any Lender is adequate to cover the Indebtedness. Promptly following any such setoff, such Lender shall give written notice to the Agent and the Borrowers of the occurrence thereof; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 10.4 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held for the benefit of the Agent, the Issuing Lender and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Indebtedness owing to such Defaulting Lender as to which it exercised such right of setoff. The Borrowers hereby grant to the Lenders and the Agent a lien on and security interest in all such deposits, indebtedness and property as collateral security for the payment and performance of all of the obligations of the Borrowers under this Agreement. The rights of each Lender under this Section 9.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have. The rights of each Lender under this Section 9.6 are in addition to the other rights and remedies (including, without limitation, other rights of setoff) which such Lender may have.

10. PAYMENTS, RECOVERIES AND COLLECTIONS.

10.1 Payment Procedure.

(a) All payments to be made by the Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise provided herein, all payments made by the Borrowers of principal, interest or fees hereunder shall be made without setoff or counterclaim on the date specified for payment under this Agreement and must be received by the Agent not later than 1:00 p.m. (Detroit, Michigan time) on the date such payment is required or intended to be made in Dollars in immediately available funds to the Agent at the Agent’s office located at 411 West Lafayette, 7th Floor, MC 3289, Detroit, Michigan 48226-3289, for the ratable benefit of the Revolving Credit Lenders in the case of payments in respect of the Revolving Credit and any Letter of Credit Obligations, for the ratable benefit of the Term Loan A Lenders in the case of payments in respect of Term Loan A and for the ratable benefit of the Term Loan B Lenders in case of payments in respect of Term Loan B. Any payment received by the Agent after 1:00 p.m. (Detroit, Michigan time) shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. Upon receipt of each such payment, the Agent shall make prompt payment to each applicable Lender, or, in respect of Eurodollar-based Advances, such Lender’s Eurodollar Lending Office, in like funds and currencies, of all amounts received by it for the account of such Lender.

(b) Unless the Agent shall have been notified in writing by the Borrowers at least two Business Days prior to the date on which any payment to be made by the Borrowers is due that the Borrowers do not intend to remit such payment, the Agent may, in its sole discretion and without obligation to do so, assume that the Borrowers have remitted such payment when so due and the Agent may, in reliance upon such assumption, make available to each Revolving Credit Lender or Term Loan Lender, as the case may be, on such payment date an amount equal to such Lender’s share of such assumed payment. If the Borrowers have not in fact remitted such payment to the Agent, each Lender shall forthwith on demand repay to the Agent the amount of such assumed payment made available or transferred to such Lender, together with the interest thereon, in respect of each day from and including the date such amount was made available by the Agent to such Lender to the date such amount is repaid to the Agent at a rate per annum equal to the Federal Funds Effective Rate for the first two Business Days that such amount remains unpaid, and thereafter at a rate of interest then applicable to such Revolving Credit Advances.

(c) Subject to the definition of “Interest Period” in Section 1.1 of this Agreement, whenever any payment to be made hereunder shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest, if any, in connection with such payment.

(d) All payments to be made by the Borrowers under this Agreement or any of the Notes (including without limitation payments under the Swing Line and/or Swing Line Note) shall be made without setoff or counterclaim, as aforesaid, and, subject to full compliance by each Lender (and each assignee and participant pursuant to Section 13.8) with Section 13.13, without deduction for or on account of any present or future withholding or other taxes of any nature imposed by any Governmental Authority or of any political subdivision thereof or any federation or organization of which such Governmental Authority may at the time of payment be a member (other than any Excluded Taxes), unless the Borrowers are compelled by law to make payment subject to such tax. In such event, the Borrowers shall:

(i) pay to the Agent for the Agent’s own account and/or, as the case may be, for the account of the Lenders such additional amounts as may be necessary to ensure that the Agent and/or such Lender or Lenders (including the Swing Line Lender) receive a net amount equal to the full amount which would have been receivable had payment not been made subject to such tax; and

(ii) remit such tax to the relevant taxing authorities according to applicable law, and send to the Agent or the applicable Lender or Lenders (including the Swing Line Lender), as the case may be, such certificates or certified copy receipts as the Agent or such Lender or Lenders shall reasonably require as proof of the payment by the Borrowers of any such taxes payable by the Borrowers.

As used herein, the terms “tax”, “taxes” and “taxation” include all taxes, levies, imposts, duties, fees, deductions and withholdings or similar charges together with interest (and any taxes payable upon the amounts paid or payable pursuant to this Section 10.1) thereon. Borrowers shall be reimbursed by the applicable Lender for any payment made by Borrowers under this Section 10.1 if the applicable Lender is not in compliance with its obligations under Section 13.13 at the time of the Borrowers’ payment. Borrowers shall be entitled to receive any refund of any taxes previously paid by Borrowers under this Section 10.1.

10.2 Application of Proceeds of Collateral. Notwithstanding anything to the contrary in this Agreement, in the case of any Event of Default under Section 9.1(i), immediately following the occurrence thereof, and in the case of any other Event of Default: (a) upon the termination of the Revolving Credit Aggregate Commitment, (b) the acceleration of any Indebtedness arising under this Agreement, (c) at the Agent’s option, or (d) upon the request of the Majority Lenders after the commencement of any remedies hereunder, the Agent shall apply the proceeds of any Collateral, together with any offsets, voluntary payments by any Credit Party or others and any other sums received or collected in respect of the Indebtedness first, to pay all incurred and unpaid fees and expenses of the Agent under the Loan Documents and any protective advances made by the Agent with respect to the Collateral under or pursuant to the terms of any Loan Document, next, to pay any fees and expenses owed to the Issuing Lender hereunder, next, to pay principal and interest due under the Revolving Credit (including the Swing Line and any Reimbursement Obligations) and Term Loan A and Term Loan B, and to cash collateralize all outstanding Letters of Credit in an amount equal to 105% of the maximum amount that may be available to be drawn at any time prior to the stated expiry of all outstanding Letters of Credit, on a pro rata basis, next to any obligations owing by any Credit Party under any Hedging Agreements and any liabilities arising in connection with any Lender Products, on a pro rata basis, next, to any other Indebtedness on a pro rata basis, and then, if there is any excess, to the Credit Parties, as the case may be.

10.3 Pro-rata Recovery. If any Lender shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of, or interest on, any of the Advances made by it, or the participations in Letter of Credit Obligations or Swing Line Advances held by it in excess of its pro rata share of payments then or thereafter obtained by all Lenders upon principal of and interest on all such Indebtedness, such Lender shall purchase from the other Lenders such participations in the Revolving Credit, Term Loan A, Term Loan B, and/or the Letter of Credit Obligation held by them as shall be necessary to cause such purchasing Lender to share the excess payment or other recovery ratably in accordance with the applicable Percentages of the Lenders; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

10.4 Treatment of a Defaulting Lender; Reallocation of Defaulting Lender’s Fronting Exposure.

(a) The obligation of any Lender to make any Advance hereunder shall not be affected by the failure of any other Lender to make any Advance under this Agreement, and no Lender shall have any liability to the Borrowers or any of their Subsidiaries, the Agent, any other Lender, or any other Person for another Lender’s failure to make any loan or Advance hereunder.

(b) If any Lender shall become a Defaulting Lender, then such Defaulting Lender’s right to vote in respect of any amendment, consent or waiver of the terms of this Agreement or such other Loan Documents, or to direct or approve any action or inaction by the Agent shall be subject to the restrictions set forth in Section 13.10.

(c) Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 9 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 9.6 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender or Swing Line Lender hereunder; third, to cash collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with clause (g) below; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (i) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Agreement and (ii) cash collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with clause (g) below; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swing Line Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swing Line Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Letter of Credit Obligations in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Advances of, and Letter of Credit Obligations to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of, or Letter of Credit Obligations owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in Letter of Credit Obligations and Swing Line Advances are held by the Lenders pro rata in accordance with their respective Revolving Credit Percentages without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this clause (c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(d) Each Defaulting Lender shall be entitled to receive a Revolving Credit Facility Fee for any period during which that Lender is a Defaulting Lender only to extent allocable to the sum of (i) the outstanding principal amount of the Revolving Credit Advances funded by it, and (ii) its Revolving Credit Percentage of the stated amount of Letters of Credit for which it has provided cash collateral pursuant to clause (g) below.

(e) Each Defaulting Lender shall be entitled to receive the Letter of Credit Fees described in Section 3.4(a) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Revolving Credit Percentage of the stated amount of Letters of Credit for which it has provided cash collateral in accordance with clause (g) below. With respect to any Revolving Credit Facility Fee or Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (b) or (c) above, the Borrowers shall (i) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letter of Credit Obligations or Swing Line Advances that has been reallocated to such Non-Defaulting Lender pursuant to clause (f) below, (ii) pay to each Issuing Lender and Swing Line Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s and Swing Line Lender’s Fronting Exposure to such Defaulting Lender, and (iii) not be required to pay the remaining amount of any such fee.

(f) If any Lender shall become a Defaulting Lender, then, for so long as such Lender remains a Defaulting Lender, any Fronting Exposure shall be reallocated by the Agent at the request of the Swing Line Lender and/or the Issuing Lender among the Non-Defaulting Lenders in accordance with their respective Percentages of the Revolving Credit, but only to the extent that the sum of the aggregate principal amount of all Revolving Credit Advances made by each Non-Defaulting Lender, plus such Non-Defaulting Lender’s Percentage of the aggregate outstanding principal amount of Swing Line Advances and Letter of Credit Obligations prior to giving effect to such reallocation plus such Non-Defaulting Lender’s Percentage of the Fronting Exposure to be reallocated does not exceed such Non-Defaulting Lender’s Percentage of the Revolving Credit Aggregate Commitment, and only so long as no Default or Event of Default has occurred and is continuing on the date of such reallocation.

(g) At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Agent, the Swing Line Lender or the Issuing Lender (with a copy to the Agent), the Borrowers shall cash collateralize the Swing Line Lender’s and Issuing Lender’s Fronting Exposure, as applicable, with respect to such Defaulting Lender (determined after giving effect to any cash collateral provided by such Defaulting Lender) in an amount not less than an amount determined by the Agent, the Swing Line Lender and the Issuing Lender in their sole discretion, by depositing such amounts into an account controlled by the Agent.

11. CHANGES IN LAW OR CIRCUMSTANCES; INCREASED COSTS.

11.1 Reimbursement of Prepayment Costs. If (a) the Borrowers make any payment of principal with respect to any Eurodollar-based Advance on any day other than the last day of the Interest Period applicable thereto (whether voluntarily, pursuant to any mandatory provisions hereof, by acceleration, or otherwise); (b) the Borrowers convert or refund (or attempt to convert or refund) any such Advance on any day other than the last day of the Interest Period applicable thereto (except as described in Section 2.5(e)); (c) the Borrowers fail to borrow, refund or convert any Eurodollar-based Advance after notice has been given by the Borrowers to the Agent in accordance with the terms hereof requesting such Advance; or (d) or if any Borrower fails to make any payment of principal in respect of a Eurodollar-based Advance when due, the Borrowers shall reimburse the Agent for itself and/or on behalf of any Lender, as the case may be, within 10 Business Days of written demand therefor for any resulting loss, cost or expense incurred (excluding the loss of any Applicable Margin) by the Agent and Lenders, as the case may be, as a result thereof, including, without limitation, any such loss, cost or expense incurred in obtaining, liquidating, employing or redeploying deposits from third parties, whether or not the Agent and Lenders, as the case may be, shall have funded or committed to fund such Advance. The amount payable hereunder by the Borrowers to the Agent for itself and/or on behalf of any Lender, as the case may be, shall be deemed to equal an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, refunded or converted, for the period from the date of such prepayment or of such failure to borrow, refund or convert, through the last day of the relevant Interest Period, at the applicable rate of interest for said Advance(s) provided under this Agreement, over (ii) the amount of interest (as reasonably determined by the Agent and Lenders, as the case may be) which would have accrued to the Agent and Lenders, as the case may be, on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurocurrency market. Calculation of any amounts payable to any Lender under this paragraph shall be made as though such Lender shall have actually funded or committed to fund the relevant Advance through the purchase of an underlying deposit in an amount equal to the amount of such Advance and having a maturity comparable to the relevant Interest Period; provided, however, that any Lender may fund any Eurodollar-based Advance in any manner it deems fit and the foregoing assumptions shall be utilized only for the purpose of the calculation of amounts payable under this paragraph. Upon the written request of the Borrowers, the Agent and Lenders shall deliver to the Borrowers a certificate setting forth the basis for determining such losses, costs and expenses, which certificate shall be conclusively presumed correct, absent manifest error.

11.2 Eurodollar Lending Office. For any Eurodollar-based Advance, if the Agent or a Lender, as applicable, shall designate a Eurodollar Lending Office which maintains books separate from those of the rest of the Agent or such Lender, the Agent or such Lender, as the case may be, shall have the option of maintaining and carrying the relevant Advance on the books of such Eurodollar Lending Office.

11.3 Circumstances Affecting LIBOR Rate Availability. If the Agent or the Majority Lenders (after consultation with the Agent) shall determine in good faith that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars in the applicable amounts are not being offered to the Agent or such Lenders at the applicable LIBOR Rate, then the Agent shall forthwith give notice thereof to the Borrowers. Thereafter, until the Agent notifies the Borrowers that such circumstances no longer exist, (a) the obligation of Lenders to make Advances which bear interest at or by reference to the LIBOR Rate, and the right of the Borrowers to convert an Advance to or refund an Advance as an Advance which bears interest at or by reference to the LIBOR Rate shall be suspended, (b) effective upon the last day of each Eurodollar-Interest Period related to any existing Eurodollar-based Advance, each such Eurodollar-based Advance shall automatically be converted into an Advance which bears interest at or by reference to the Base Rate (without regard to the satisfaction of any conditions to conversion contained elsewhere herein), and (c) effective immediately following such notice, each Advance which bears interest at or by reference to the Daily Adjusting LIBOR Rate shall automatically be converted into an Advance which bears interest at or by reference to the Base Rate (without regard to the satisfaction of any conditions to conversion contained elsewhere herein).

11.4 Laws Affecting LIBOR Rate Availability. If, after the date of this Agreement, the adoption or introduction of, or any change in, any applicable law, rule or regulation or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Eurodollar Lending Offices) with any request or directive (whether or not having the force of law) of any such authority, shall make it unlawful or impossible for any of the Lenders (or any of their respective Eurodollar Lending Offices) to honor its obligations hereunder to make or maintain any Advance which bears interest at or by reference to the LIBOR Rate, such Lender shall forthwith give notice thereof to the Borrowers and to the Agent. Thereafter, (a) the obligations of the applicable Lenders to make Advances which bear interest at or by reference to the LIBOR Rate and the right of the Borrowers to convert an Advance into or refund an Advance as an Advance which bears interest at or by reference to the LIBOR Rate shall be suspended and thereafter only the Base Rate shall be available, and (b) if any of the Lenders may not lawfully continue to maintain an Advance which bears interest at or by reference to the LIBOR Rate, the applicable Advance shall immediately be converted to an Advance which bears interest at or by reference to the Base Rate. For purposes of this Section, a change in law, rule, regulation, interpretation or administration shall include, without limitation, any change made or which becomes effective on the basis of a law, rule, regulation, interpretation or administration presently in force, the effective date of which change is delayed by the terms of such law, rule, regulation, interpretation or administration.

11.5 Increased Cost of Advances Carried at the LIBOR Rate. If any Change in Law shall:

(a) subject any of the Lenders (or any of their respective Eurodollar Lending Offices) to any tax, duty or other charge with respect to any Advance (except for any withholding taxes which are covered by Section 10.1(d)) or shall change the basis of taxation of payments to any of the Lenders (or any of their respective Eurodollar Lending Offices) of the principal of or interest on any Advance or any other amounts due under this Agreement in respect thereof (except for changes in any Excluded Taxes); or

(b) impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any of the Lenders (or any of their respective Eurodollar Lending Offices) or shall impose on any of the Lenders (or any of their respective Eurodollar Lending Offices) or the foreign exchange and interbank markets any other condition affecting any Advance;

and the result of any of the foregoing matters is to increase the costs to any of the Lenders of maintaining any part of the Indebtedness hereunder as an Advance which bears interest at or by reference to the LIBOR Rate or to reduce the amount of any sum received or receivable by any of the Lenders under this Agreement in respect of an Advance which bears interest at or by reference to the LIBOR Rate, then such Lender shall promptly notify the Agent, and the Agent shall promptly notify the Borrowers of such fact and demand compensation therefor and, within 10 Business Days after such notice, the Borrowers agree to pay to such Lender or Lenders such additional amount or amounts as will compensate such Lender or Lenders for such increased cost or reduction, provided that each Lender agrees to take any reasonable action, to the extent such action could be taken without cost or administrative or other burden or restriction to such Lender, to mitigate or eliminate such cost or reduction, within a reasonable time after becoming aware of the foregoing matters. The Agent will promptly notify the Borrowers of any event of which it has knowledge which will entitle Lenders to compensation pursuant to this Section, or which will cause the Borrowers to incur additional liability under Section 11.1, provided that the Agent shall incur no liability whatsoever to the Lenders or the Borrowers in the event it fails to do so. A certificate of the Agent (or such Lender, if applicable) setting forth the basis for determining such additional amount or amounts necessary to compensate such Lender or Lenders shall accompany such demand and shall be conclusively presumed to be correct absent manifest error.

11.6 Capital Adequacy and Other Increased Costs. If any Change in Law affects or would affect the amount of capital required to be maintained by such Lender or the Agent (or any corporation controlling such Lender or the Agent) and such Lender or the Agent, as the case may be, determines that the amount of such capital is increased by or, based upon the existence of such Lender’s or the Agent’s obligations or Advances hereunder, the effect of such Change in Law is to result in such an increase, and such increase has the effect of reducing the rate of return on such Lender’s or the Agent’s (or such controlling corporation’s) capital as a consequence of such obligations or Advances hereunder to a level below that which such Lender or the Agent (or such controlling corporation) could have achieved but for such circumstances (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Lender or the Agent to be material (collectively, “Increased Costs”), then the Agent or such Lender shall notify the Borrowers, and thereafter the Borrowers shall pay to such Lender or the Agent, as the case may be, within 10 Business Days of written demand therefor from such Lender or the Agent, additional amounts sufficient to compensate such Lender or the Agent (or such controlling corporation) for any increase in the amount of capital and reduced rate of return which such Lender or the Agent reasonably determines to be allocable to the existence of such Lender’s or the Agent’s obligations or Advances hereunder. A statement setting forth the amount of such compensation, the methodology for the calculation and the calculation thereof which shall also be prepared in good faith and in reasonable detail by such Lender or the Agent, as the case may be, shall be submitted by such Lender or by the Agent to the Borrowers, reasonably promptly after becoming aware of any event described in this Section 11.6(a) and shall be conclusively presumed to be correct, absent manifest error.

11.7 Right of Lenders to Fund through Branches and Affiliates. Each Lender (including without limitation the Swing Line Lender) may, if it so elects, fulfill its commitment as to any Advance hereunder by designating a branch or Affiliate of such Lender to make such Advance; provided that (a) such Lender shall remain solely responsible for the performances of its obligations hereunder and (b) no such designation shall result in any material increased costs to the Borrowers.

11.8 Margin Adjustment. Adjustments to the Applicable Margins and the Applicable Fee Percentages, based on Annex I, shall be implemented on a quarterly basis as follows:

(a) Such adjustments shall be given prospective effect only, effective as to all Advances outstanding hereunder, the Applicable Fee Percentage and the Letter of Credit Fee, upon the date of delivery of the financial statements under Sections 7.1(a) and 7.1(b) and the Covenant Compliance Report under Section 7.2(a), in each case establishing applicability of the appropriate adjustment and in each case with no retroactivity or claw-back. In the event the Borrowers shall fail timely to deliver such financial statements or the Covenant Compliance Report and such failure continues for three days, then (but without affecting the Event of Default resulting therefrom) from the date delivery of such financial statements and report was required until such financial statements and report are delivered, the Applicable Margins and Applicable Fee Percentages shall be at the highest level on the Applicable Margin Grid attached to this Agreement as Annex I.

(b) From the Effective Date until the required date of delivery (or, if earlier, delivery) of the financial statements under Section 7.1(a) or 7.1(b), as applicable, and the Covenant Compliance Report under Section 7.2(a), for the fiscal quarter ending June 30, 2013, the Applicable Margins and Applicable Fee Percentages shall be those set forth under the Level I column of the pricing matrix attached to this Agreement as Annex I. Thereafter, Applicable Margins and Applicable Fee Percentages shall be based upon the quarterly financial statements and Covenant Compliance Reports, subject to recalculation as provided in Section 11.8(a) above.

(c) Notwithstanding the foregoing, however, if, prior to the payment and discharge in full (in cash) of the Indebtedness and the termination of any and all commitments hereunder, as a result of any restatement of or adjustment to the financial statements of a Borrower and any of its Subsidiaries (relating to the current or any prior fiscal period) or for any other reason, the Agent determines that the Applicable Margin and/or the Applicable Fee Percentages as calculated by the Borrowers as of any applicable date of determination were inaccurate in any respect and a proper calculation thereof would have resulted in different pricing for any fiscal period, then (i) if the proper calculation thereof would have resulted in higher pricing for any such period, the Borrowers shall automatically and retroactively be obligated to pay to the Agent, promptly upon demand by the Agent or the Majority Lenders, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period and, if the current fiscal period is affected thereby, the Applicable Margin and/or the Applicable Fee Percentages for the current period shall be adjusted based on such recalculation; and (ii) if the proper calculation thereof would have resulted in lower pricing for such period, the Agent and Lenders shall have no obligation to recalculate such interest or fees or to repay any interest or fees to the Borrowers.

11.9 Delay in Requests. Failure or delay on the part of any Lender or the Issuing Lender to demand compensation pursuant to the foregoing provisions of this Section 11.9 shall not constitute a waiver of such Lender’s or the Issuing Lender’s right to demand such compensation, provided that the Borrowers shall not be required to compensate a Lender or the Issuing Lender pursuant to Sections 11.4, 11.5, 11.6 or 3.4(c), for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or the Issuing Lender, as the case may be, notifies the Borrowers of the Change in Law (provided that this provision will not apply to any Change in Law of the type referred to in clauses (i), (ii) or (iii) of the definition thereof) giving rise to such increased costs or reductions and of such Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof).

12. AGENT.

12.1 Appointment of the Agent. Each Lender and the holder of each Note (if issued) irrevocably appoints and authorizes the Agent to act on behalf of such Lender or holder under this Agreement and the other Loan Documents and to exercise such powers hereunder and thereunder as are specifically delegated to the Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto, including without limitation the power to execute or authorize the execution of financing or similar statements or notices, and other documents. In performing its functions and duties under this Agreement, the Agent shall act solely as agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Credit Party.

12.2 Deposit Account with the Agent or any Lender. Each Borrower authorizes the Agent and each Lender, in the Agent’s or such Lender’s sole discretion, upon notice to the Borrowers to charge its general deposit account(s), if any, maintained with the Agent or such Lender for the amount of any principal, interest, or other amounts or costs due under this Agreement when the same become due and payable under the terms of this Agreement or the Notes.

12.3 Scope of the Agent’s Duties. The Agent shall have no duties or responsibilities except those expressly set forth herein, and shall not, by reason of this Agreement or otherwise, have a fiduciary relationship with any Lender (and no implied covenants or other obligations shall be read into this Agreement against the Agent). None of the Agent, its Affiliates nor any of their respective directors, officers, employees or agents shall be liable to any Lender for any action taken or omitted to be taken by it or them under this Agreement or any document executed pursuant hereto, or in connection herewith or therewith with the consent or at the request of the Majority Lenders (or all of the Lenders for those acts requiring consent of all of the Lenders) (except for its or their own willful misconduct or gross negligence), nor be responsible for or have any duties to ascertain, inquire into or verify (a) any recitals or warranties made by the Credit Parties or any Affiliate of the Credit Parties, or any officer thereof contained herein or therein, (b) the effectiveness, enforceability, validity or due execution of this Agreement or any document executed pursuant hereto or any security thereunder, (c) the performance by the Credit Parties of their respective obligations hereunder or thereunder, or (d) the satisfaction of any condition hereunder or thereunder, including without limitation in connection with the making of any Advance or the issuance of any Letter of Credit. The Agent and its Affiliates shall be entitled to rely upon any certificate, notice, document or other communication (including any cable, telegraph, telex, facsimile transmission or oral communication) believed by it to be genuine and correct and to have been sent or given by or on behalf of a proper person. The Agent may treat the payee of any Note as the holder thereof. The Agent may employ agents and may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable to the Lenders (except as to money or property received by them or their authorized agents), for the negligence or misconduct of any such agent selected by it with reasonable care or for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

12.4 Successor Agent. The Agent may resign as such at any time upon at least 30 days prior notice to the Borrowers and each of the Lenders. If the Agent at any time shall resign or if the office of the Agent shall become vacant for any other reason, Majority Lenders shall, by written instrument, appoint successor agent(s) (“Successor Agent”) satisfactory to such Majority Lenders and, so long as no Default or Event of Default has occurred and is continuing, to the Borrowers (which approval shall not be unreasonably withheld or delayed); provided, however that any such successor Agent shall be a bank or a trust company or other financial institution which maintains an office in the United States, or a commercial bank organized under the laws of the United States or any state thereof, or any Affiliate of such bank or trust company or other financial institution which is engaged in the banking business, and shall have a combined capital and surplus of at least $500,000,000. Such Successor Agent shall thereupon become the Agent hereunder, as applicable, and the Agent shall deliver or cause to be delivered to any successor agent such documents of transfer and assignment as such Successor Agent may reasonably request. If a Successor Agent is not so appointed or does not accept such appointment before the resigning Agent’s resignation becomes effective, the resigning Agent may appoint a temporary successor to act until such appointment by the Majority Lenders and, if applicable, the Borrowers, is made and accepted, or if no such temporary successor is appointed as provided above by the resigning Agent, the Majority Lenders shall thereafter perform all of the duties of the resigning Agent hereunder until such appointment by the Majority Lenders and, if applicable, the Borrowers, is made and accepted. Such Successor Agent shall succeed to all of the rights and obligations of the resigning Agent as if originally named. The resigning Agent shall duly assign, transfer and deliver to such Successor Agent all moneys at the time held by the resigning Agent hereunder after deducting therefrom its expenses for which it is entitled to be reimbursed hereunder. Upon such succession of any such Successor Agent, the resigning Agent shall be discharged from its duties and obligations, in its capacity as the Agent hereunder, except for its gross negligence or willful misconduct arising prior to its resignation hereunder, and the provisions of this Article 12 shall continue in effect for the benefit of the resigning Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

12.5 Credit Decisions. Each Lender acknowledges that it has, independently of the Agent and each other Lender and based on the financial statements of the Borrowers and such other documents, information and investigations as it has deemed appropriate, made its own credit decision to extend credit hereunder from time to time. Each Lender also acknowledges that it will, independently of the Agent and each other Lender and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under this Agreement, any Loan Document or any other document executed pursuant hereto.

12.6 Authority of the Agent to Enforce This Agreement. Each Lender, subject to the terms and conditions of this Agreement, grants the Agent full power and authority as attorney-in-fact to institute and maintain actions, suits or proceedings for the collection and enforcement of any Indebtedness outstanding under this Agreement or any other Loan Document and to file such proofs of debt or other documents as may be necessary to have the claims of the Lenders allowed in any proceeding relative to any Credit Party, or their respective creditors or affecting their respective properties, and to take such other actions which the Agent considers to be necessary or desirable for the protection, collection and enforcement of the Notes, this Agreement or the other Loan Documents.

12.7 Indemnification of the Agent. The Lenders agree (which agreement shall survive the expiration or termination of this Agreement) to indemnify the Agent and its Affiliates (to the extent not reimbursed by the Borrowers, but without limiting any obligation of the Borrowers to make such reimbursement), ratably according to their respective Weighted Percentages, from and against any and all claims, damages, losses, liabilities, costs or expenses of any kind or nature whatsoever (including, without limitation, reasonable fees and expenses of house and outside counsel) which may be imposed on, incurred by, or asserted against the Agent and its Affiliates in any way relating to or arising out of this Agreement, any of the other Loan Documents or the transactions contemplated hereby or any action taken or omitted by the Agent and its Affiliates under this Agreement or any of the Loan Documents; PROVIDED, HOWEVER, THAT NO LENDER SHALL BE LIABLE FOR ANY PORTION OF SUCH CLAIMS, DAMAGES, LOSSES, LIABILITIES, COSTS OR EXPENSES RESULTING FROM THE AGENT’S OR ITS AFFILIATE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. Without limitation of the foregoing, each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including, without limitation, reasonable fees and expenses of house and outside counsel) incurred by the Agent and its Affiliates in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any of the other Loan Documents, to the extent that the Agent and its Affiliates are not reimbursed for such expenses by the Borrowers, but without limiting the obligation of the Borrowers to make such reimbursement. Each Lender agrees to reimburse the Agent and its Affiliates promptly upon demand for its ratable share of any amounts owing to the Agent and its Affiliates by the Lenders pursuant to this Section, provided that, if the Agent or its Affiliates are subsequently reimbursed by the Borrowers for such amounts, they shall refund to the Lenders on a pro rata basis the amount of any excess reimbursement. If the indemnity furnished to the Agent and its Affiliates under this Section shall become impaired as determined in the Agent’s reasonable judgment or the Agent shall elect in its sole discretion to have such indemnity confirmed by the Lenders (as to specific matters or otherwise), the Agent shall give notice thereof to each Lender and, until such additional indemnity is provided or such existing indemnity is confirmed, the Agent may cease, or not commence, to take any action. Any amounts paid by the Lenders hereunder to the Agent or its Affiliates shall be deemed to constitute part of the Indebtedness hereunder.

12.8 Knowledge of Default. It is expressly understood and agreed that the Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing, unless the officers of the Agent immediately responsible for matters concerning this Agreement shall have received a written notice from a Lender or a Borrower specifying such Default or Event of Default and stating that such notice is a “notice of default”. Upon receiving such a notice, the Agent shall promptly notify each Lender of such Default or Event of Default and provide each Lender with a copy of such notice and shall endeavor to provide such notice to the Lenders within three Business Days (but without any liability whatsoever in the event of its failure to do so). The Agent shall also furnish the Lenders, promptly upon receipt, with copies of all other notices or other information required to be provided by the Borrowers hereunder.

12.9 The Agent’s Authorization; Action by Lenders. Except as otherwise expressly provided herein, whenever the Agent is authorized and empowered hereunder on behalf of the Lenders to give any approval or consent, or to make any request, or to take any other action on behalf of the Lenders (including without limitation the exercise of any right or remedy hereunder or under the other Loan Documents), the Agent shall be required to give such approval or consent, or to make such request or to take such other action only when so requested in writing by the Majority Lenders or the Lenders, as applicable hereunder. Action that may be taken by the Majority Lenders, any other specified Percentage of the Lenders or all of the Lenders, as the

case may be (as provided for hereunder) may be taken (a) pursuant to a vote of the requisite percentages of the Lenders as required hereunder at a meeting (which may be held by telephone conference call), provided that the Agent exercises good faith, diligent efforts to give all of the Lenders reasonable advance notice of the meeting, or (b) pursuant to the written consent of the requisite percentages of the Lenders as required hereunder, provided that all of the Lenders are given reasonable advance notice of the requests for such consent.

12.10 Enforcement Actions by the Agent. Except as otherwise expressly provided under this Agreement or in any of the other Loan Documents and subject to the terms hereof, the Agent will take such action, assert such rights and pursue such remedies under this Agreement and the other Loan Documents as the Majority Lenders or all of the Lenders, as the case may be (as provided for hereunder), shall direct; provided, however, that the Agent shall not be required to act or omit to act if, in the reasonable judgment of the Agent, such action or omission may expose the Agent to personal liability for which the Agent has not been satisfactorily indemnified hereunder or is contrary to this Agreement, any of the Loan Documents or applicable law. Except as expressly provided above or elsewhere in this Agreement or the other Loan Documents, no Lender (other than the Agent, acting in its capacity as agent) shall be entitled to take any enforcement action of any kind under this Agreement or any of the other Loan Documents.

12.11 Collateral Matters.

(a) The Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time to take any action with respect to any Collateral or the Collateral Documents which may be necessary to perfect and maintain a perfected security interest in and Liens upon the Collateral granted pursuant to the Loan Documents.

(b) The Lenders irrevocably authorize the Agent, in its reasonable discretion, to the full extent set forth in Section 13.10(d), (i) to release or terminate any Lien granted to or held by the Agent upon any Collateral (A) upon termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (B) constituting property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (C) constituting property in which a Credit Party owned no interest at the time the Lien was granted or at any time thereafter; or (D) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in Section 13.10; (ii) to subordinate the Lien granted to or held by the Agent on any Collateral to any other holder of a Lien on such Collateral which is permitted by Section 8.2(b); and (iii) if all of the Equity Interests held by the Credit Parties in any Person are sold or otherwise transferred to any transferee other than a Borrower or a Subsidiary of a Borrower as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement, to release such Person from all of its obligations under the Loan Documents (including, without limitation, under any Guaranty). Upon request by the Agent at any time, the Lenders will confirm in writing the Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.11(b).

12.12 The Agents in their Individual Capacities. Comerica Bank and its Affiliates, successors and assigns shall each have the same rights and powers hereunder as any other Lender and may exercise or refrain from exercising the same as though such Lender were not the Agent. Comerica Bank and its Affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, and generally engage in any kind of banking, trust, financial advisory or other business with the Credit Parties as if such Lender were not acting as the Agent hereunder, and may accept fees and other consideration therefor without having to account for the same to the Lenders.

12.13 The Agent’s Fees. Until the Indebtedness has been repaid and discharged in full and no commitment to extend any credit hereunder is outstanding, the Borrowers shall pay to the Agent, as applicable, any agency or other fee(s) set forth (or to be set forth from time to time) in the applicable Fee Letter on the terms set forth therein. The agency fees referred to in this Section 12.13 shall not be refundable under any circumstances.

12.14 Documentation Agent or other Titles. Any Lender identified on the facing page or signature page of this Agreement or in any amendment hereto or as designated with consent of the Agent in any assignment agreement as Lead Arranger, Documentation Agent, Syndication Agent or any similar titles, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement as a result of such title other than those applicable to all Lenders as such. Without limiting the foregoing, the Lenders so identified shall not have or be deemed to have any fiduciary relationship with any Lender as a result of such title. Each Lender acknowledges that it has not relied, and will not rely, on the Lender so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

12.15 Subordination Agreements. Each Lender hereby irrevocably appoints, designates and authorizes Agent to enter into any subordination or intercreditor agreement pertaining to any Subordinated Debt, on its behalf and to take such action on its behalf under the provisions of any such agreement (subject to the last sentence of this Section 12.15). Each Lender further agrees to be bound by the terms and conditions of each subordination or intercreditor agreement pertaining to any Subordinated Debt. Each Lender hereby authorizes Agent to issue blockages notices in connection with any Subordinated Debt at the direction of Majority Lenders (it being agreed and understood that Agent will not act unilaterally to issue such blockage notices).

12.16 Indebtedness in respect of Lender Products and Hedging Agreements. Except as otherwise expressly set forth herein, no Lender that obtains the benefits of the provisions of Section 10.2, any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or to consent to any amendment, waiver or modification of the provisions hereof or of the Guaranty or any Collateral Document) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this

Article 12 to the contrary, the Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Indebtedness arising under Lender Products and Hedging Agreements unless the Agent has received written notice of such Indebtedness, together with such supporting documentation as the Agent may request, from the applicable Lender.

12.17 No Reliance on the Agent’s Customer Identification Program.

(a) Each Lender acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with a Borrower or any of its Subsidiaries, any of their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (i) any identify verification procedures, (ii) any record keeping, (iii) any comparisons with government lists, (iv) any customer notices or (v) any other procedures required under the CIP Regulations or such other laws.

(b) Each Lender or assignee or participant of a Lender that is not organized under the laws of the United States or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (i) an affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (ii) subject to supervision by a banking authority regulating such affiliated depository institution or foreign bank) shall deliver to the Agent the certification, or, if applicable, recertification, certifying that such Lender is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (x) within 10 days after the Effective Date, and (y) at such other times as are required under the USA Patriot Act.

13. MISCELLANEOUS.

13.1 Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, it shall be done, unless otherwise specified herein, in accordance with GAAP.

13.2 Consent to Jurisdiction. The Borrowers, the Agent and Lenders hereby irrevocably submit to the non-exclusive jurisdiction of any United States Federal Court or Texas state court sitting in Dallas, Texas in any action or proceeding arising out of or relating to this Agreement or any of the Loan Documents and the Borrowers, Agent and Lenders hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such United States Federal Court or Texas state court. Chapter 346 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving tri-party accounts) does not apply to this Agreement or to the Notes. Each Borrower irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of Texas by the delivery of copies of such process to it at the applicable addresses specified on the signature page hereto or by certified mail directed to such address or such other address as may be designated by it in a notice to the other parties that complies as to delivery with the terms of Section 13.6. Nothing in this Section shall affect the right of the Lenders and the Agent to serve process in any other manner permitted by law or limit the right of the Lenders or the Agent (or any of them) to bring any such action or proceeding against any Credit Party or any of their property in the courts with subject matter jurisdiction of any other jurisdiction. Each Borrower irrevocably waives any objection to the laying of venue of any such suit or proceeding in the above described courts.

13.3 Governing Law. This Agreement, the Notes and, except where otherwise expressly specified therein to be governed by local law, the other Loan Documents shall be governed by and construed and enforced in accordance with the laws of the State of Texas (without regard to its conflict of laws provisions). Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

13.4 Interest. The Agent, Lenders, Credit Parties and any other parties to the Loan Documents intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such Persons stipulate and agree that none of the terms and provisions contained in the Loan Documents shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. Neither Borrowers, any other Credit Party nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of any Indebtedness shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable law from time to time in effect, and the provisions of this Section shall control over all other provisions of the Loan Documents which may be in conflict or apparent conflict herewith. The Agent and Lenders expressly disavow any intention to contract for, charge, or collect excessive unearned interest or finance charges in the event the maturity of any Indebtedness is accelerated. If (a) the maturity of any Indebtedness is accelerated for any reason, (b) any Indebtedness is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) the Agent or any Lender or any other holder of any or all of the Indebtedness shall otherwise collect moneys which are determined to constitute interest which would otherwise increase the interest on any or all of the Indebtedness to an amount in excess of that permitted to be charged by applicable law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related Indebtedness or, at such Lender’s or holder’s option, promptly returned to Borrowers or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable law, the Agent, Lenders, Credit Parties (and any other payors thereof) shall to the greatest extent permitted under applicable law,

(i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the Indebtedness in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully contract for, charge, or receive the maximum amount of interest permitted under applicable law. In the event applicable law provides for an interest ceiling under Chapter 303 of the Texas Finance Code (the “Texas Finance Code”) as amended, for that day, the ceiling shall be the “weekly ceiling” as defined in the Texas Finance Code, provided that if any applicable law permits greater interest, the law permitting the greatest interest shall apply. As used in this Section the term “applicable law” means the laws of the State of Texas or the laws of the United States of America, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

13.5 Closing Costs and Other Costs; Indemnification.

(a) The Borrowers shall pay or reimburse (i) the Agent and its Affiliates for payment of, on demand, all reasonable costs and expenses, including, by way of description and not limitation, reasonable in-house and outside attorney fees and advances, appraisal and accounting fees, lien search fees, and required travel costs, incurred by the Agent and its Affiliates in connection with the commitment, consummation and closing of the loans contemplated hereby, or in connection with the administration or enforcement of this Agreement or the other Loan Documents (including the obtaining of legal advice regarding the rights and responsibilities of the parties hereto) or any refinancing or restructuring of the loans or Advances provided under this Agreement or the other Loan Documents, or any amendment or modification thereof requested by the Borrowers, and (ii) the Agent and its Affiliates and each of the Lenders, as the case may be, for all stamp and other taxes and duties payable or determined to be payable in connection with the execution, delivery, filing or recording of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby, and any and all liabilities with respect to or resulting from any delay in paying or omitting to pay such taxes or duties. Furthermore, all reasonable costs and expenses, including without limitation attorney fees, incurred by the Agent and its Affiliates and, after the occurrence and during the continuance of an Event of Default, by the Lenders in revising, preserving, protecting, exercising or enforcing any of its or any of the Lenders’ rights against the Borrowers or any other Credit Party, or otherwise incurred by the Agent and its Affiliates and the Lenders in connection with any Event of Default or the enforcement of the loans (whether incurred through negotiations, legal proceedings or otherwise), including by way of description and not limitation, such charges in any court or bankruptcy proceedings or arising out of any claim or action by any person against the Agent, its Affiliates, or any Lender which would not have been asserted were it not for the Agent’s or such Affiliate’s or Lender’s relationship with the Borrowers hereunder or otherwise, shall also be paid by the Borrowers. All of said amounts required to be paid by the Borrowers hereunder and not paid forthwith upon demand, as aforesaid, shall bear interest, from the date incurred to the date payment is received by the Agent, at the Base Rate, plus 3%.

(b) The Borrowers agree to indemnify and hold the Agent and each of the Lenders (and their respective Affiliates) harmless from all loss, cost, damage, liability or expenses, including reasonable house and outside attorneys’ fees and disbursements (but without duplication of such fees and disbursements for the same services), incurred by the Agent and each of the Lenders by reason of an Event of Default, or enforcing the obligations of any Credit Party under this Agreement or any of the other Loan Documents, as applicable, or in the prosecution or defense of any action or proceeding concerning any matter growing out of or connected with this Agreement or any of the Loan Documents, INCLUDING, WITHOUT LIMITATION, LOSSES, COSTS, DAMAGES, LIABILITIES AND EXPENSES IN ANY WAY OR TO THE EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY OR CAUSED, IN WHOLE OR IN PART BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY AGENT, LENDERS OR THEIR AFFILIATES excluding, however, any loss, cost, damage, liability or expenses to the extent arising as a result of the gross negligence or willful misconduct of the party seeking to be indemnified under this Section 13.5(b), provided that, the Borrowers shall be obligated to reimburse Agent and the Lenders for only a single financial consultant selected by Agent in consultation with the Lenders.

(c) The Borrowers agree to defend, indemnify and hold harmless the Agent and each Lender (and their respective Affiliates), and their respective employees, agents, officers and directors from and against any and all claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature (including without limitation, reasonable attorneys and consultants fees, investigation and laboratory fees, environmental studies required by the Agent or any Lender in connection with the violation of Hazardous Material Laws), court costs and litigation expenses, arising out of or related to (i) the presence, use, disposal, release or threatened release of any Hazardous Materials on, from or affecting any premises owned or occupied by any Credit Party in violation of or the non-compliance with applicable Hazardous Material Laws, (ii) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Materials, (iii) any lawsuit or other proceeding brought or threatened, settlement reached or governmental order or decree relating to such Hazardous Materials, and/or (iv) complying or coming into compliance with all Hazardous Material Laws (including the cost of any remediation or monitoring required in connection therewith) or any other Requirement of Law; provided, however, that the Borrowers shall have no obligations under this Section 13.5(c) with respect to claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses to the extent arising as a result of the gross negligence or willful misconduct of the Agent or such Lender, as the case may be. The obligations of the Borrowers under this Section 13.5(c) shall be in addition to any and all other obligations and liabilities the Borrowers may have to the Agent or any of the Lenders at common law or pursuant to any other agreement.

13.6 Notices.

(a) Except as expressly provided otherwise in this Agreement (and except as provided in clause (b) below), all notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing and shall be given by personal delivery, by mail, by reputable overnight courier or by facsimile and addressed or delivered to it at its address set forth on Annex III or at such other address as may be designated by such party in a notice to the other parties that complies as to delivery with the terms of this Section 13.6 or posted to an E-System set up by or at the direction of the Agent (as set forth below). The Borrowers hereby appoint the Borrowers’ Representative as their agent for purposes of receipt of any notices to the Borrowers; any notice addressed to and delivered to the Borrowers’ Representative will constitute notice to all of the Borrowers when delivered in accordance with the approved forms of delivery herein. Any notice, if personally delivered or if mailed and properly addressed with postage prepaid and sent by registered or certified mail, shall be deemed given when received or when delivery is refused; any notice, if given to a reputable overnight courier and properly addressed, shall be deemed given two Business Days after the date on which it was sent, unless it is actually received sooner by the named addressee; and any notice, if transmitted by facsimile, shall be deemed given when received. The Agent may, but, except as specifically provided herein, shall not be required to, take any action on the basis of any notice given to it by telephone, but the giver of any such notice shall promptly confirm such notice in writing or by facsimile, and such notice will not be deemed to have been received until such confirmation is deemed received in accordance with the provisions of this Section set forth above. If such telephonic notice conflicts with any such confirmation, the terms of such telephonic notice shall control. Any notice given by the Agent or any Lender to the Borrowers’ Representative shall be deemed to be a notice to all of the Credit Parties.

(b) Notices and other communications provided to the Agent and the Lenders party hereto under this Agreement or any other Loan Document may be delivered or furnished by electronic communication (including email and Internet or intranet websites) pursuant to procedures approved by the Agent. The Agent or the Borrowers may, in their respective discretion, agree to accept notices and other communications to it hereunder by electronic communications (including email and any E-System) pursuant to procedures approved by it. Unless otherwise agreed to in a writing by and among the parties to a particular communication, (i) notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, return email, or other written acknowledgment) and (ii) notices and other communications posted to any E-System shall be deemed received upon the deemed receipt by the intended recipient at its email address as described in the foregoing clause (i) of notification that such notice or other communication is available and identifying the website address therefor.

13.7 Further Action. The Borrowers, from time to time, upon written request of the Agent will make, execute, acknowledge and deliver or cause to be made, executed, acknowledged and delivered, all such further and additional instruments, and take all such further action as may reasonably be required to carry out the intent and purpose of this Agreement or the Loan Documents, and to provide for Advances under and payment of the Notes, according to the intent and purpose herein and therein expressed.

13.8 Successors and Assigns; Participations; Assignments.

(a) This Agreement shall be binding upon and shall inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns.

(b) The foregoing shall not authorize any assignment by the Borrowers of its rights or duties hereunder, and, except as otherwise provided herein, no such assignment shall be made (or be effective) without the prior written approval of the Lenders.

(c) No Lenders may at any time assign or grant participations in such Lender’s rights and obligations hereunder and under the other Loan Documents except (i) by way of assignment to any Eligible Assignee in accordance with clause (d) of this Section, (ii) by way of a participation in accordance with the provisions of clause (e) of this Section or (iii) by way of a pledge or assignment of a security interest subject to the restrictions of clause (f) of this Section (and any other attempted assignment or transfer by any Lender shall be deemed to be null and void).

(d) Each assignment by a Lender of all or any portion of its rights and obligations hereunder and under the other Loan Documents, shall be subject to the following terms and conditions:

(i) each such assignment shall be made on a pro rata basis (or, at the Agent’s discretion, may be made on a non-pro rata basis), and shall be in a minimum amount of the lesser of (x) $5,000,000 or such lesser amount as the Agent shall agree and (y) the entire remaining amount of assigning Lender’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) and the Term Loans; provided however that, after giving effect to such assignment, in no event shall the entire remaining amount (if any) of assigning Lender’s aggregate interest in the Revolving Credit (and participations in any outstanding Letters of Credit) and the Term Loans be less than $5,000,000; and

(ii) the parties to any assignment shall execute and deliver to the Agent an Assignment Agreement substantially (as determined by the Agent) in the form attached hereto as Exhibit K (with appropriate insertions acceptable to the Agent), together with a processing and recordation fee in the amount, if any, required as set forth in the Assignment Agreement.

Until the Assignment Agreement becomes effective in accordance with its terms and is recorded in the Register maintained by the Agent under clause (h) of this Section 13.8, and the Agent has confirmed that the assignment satisfies the requirements of this Section 13.8, the Borrowers and the Agent shall be entitled to continue to deal solely and directly with the assigning Lender in connection with the interest so assigned. From and after the effective date of each Assignment Agreement that satisfies the requirements of this Section 13.8, the assignee thereunder shall be deemed to be a party to this Agreement, such assignee shall have the rights and obligations of a Lender under this Agreement and the other Loan Documents (including without limitation the right to receive fees payable hereunder in respect of the period following such assignment) and the assigning Lender shall relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents.

Upon request, the Borrowers shall execute and deliver to the Agent, new Note(s) payable to the order of the assignee in an amount equal to the amount assigned to the assigning Lender pursuant to such Assignment Agreement, and with respect to the portion of the Indebtedness retained by the assigning Lender, to the extent applicable, new Note(s) payable to the order of the assigning Lender in an amount equal to the amount retained by such Lender hereunder. The Agent, the Lenders and the Borrowers acknowledge and agree that any such new Note(s) shall be given in renewal and replacement of the Notes issued to the assigning Lender prior to such assignment and shall not effect or constitute a novation or discharge of the Indebtedness evidenced by such prior Note, and each such new Note may contain a provision confirming such agreement.

(e) The Borrowers and the Agent acknowledge that each of the Lenders may at any time and from time to time, subject to the terms and conditions hereof, grant participations in such Lender’s rights and obligations hereunder (on a pro rata basis only) and under the other Loan Documents to any Person (other than a natural person or to a Borrower or any of such Borrower’s Affiliates or Subsidiaries); provided that any participation permitted hereunder shall comply with all applicable laws and shall be subject to a participation agreement that incorporates the following restrictions:

(i) such Lender shall remain the holder of its Notes hereunder (if such Notes are issued), notwithstanding any such participation;

(ii) a participant shall not reassign or transfer, or grant any sub-participations in its participation interest hereunder or any part thereof; and

(iii) such Lender shall retain the sole right and responsibility to enforce the obligations of the Credit Parties relating to the Notes and the other Loan Documents, including, without limitation, the right to proceed against any Guarantors, or cause the Agent to do so (subject to the terms and conditions hereof), and the right to approve any amendment, modification or waiver of any provision of this Agreement without the consent of the participant (unless such participant is an Affiliate of such Lender), except for those matters requiring the consent of each of the Lenders under Section 13.10(b) (provided that a participant may exercise approval rights over such matters only on an indirect basis, acting through such Lender and the Credit Parties, the Agent and the other Lenders may continue to deal directly with such Lender in connection with such Lender’s rights and duties hereunder). Notwithstanding the foregoing, however, in the case of any participation granted by any Lender hereunder, the participant shall not have any rights under this Agreement or any of the other Loan Documents against the Agent, any other Lender or any Credit Party; provided, however that the participant may have rights against such Lender in respect of such participation as may be set forth in the applicable participation agreement and all amounts payable by the Credit Parties hereunder shall be determined as if such Lender had not sold such participation. Each such participant shall be entitled to the benefits of Article 11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (d) of this Section, provided that no participant shall be entitled to receive any greater amount pursuant to the provisions of Article 11 than the issuing Lender would have been entitled to receive in respect of the amount of the participation transferred by such issuing Lender to such participant had no such transfer occurred and each such participant shall also be entitled to the benefits of Section 9.6 as though it were a Lender, provided that such participant agrees to be subject to Section 10.3 as though it were a Lender; and

(iv) each participant shall provide the relevant tax form required under Section 13.11.

(f) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Indebtedness or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including its Notes, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

(h) The Borrowers hereby designate the Agent, and Agent agrees to serve, as the Borrowers’ non-fiduciary agent solely for purposes of this Section 13.8(h) to maintain at its principal office in the United States a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders, the Percentages of such Lenders and the principal amount of each type of Advance owing to each such Lender from time to time. The entries in the Register shall be conclusive evidence, absent manifest error, and the Borrowers, the Agent, and the Lenders may treat each Person whose name is recorded in the Register as the owner of the Advances recorded therein for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender (but only with respect to any entry relating to such Lender’s Percentages and the principal amounts owing to such Lender) upon reasonable notice to the Agent and a copy of such information shall be provided to any such party on their prior written request. The Agent shall give prompt written notice to the Borrowers of the making of any entry in the Register or any change in such entry.

(i) Borrowers authorize each Lender to disclose to any prospective assignee or participant which has satisfied the requirements hereunder, any and all financial information in such Lender’s possession concerning the Credit Parties which has been delivered to such Lender pursuant to this Agreement, provided that each such prospective assignee or participant shall execute a confidentiality agreement consistent with the terms of Section 13.11 or shall otherwise agree to be bound by the terms thereof.

(j) Nothing in this Agreement, the Notes or the other Loan Documents, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees and participants permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement, the Notes or the other Loan Documents.

13.9 Counterparts. This Agreement may be executed in several counterparts, and each executed copy shall constitute an original instrument, but such counterparts shall together constitute but one and the same instrument.

13.10 Amendment and Waiver.

(a) No amendment or waiver of any provision of this Agreement or any other Loan Document, nor consent to any departure by any Credit Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Agent and the Majority Lenders (or by the Agent at the written request of the Majority Lenders) or, if this Agreement expressly so requires with respect to the subject matter thereof, by all Lenders (and, with respect to any amendments to this Agreement or the other Loan Documents, by any Credit Party or the Guarantors that are signatories thereto), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. All references in this Agreement to “Lenders” or “the Lenders” shall refer to all Lenders, unless expressly stated to refer to Majority Lenders (or the like).

(b) Notwithstanding anything to the contrary herein,

(i) no amendment, waiver or consent shall increase the stated amount of any Lender’s commitment hereunder without such Lender’s consent;

(ii) no amendment, waiver or consent shall, unless in writing and signed by the Lender or Lenders holding Indebtedness directly affected thereby, do any of the following:

(A) reduce the principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder;

(B) postpone any date fixed for any payment of principal of, or interest on, any outstanding Indebtedness or any Fees or other amounts payable hereunder (except with respect to the payments required under Sections 2.10(b) and 4.8 but including the final scheduled dates of maturity); and

(C) change any of the provisions of this Section 13.10 or the definitions of “Majority Lenders”, “Majority Revolving Credit Lenders”, “Majority Term Loan A Lenders”, “Majority Term Loan B Lenders,” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender; provided that changes to the definition of “Majority Lenders” may be made with the consent of only the Majority Lenders to include the Lenders holding any additional credit facilities that are added to this Agreement with the approval of the appropriate Lenders.

(iii) no amendment, waiver or consent shall, unless in writing and signed by all Lenders, do any of the following:

(A) except as expressly permitted hereunder or under the Collateral Documents, release all or substantially all of the Collateral (provided that neither the Agent nor any Lender shall be prohibited thereby from proposing or participating in a consensual or nonconsensual debtor-in-possession or similar financing), or release any material guaranty provided by any Person in favor of the Agent and the Lenders, provided however that the Agent shall be entitled, without notice to or any further action or consent of the Lenders, to release any Collateral which any Credit Party is permitted to sell, assign or otherwise transfer in compliance with this Agreement or the other Loan Documents or release any guaranty to the extent expressly permitted in this Agreement or any of the other Loan Documents (whether in connection with the sale, transfer or other disposition of the applicable Guarantor or otherwise);

(B) increase the maximum duration of Interest Periods permitted hereunder;

(C) modify Sections 10.2 or 10.3 hereof; or

(D) (x) eliminate or increase the ratio from 1.00 to 1.00 in the definition of “Springing Lien Event”, (y) eliminate or delete the definition of “Springing Lien Event”, or (z) delete or waive the requirements of Section 7.13(a) other than those requirements expressly subject to the Agent’s determination or discretion;

(iv) any amendment, waiver or consent that will (A) reduce the principal of, or interest on, the Swing Line Note, (B) postpone any date fixed for any payment of principal of, or interest on, the Swing Line Note or (C) otherwise affect the rights and duties of the Swing Line Lender under this Agreement or any other Loan Document, shall require the written concurrence of the Swing Line Lender;

(v) any amendment, waiver or consent that will affect the rights or duties of Issuing Lender under this Agreement or any of the other Loan Documents, shall require the written concurrence of the Issuing Lender; and

(vi) any amendment, waiver, or consent that will affect the rights or duties of the Agent under this Agreement or any other Loan Document, shall require the written concurrence of the Agent.

(c) Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove of any amendment, consent, waiver or any other modification to any Loan Document (and all amendments, consents, waivers and other modifications may be effected without the consent of the Defaulting Lenders), except that the foregoing shall not permit, in each case without such Defaulting Lender’s consent, (i) an increase in such Defaulting Lender’s stated commitment amounts, (ii) the waiver, forgiveness or reduction of the principal amount of any Indebtedness owing to such Defaulting Lender (unless all other Lenders affected thereby are treated similarly), (iii) the extension of the final maturity date(s) of such Defaulting Lenders’ portion of any of the Indebtedness or the extension of any commitment to extend credit of such Defaulting Lender, or (iv) any other modification which requires the consent of all Lenders or the Lender(s) affected thereby which affects such Defaulting Lender more adversely than the other affected Lenders (other than a modification which results in a reduction of such Defaulting Lender’s Percentage of any Commitments or repayment of any amounts owing to such Defaulting Lender on a non pro-rata basis).

(d) The Agent shall, upon the written request of the Borrowers, execute and deliver to the Credit Parties such documents as may be necessary to evidence (i) the release of any Lien granted to or held by the Agent upon any Collateral: (A) upon termination of the Revolving Credit Aggregate Commitment and payment in full of all Indebtedness payable under this Agreement and under any other Loan Document; (B) which constitutes property (including, without limitation, Equity Interests in any Person) sold or to be sold or disposed of as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction and including the property of any Subsidiary that is disposed of as permitted hereby) permitted in accordance with the terms of this Agreement; (C) which constitutes property in which a Credit Party owned no interest at the time the Lien was granted or at any time thereafter; or (D) if approved, authorized or ratified in writing by the Majority Lenders, or all the Lenders, as the case may be, as provided in this Section 13.10; or (ii) the release of any

Person from its obligations under the Loan Documents (including without limitation the Guaranty) if all of the Equity Interests of such Person that were held by a Credit Party are sold or otherwise transferred to any transferee other than a Borrower or a Subsidiary of a Borrower as part of or in connection with any disposition (whether by sale, by merger or by any other form of transaction) permitted in accordance with the terms of this Agreement; provided that the Agent shall not be required to execute any such release or subordination agreement under clauses (i) or (ii) above on terms which, in the Agent’s opinion, would expose the Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty or such release shall not in any manner discharge, affect or impair the Indebtedness or any Liens upon any Collateral retained by any Credit Party, including (without limitation) the proceeds of the sale or other disposition, all of which shall constitute and remain part of the Collateral.

(e) Notwithstanding anything to the contrary herein the Agent may, with the consent of the Borrowers only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

(f) Notwithstanding the foregoing, no amendment and restatement of this Agreement which is in all other respects approved by the Lenders in accordance with this Section 13.10 shall require the consent or approval of any Lender (i) which immediately after giving effect to such amendment and restatement, shall have no commitment or other obligation to maintain or extend credit under this Agreement (as so amended and restated), including, without limitation, any obligation to participate in any Letter of Credit and (ii) which, substantially contemporaneously with the effectiveness of such amendment and restatement, shall have received payment in full of all Indebtedness owing to such Lender under the Loan Documents (other than any Indebtedness owing to such Lender in connection with Lender Products or under any Hedging Agreements). From and after the effectiveness of any such amendment and restatement, any such Lender shall be deemed to no longer be a “Lender” hereunder or a party hereto, except that any such Lender shall retain the benefits of indemnification provisions hereof which, by the terms hereof would survive the termination of this Agreement.

Notwithstanding anything to the contrary contained in this Section 13.10, (A) the Agent is hereby authorized by the Lenders to approve the forms of Collateral Documents as contemplated herein, and to enter into any Loan Documents in such forms as approved by it on or prior to the Effective Date (and thereafter as contemplated by the provisions of this Agreement), (B) the Agent shall be permitted to agree to the form of, and approve such modifications to, the Schedules hereto on or prior to the Effective Date as shall be reasonably satisfactory to the Agent, (C) the Borrowers and the Agent may (and the Borrowers, solely to the extent required pursuant to the Fee Letter, shall), without the input or consent of the Lenders, effect amendments to this Agreement and the other Loan Documents as may be necessary or appropriate in the opinion of the Agent in connection with the syndication of the Indebtedness that are consistent with the market flex provisions of the Fee Letter or, with the consent of the Borrowers, otherwise not materially adverse to the Lenders, (D) if the Agent and the Borrowers have jointly identified an obvious error or any error or omission, in each case, in any Loan Document, then the Agent and the Borrowers shall be permitted to amend such provision without the input or consent of the Lenders and (E) any guarantees, Collateral Documents and related documents executed by the Borrowers or any Subsidiaries in connection with this Agreement may be in a form reasonably determined by the Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Agent at the request of the Borrowers without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (x) to comply with local Law or advice of local counsel, (y) to cure ambiguities, omissions, mistakes or defects or (z) to cause such guarantee, Collateral Document or other document to be consistent with this Agreement and the other Loan Documents.

13.11 Confidentiality. The Agent and each Lender agrees that it will not disclose without the prior consent of the Borrowers (other than to its employees, its Subsidiaries, another Lender, an Affiliate of a Lender or to its auditors or counsel) any information with respect to the Credit Parties which is furnished pursuant to this Agreement or any of the other Loan Documents; provided that any Lender may disclose any such information (a) as has become generally available to the public or has been lawfully obtained by such Lender from any third party under no duty of confidentiality to any Credit Party, (b) as may be required or appropriate in any report, statement or testimony submitted to, or in respect to any inquiry, by, any municipal, state or federal regulatory body having or claiming to have jurisdiction over such Lender, including the Board of Governors of the Federal Reserve System of the United States, the Office of the Comptroller of the Currency or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (c) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (d) in order to comply with any law, order, regulation, ruling or other requirement of law applicable to such Lender, and (e) to any prospective assignee or participant in accordance with Section 13.8(f) hereof.

13.12 Substitution or Removal of Lenders.

If (a) the obligation of any Lender to make Eurodollar-based Advances has been suspended pursuant to Section 11.3 or 11.4, (b) any Lender has demanded compensation under Section 3.4(c), 11.5 or 11.6 or (c) any Lender has become a Defaulting Lender or has not approved an amendment, waiver or other modification of this Agreement, if such amendment, waiver or modification has been approved by the Majority Lenders and the consent of such Lender is required (in each case, an “Affected Lender”), then the Borrowers shall have the following rights in addition to any other rights or remedies it may have hereunder.

(i) Subject to Section 13.8, the Borrowers may, with the assistance of the Agent, seek a substitute Lender or Lenders which may be one or more of the Lenders (the “Purchasing Lender” or “Purchasing Lenders”) to purchase the Advances of the Term Loan of such Affected Lender, and require the Affected Lender to sell its Advances of the Term Loan, and assign its interest therein within two Business Days after receiving notice from the Borrowers requiring it to do so, at an aggregate price equal to the outstanding principal amount thereof, plus unpaid interest accrued thereon up to but excluding the date of the sale, payable (in immediately available funds) in cash. In connection with any such sale, and as a condition thereof, the Borrowers shall pay to the Affected Lender all fees accrued for its account hereunder to but excluding the date of such sale, plus, if demanded by the Affected Lender within 10 Business Days after such sale, (x) the amount of any compensation which would be due to the Affected Lender under Section 11.1 if the Borrowers had prepaid the outstanding Eurodollar-based Advances of the Affected Lender on the date of such sale (unless such Affected Lender is a Defaulting Lender, in which case no such compensation shall be due) and (y) any additional compensation accrued for its account under Sections 3.4(c), 11.5 and 11.6 to but excluding said date. Upon such sale, the Purchasing Lender or Purchasing Lenders shall assume the Affected Lender’s commitment, and the Affected Lender shall be released from its obligations hereunder to a corresponding extent. The Affected Lender, as assignor, such Purchasing Lender, as assignee, the Borrowers and the Agent, shall enter into an Assignment Agreement pursuant to Section 13.8, whereupon such Purchasing Lender shall be a Lender party to this Agreement, shall be deemed to be an assignee hereunder and shall have all the rights and obligations of a Lender with the applicable Percentages of the Term Loan of the Affected Lender, provided, however, that if the Affected Lender does not execute such Assignment Agreement within two Business Days of receipt thereof, the Agent may execute the Assignment Agreement as the Affected Lender’s attorney-in-fact. Each of the Lenders hereby irrevocably constitutes and appoints the Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full power and authority in the name of such Lender or in its own name to execute and deliver an Assignment Agreement while such Lender is an Affected Lender hereunder (such power of attorney to be deemed coupled with an interest and irrevocable). In connection with any assignment pursuant to this Section 13.12, the Borrowers or the Purchasing Lender shall pay to the Agent the administrative fee for processing such assignment referred to in Section 13.8.

13.13 Withholding Taxes.

(a) Each Lender that is not a “United States person,” within the meaning of Section 7701(a)(30) of the Internal Revenue Code (each, a “Non-U.S. Lender”) that, at any of the following times, is entitled to an exemption from United States withholding tax or, after a change in any Requirement of Law, is subject to such withholding tax at a reduced rate under an applicable tax treaty, shall (i) on or prior to the date such Lender becomes a Non-U.S. Lender hereunder, (ii) on or prior to the date on which any such form or certification expires or becomes obsolete (to the extent such Lender has actual knowledge thereof, or is so advised in writing by the Borrowers), (iii) after the occurrence of any event requiring a change in the most recent form of certification previously delivered by it pursuant to this clause (a) (to the extent such Lender has actual knowledge thereof, or is so advised in writing by the Borrowers) and (iv) from time to time if reasonably requested by the Borrowers or Agent, provide Agent and the Borrowers with such properly completed and executed documentation prescribed by applicable law as will permit payments to such Lender to be made without withholding, or at a reduced rate of withholding, as the case may be. Without limiting the generality of the foregoing, each Non-U.S. Lender shall deliver originals of the following (in such number as shall be reasonably requested by the recipient), as applicable: (A) Forms

W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business), W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) and/or W-8IMY or any successor forms, (B) in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Internal Revenue Code, Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form and a certificate that such Non-U.S. Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (2) a “10 percent shareholder” of the Borrowers within the meaning of Section 881(c)(3)(B) of the Internal Revenue Code or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Internal Revenue Code or (C) any other applicable document prescribed by the Internal Revenue Service certifying as to the entitlement of such Non-U.S. Lender to such exemption from United States withholding tax or such reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents, all as reasonably requested by the Borrowers or the Agent. Unless the Borrowers and the Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Non-U.S. Lender are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Agent may (and shall, if directed to do so by the Borrowers) withhold amounts required to be withheld by applicable requirements of law from such payments at the applicable statutory rate.

(b) Each Lender that is a “United States person,” within the meaning of Section 7701(a)(30) of the Internal Revenue Code (each a “U.S. Lender”) shall (i) on or prior to the date such Lender becomes a “U.S. Lender” hereunder, (ii) on or prior to the date on which any such form or certification expires or becomes obsolete (to the extent such Lender has actual knowledge thereof, or is so advised in writing by Borrowers), (iii) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (b) (to the extent such Lender has actual knowledge thereof, or is so advised in writing by the Borrowers) and (iv) from time to time if requested by the Borrowers or Agent, provide Agent and the Borrowers with two completed originals of Form W-9 (certifying that such U.S. Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form.

(c) If a payment made to a Non-U.S. Lender would be subject to United States federal withholding tax imposed by FATCA if such Non-U.S. Lender fails to comply with the applicable reporting requirements of FATCA, such Non-U.S. Lender shall deliver to the Agent and the Borrowers any documentation under any requirement of law or reasonably requested by any Agent or the Borrowers sufficient for the Agent or the Borrowers to comply with their obligations under FATCA and to determine that such Non-U.S. Lender has complied with such applicable reporting requirements.

(d) Promptly upon notice from the Agent of any determination by the Internal Revenue Service that any payments previously made to such Lender hereunder were subject to United States income tax withholding when made (or subject to withholding at a higher rate than that applied to such payments), such Lender shall pay to the Agent the excess of the aggregate amount required to be withheld from such payments over the aggregate amount (if any) actually withheld by the Agent, provided that, following any such payment, such Lender shall retain all of its rights and remedies against the Borrowers with respect thereto.

13.14 Taxes and Fees. Should any stamp, documentary or other tax (other than any tax resulting from a Lender’s failure to comply with Section 13.13 or any Excluded Taxes), or recording or filing fee become payable in respect of this Agreement or any of the other Loan Documents or any amendment, modification or supplement hereof or thereof, the Borrowers agree to pay the same, together with any interest or penalties thereon arising from any Borrower’s actions or omissions, and agrees to hold the Agent and the Lenders harmless with respect thereto; provided, however, that the Borrowers shall not be responsible for any such interest or penalties which were incurred prior to the date that notice is given to the Credit Parties of such tax, fees or other charges. Notwithstanding the foregoing, nothing contained in this Section 13.14 shall affect or reduce the rights of any Lender or the Agent under Section 11.5.

13.15 WAIVER OF JURY TRIAL. THE LENDERS, THE AGENT AND THE BORROWERS KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY RELATED INSTRUMENT OR AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTION OF ANY OF THEM. NEITHER THE LENDERS, THE AGENT NOR THE BORROWERS SHALL SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY SUCH ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE LENDERS AND THE AGENT OR THE BORROWERS EXCEPT BY A WRITTEN INSTRUMENT EXECUTED BY ALL OF THEM.

13.16 USA Patriot Act Notice. Pursuant to Section 326 of the USA Patriot Act, the Agent and the Lenders hereby notify the Credit Parties that if they or any of their Subsidiaries open an account, including any loan, deposit account, treasury management account, or other extension of credit with Agent or any Lender, the Agent or the applicable Lender will request the applicable Person’s name, tax identification number, business address and other information necessary to identify such Person (and may request such Person’s organizational documents or other identifying documents) to the extent necessary for the Agent and the applicable Lender to comply with the USA Patriot Act.

13.17 Complete Agreement; Conflicts. This Agreement, the Notes (if issued), any Requests for Revolving Credit Advance, Requests for Swing Line Advance and Term Loan Rate Requests, and the Loan Documents contain the entire agreement of the parties hereto, superseding all prior agreements, discussions and understandings relating to the subject matter hereof, and none of the parties shall be bound by anything not expressed in writing. In the event of any conflict between the terms of this Agreement and the other Loan Documents, this Agreement shall govern. THIS WRITTEN AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

13.18 Severability. In case any one or more of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining obligations of the Credit Parties shall not in any way be affected or impaired thereby, and such invalidity, illegality or unenforceability in one jurisdiction shall not affect the validity, legality or enforceability of the obligations of the Credit Parties under this Agreement, the Notes or any of the other Loan Documents in any other jurisdiction.

13.19 Table of Contents and Headings; Section References. The table of contents and the headings of the various subdivisions hereof are for convenience of reference only and shall in no way modify or affect any of the terms or provisions hereof and references herein to “sections,” “subsections,” “clauses,” “paragraphs,” “subparagraphs,” “exhibits” and “schedules” shall be to sections, subsections, clauses, paragraphs, subparagraphs, exhibits and schedules, respectively, of this Agreement unless otherwise specifically provided herein or unless the context otherwise clearly indicates.

13.20 Construction of Certain Provisions. If any provision of this Agreement or any of the Loan Documents refers to any action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

13.21 Independence of Covenants. Each covenant hereunder shall be given independent effect (subject to any exceptions stated in such covenant) so that if a particular action or condition is not permitted by any such covenant (taking into account any such stated exception), the fact that it would be permitted by an exception to, or would be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default.

13.22 Electronic Transmissions.

(a) Each of the Agent, the Credit Parties, the Lenders, and each of their Affiliates is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein. The Borrowers and each other Credit Party hereby acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b) All uses of an E-System shall be governed by and subject to, in addition to Section 13.6 and this Section 13.22, separate terms and conditions posted or referenced in such E-System and related contractual obligations executed by the Agent, the Credit Parties and the Lenders in connection with the use of such E-System.

(c) All E-Systems and Electronic Transmissions shall be provided “as is” and “as available”. None of the Agent or any of its Affiliates, nor any Borrower or any of their respective Affiliates warrants the accuracy, adequacy or completeness of any E-Systems or Electronic Transmission, and each disclaims all liability for errors or omissions therein. No warranty of any kind is made by the Agent or any of its Affiliates, or any Borrower or any of their respective Affiliates in connection with any E-Systems or Electronic Transmission, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects. The Agent, the Borrowers and their Subsidiaries, and the Lenders agree that the Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System. The Agent and the Lenders agree that the Borrowers have no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

13.23 Advertisements. The Agent and the Lenders may disclose the names of the Credit Parties and the existence of the Indebtedness in general advertisements and trade publications.

13.24 Reliance on and Survival of Provisions. All terms, covenants, agreements, representations and warranties of the Credit Parties to any of the Loan Documents made herein or in any of the Loan Documents or in any certificate, report, financial statement or other document furnished by or on behalf of any Credit Party in connection with this Agreement or any of the Loan Documents shall be deemed to have been relied upon by the Lenders, notwithstanding any investigation heretofore or hereafter made by any Lender or on such Lender’s behalf, and those covenants and agreements of the Borrowers set forth in Section 13.5 (together with any other indemnities of any Credit Party contained elsewhere in this Agreement or in any of the other Loan Documents) and of Lenders set forth in Section 12.7 shall survive the repayment in full of the Indebtedness and the termination of any commitment to extend credit.

13.25 Joint and Several Liability. Each Borrower agrees as follows:

(a) It is jointly and severally, directly, and primarily liable to Lenders for payment in full of the Indebtedness and that such liability is independent of the duties, obligations and liabilities of each Borrower. This Agreement, the Notes and each other Loan Document are a primary and original obligation of each Borrower, are not the creation of a surety relationship, and are an absolute, unconditional, and continuing promise of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law or any invalidity or irregularity with respect to the Loan Documents. Each Borrower acknowledges that the obligations of such Borrower undertaken herein might be construed to consist, at least in part, of the guaranty of obligations of persons or entities other than such Borrower (including any other Borrower party hereto) and, in full recognition of that fact, each Borrower consents and agrees that Lenders may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation, or revocation of this Agreement, the Notes and the other Loan Documents by any one or more Borrowers, and without affecting the enforceability or continuing effectiveness hereof as to each Borrower: (a) supplement, restate, modify, amend, increase, decrease, extend, renew, accelerate, or otherwise change the time for payment or the terms of the Indebtedness or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (b) supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval, or consent with respect to, the Indebtedness or any part thereof, or any of the Loan Documents or any additional security or guaranties, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (c) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Indebtedness or any part thereof; (d) accept partial payments on the Indebtedness; (e) receive and hold additional security or guaranties for the Indebtedness or any part thereof; (f) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer, or enforce any security or guaranties, and apply any security and direct the order or manner of sale thereof as Lenders in their sole and absolute discretion may determine; (g) release any Person from any personal liability with respect to the Indebtedness or any part thereof; (h) settle, release on terms satisfactory to Lenders or by operation of applicable laws, or otherwise liquidate or enforce any Indebtedness and any security therefor or guaranty thereof in any manner, consent to the transfer of any security and bid and purchase at any sale; or (i) consent to the merger, change, or any other restructuring or termination of the corporate or partnership existence of any Borrower or any other Person, and correspondingly restructure the Indebtedness, and any such merger, change, restructuring, or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Indebtedness.

(b) Upon the occurrence and during the continuance of any Event of Default, Lenders may enforce this Agreement, the Notes and the other Loan Documents independently as to each Borrower and independently of any other remedy or security Lenders at any time may have or hold in connection with the Indebtedness, and it shall not be necessary for Agent, or any Lender, to marshal assets in favor of any Borrower or any other Person or to proceed upon or against or exhaust any security or remedy before proceeding to enforce this Agreement, the Notes and the other Loan Documents. Each Borrower expressly waives any right to require Agent, or any Lender, to marshal assets in favor of any Borrower or any other Person or to proceed against any other Borrower or any Collateral provided by any Person, and agrees that Agent, on behalf of the Lenders, may proceed against Borrowers or any Collateral in such order as it shall determine in its sole and absolute discretion.

(c) Agent may file a separate action or actions against any Borrower, whether action is brought or prosecuted with respect to any security or against any other person, or whether any other person is joined in any such action or actions. Each Borrower agrees that Agent and any Borrower and any Affiliate of any Borrower may deal with each other in connection with the Indebtedness or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the continuing efficacy of this Agreement, the Notes or the other Loan Documents.

(d) To the maximum extent permitted by applicable law and to the extent that a Borrower is deemed a guarantor, each Borrower expressly waives any and all defenses now or hereafter arising or asserted by reason of (i) any disability or other defense of any other Borrower with respect to the Indebtedness, (ii) the unenforceability or invalidity of any security or guaranty for the Indebtedness or lack of perfection or continuing perfection or failure of priority of any security for the Indebtedness, (iii) the cessation for any cause whatsoever of the liability of any other Borrower (other than by reason of the full payment and performance of all Indebtedness), (iv) any failure of the Agent to marshal assets in favor of Agent, on behalf of the Lenders, or any Borrower or any other person, (v) any failure of Agent to give notice of sale or other disposition of collateral to any Borrower or any other Person or any defect in any notice that may be given in connection with any sale or disposition of collateral, (vi) any failure of Lenders to comply with applicable law in connection with the sale or other disposition of any collateral or other security for any Indebtedness, including any failure of Agent to conduct a commercially reasonable sale or other disposition of any collateral or other security for any Indebtedness, (vii) any act or omission of Agent or others that directly or indirectly results in or aids the discharge or release of any Borrower or the Indebtedness or any security or guaranty therefor by operation of law or otherwise, (viii) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety’s or guarantor’s obligation in proportion to the principal obligation, (ix) any failure of Agent to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (x) the election by Agent of the application or non-application of Section 1111(b)(2) of the United States Bankruptcy Code, (xi) any extension of credit or the grant of any lien under Section 364 of the United States Bankruptcy Code, (xii) any use of cash collateral under Section 363 of the United States Bankruptcy Code, (xiii) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person, (xiv) the avoidance of any lien in favor of Agent or any Lender for any reason, or (xv) any action taken by Agent or any Lender that is authorized by this Agreement or any other provision of any Loan Document. Until such time as all of the Indebtedness have been fully, finally, and indefeasibly paid in full in cash: (A) each Borrower hereby waives and postpones any right of subrogation it has or may have as against any other Borrower with respect to the Indebtedness; and (B) in addition, each Borrower also hereby waives and postpones any right to proceed or to seek recourse against or with respect to any property or asset of any other Borrower. Each Borrower expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Indebtedness, and all notices of acceptance of this Agreement or the other Loan Documents or of the existence, creation or incurring of new or additional Indebtedness.

(e) In the event that all or any part of the Indebtedness at any time are secured by any one or more deeds of trust or mortgages or other instruments creating or granting liens on any interests in real property, each Borrower authorizes Agent, on behalf of the Lenders, upon the occurrence of and during the continuance of any Event of Default, at its sole option, without notice or demand and without affecting the obligations of any Borrower, the enforceability of this Agreement and the other Loan Documents, or the validity or enforceability of any liens of Lenders, to foreclose any or all of such deeds of trust or mortgages or other instruments by judicial or nonjudicial sale.

(f) Without limiting the generality of any other waiver or other provision set forth in this Agreement, each Borrower waives all rights and defenses that such Borrower may have because the Indebtedness is secured by real property. This means, among other things:

(i) Agent, on behalf of the Lenders, may collect from any Borrower without first foreclosing on any real or personal property pledged as Collateral by any other Borrower to secure the Indebtedness.

(ii) If Agent, on behalf of the Lenders, forecloses on any real property pledged as Collateral by any Borrower:

(A) the amount of the debt may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price; and

(B) Agent, on behalf of the Lenders, may collect from any Borrower even if Agent, on behalf of Lenders, by foreclosing on the real property pledged as Collateral, has destroyed any right that a Borrower may have to collect from any other Borrower.

This is an unconditional and irrevocable waiver of any rights and defenses each Borrower may have because the Indebtedness is secured by real property.

(g) To the fullest extent permitted by applicable law, to the extent that a Borrower is deemed a guarantor, each Borrower expressly waives any defenses to the enforcement of this Agreement and the other Loan Documents or any rights of Lenders created or granted hereby or to the recovery by Lenders against any Borrower or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale, even though such a foreclosure or sale may impair the subrogation rights of Borrowers and may preclude Borrowers from obtaining reimbursement or contribution from other Borrowers. To the fullest extent permitted by applicable law, each Borrower expressly waives any suretyship defenses or benefits that it otherwise might or would have under applicable law. WITHOUT LIMITING THE GENERALITY OF ANY OTHER WAIVER OR OTHER PROVISION SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH BORROWER WAIVES ALL RIGHTS AND DEFENSES ARISING OUT OF AN ELECTION OF REMEDIES BY LENDERS, EVEN THOUGH THAT ELECTION OF REMEDIES, SUCH AS A NONJUDICIAL FORECLOSURE WITH RESPECT TO SECURITY FOR THE INDEBTEDNESS, HAS DESTROYED SUCH BORROWER’S RIGHTS OF SUBROGATION AND REIMBURSEMENT AGAINST THE OTHER BORROWERS BY OPERATION OF LAW OR OTHERWISE.

13.26 Amendment and Restatement. This Agreement amends and restates in its entirety the Prior Agreement. The execution of this Agreement and the other Loan Documents executed in connection herewith does not extinguish the indebtedness outstanding in connection with the Prior Agreement nor does it constitute a novation with respect to such indebtedness. THE BORROWERS REPRESENT AND WARRANT THAT AS OF THE DATE HEREOF THERE ARE NO CLAIMS OR OFFSETS AGAINST OR DEFENSES OR COUNTERCLAIMS TO THEIR OR ANY OBLIGATED PARTIES’ OBLIGATIONS UNDER THE PRIOR AGREEMENT AND THE OTHER LOAN DOCUMENTS. On the date hereof, with respect to the Lenders party to the Prior Agreement which are continuing as Lenders under this Agreement (the “Continuing Lenders”), the Agent shall make the appropriate allocations and adjustments in the initial funding instructions to the Lenders to reflect the modifications affected by the Loan Documents to each Continuing Lender’s Commitment.

[Remainder of Page Intentionally Left Blank]

WITNESS the due execution hereof as of the day and year first above written.

BORROWERS: RETAILMENOT, INC.

By:	/s/ G. Cotter Cunningham
G. Cotter Cunningham President and Chief Executive Officer

SPECTRAWIDE ACQUISITION CO., LLC, CSB ACQUISITION CO., LLC, CLTD ACQUISITION CO., LLC, SMALLPONDS, LLC, DEALS.COM, LLC, RNOT, LLC, and WSM CV, LLC

By:	RetailMeNot, Inc.,
as sole member of each entity listed above

	By:	/s/ G. Cotter Cunningham
G. Cotter Cunningham President and Chief Executive Officer

Amended and Restated Revolving Credit and Term Loan Agreement – Signature Page

AGENT AND LENDERS: COMERICA BANK, as Administrative Agent, Swing Line Lender, Issuing Lender and a Lender

By:	/s/ Stephen P. Bitter
Stephen P. Bitter Vice President

Amended and Restated Revolving Credit and Term Loan Agreement – Signature Page

REGIONS BANK, as Syndication Agent and a Lender

By:	/s/ Gregory H. Jones
Name:	Gregory H. Jones
Title:	Senior Vice President

Amended and Restated Revolving Credit and Term Loan Agreement – Signature Page

ROYAL BANK OF CANADA, as a Lender

By:	/s/ Kamran Khan
Name:	Kamran Khan
Title:	Authorized Signatory

Amended and Restated Revolving Credit and Term Loan Agreement – Signature Page

AMEGY BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Monica Libbey
Name:	Monica Libbey
Title:	Vice President

Amended and Restated Revolving Credit and Term Loan Agreement – Signature Page

AMERICAN BANK, as a Lender

By:	/s/ Philip Wright
Name:	Philip Wright
Title:	Senior Lender

Amended and Restated Revolving Credit and Term Loan Agreement – Signature Page

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Daryl Parrish
Name:	Daryl Parrish
Title:	Vice President

Amended and Restated Revolving Credit and Term Loan Agreement – Signature Page

FIFTH THIRD BANK, as a Lender

By:	/s/ John M. Bebb
Name:	John M. Bebb
Title:	Vice President

Amended and Restated Revolving Credit and Term Loan Agreement – Signature Page

TEXAS CAPITAL BANK, N.A., as a Lender

By:	/s/ Chris Wheeler
Name:	Chris Wheeler
Title:	Executive Vice President

Amended and Restated Revolving Credit and Term Loan Agreement – Signature Page

SQUARE 1 BANK, as a Lender

By:	/s/ David McLaughlin
Name:	David McLaughlin
Title:	SVP

Amended and Restated Revolving Credit and Term Loan Agreement – Signature Page

Annex I

Applicable Margin Grid

Revolving Credit and Term Loan Facilities

(basis points per annum)

Basis for Pricing	Level I	Level II
Consolidated Funded Debt/EBITDA	<1.00:1.00	≥ 1.00:1.0
Revolving Credit Eurodollar Margin	200	250
Revolving Credit Base Rate Margin	100	150
Revolving Credit Facility Fee	50.0	50.0
Letter of Credit Fees (exclusive of facing fees)	200	250
Term Loan A Eurodollar Margin	262.5	312.5
Term Loan A Base Rate Margin	162.5	212.5
Term Loan B Eurodollar Margin	262.5	312.5
Term Loan B Base Rate Margin	162.5	212.5

Definitions as set forth in the Agreement.

Level I pricing shall be in effect until the delivery of the financial statements for the quarter ending June 30, 2013, after which time the pricing grid shall govern.

Annex I – Solo Page

Annex II

Percentages and Allocations

Revolving Credit and Term Loan Facilities

Lenders	Revolving Credit and Term Loan B Percentage	Revolving Credit and Term Loan B Allocations	Term Loan A Percentage	Term Loan A Allocations	Weighted Percentage
Comerica Bank	28.50%	$32,775,000.00	28.50%	$9,975,000.00	28.50%
Regions Bank	17.50%	$20,125,000.00	17.50%	$6,125,000.00	17.50%
Texas Capital Bank, N.A.	11.50%	$13,225,000.00	11.50%	$4,025,000.00	11.50%
Fifth Third Bank	11.50%	$13,225,000.00	11.50%	$4,025,000.00	11.50%
JPMorgan Chase Bank, N.A.	10.00%	$11,500,000.00	10.00%	$3,500,000.00	10.00%
Square 1 Bank	7.00%	$8,050,000.00	7.00%	$2,450,000.00	7.00%
Amegy Bank National Association	5.00%	$5,750,000.00	5.00%	$1,750,000.00	5.00%
American Bank	5.00%	$5,750,000.00	5.00%	$1,750,000.00	5.00%
Royal Bank of Canada	4.00%	$4,600,000.00	4.00%	$1,400,000.00	4.00%
TOTALS	100%	$115,000,000.00	100%	$35,000,000.00	100.0000000%

Annex II – Solo Page

Annex III

Notices

1.	Borrowers and their subsidiaries:

RetailMeNot, Inc.

301 Congress Avenue

Suite 700

Austin, Texas 78701

Attn: President

With a copy to:

DLA Piper

500 Eighth Street, NW

Washington, DC 20004

Attn: Rick Marks

Facsimile: 202-799-5202

2.	Comerica Bank, As Agent:

Comerica Bank Center

Attn: Corporate Finance - MC 3289

411 W. Lafayette St.

Detroit, Michigan 48226

Telephone: 313-222-4280

Facsimile: 313-222-9434

For Advance Requests and/or Pay-Downs: corpfinadmin@comerica.com

For Reporting Requirements: reportingcorpfin@comerica.com

3.	Comerica Bank, As Lender:

Comerica Bank

300 West 6th Street

Suite 2250

Austin, Texas 78701

Attn: Stephen P. Bitter

Facsimile: 512-427-7178

With a copy to:

Winstead PC

500 Winstead Building

2728 N. Harwood Street

Dallas, Texas 75201

Attn: Joe T. Hyde

Facsimile: 214-745-5390

Annex III – Solo Page

Schedule 1.1

Compliance Information

Correct Legal Name	Address	Type of Organization	Jurisdiction of Organization	Tax identification number and other identification numbers
RetailMeNot, Inc.	301 Congress Avenue Suite 700 Austin, Texas 78701	Corporation	Delaware	4424140

Spectrawide Acquisition Co., LLC	301 Congress Avenue Suite 700 Austin, Texas 78701	Limited Liability Company	Delaware	4749566

CSB Acquisition Co., LLC	301 Congress Avenue Suite 700 Austin, Texas 78701	Limited Liability Company	Delaware	4749560

CLTD Acquisition Co., LLC	301 Congress Avenue Suite 700 Austin, Texas 78701	Limited Liability Company	Delaware	4749562

Smallponds, LLC	301 Congress Avenue Suite 700 Austin, Texas 78701	Limited Liability Company	Delaware	4749596

Deals.com, LLC	301 Congress Avenue Suite 700 Austin, Texas 78701	Limited Liability Company	Delaware	4814776

RNOT, LLC	301 Congress Avenue Suite 700 Austin, Texas 78701	Limited Liability Company	Delaware

WSM CV, LLC	301 Congress Avenue Suite 700 Austin, Texas 78701	Limited Liability Company	Delaware

Schedule 1.1 – Solo Page